AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 13, 2004
                                                    REGISTRATION NO. 333-118334

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             AVAX Technologies, Inc.
                 (Name of small business issuer in its charter)

               DELAWARE                                  2836                                13-3575874
       State of jurisdiction of              (Primary Standard Industrial       (I.R.S. Employer Identification No.)
     incorporation or organization            Classification Code Number)

                              2000 HAMILTON STREET
                                    SUITE 204
                        PHILADELPHIA, PENNSYLVANIA 19130
                                 (215) 241-9760
                                WWW.AVAX-TECH.COM
          (Address and telephone number of principal executive offices)


                                                                                        COPY TO:

                              RICHARD P. RAINEY                                  RICHARD M. WRIGHT, JR.
                                  PRESIDENT                                       GILMORE & BELL, P.C.
                             2000 HAMILTON STREET                                 2405 GRAND BOULEVARD
                                  SUITE 204                                            SUITE 1100
                       PHILADELPHIA, PENNSYLVANIA 19130                        KANSAS CITY, MISSOURI 64108
                                (215) 241-9760                                       (816) 221-1000
        (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]




     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 13, 2004

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THIS REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                             AVAX TECHNOLOGIES, INC.

                                28,010,497 SHARES

                                  COMMON STOCK



     The selling stockholders listed on page 39 of this prospectus may sell up to 28,010,497 shares of our common stock. At any time, without notifying us, the selling stockholders can sell all or a portion of the common stock offered in this prospectus. The selling stockholders can sell the common stock to buyers directly or through underwriters, brokers, dealers or agents. The sale price for the common stock may be either a price negotiated between the selling stockholder and the buyer, or the prevailing market price of the common stock at the time of the sale. We will not receive any proceeds from the sale of shares by the selling stockholders.

     Our common stock is traded on the OTC Bulletin Board under the symbol "AVXT.OB." On October 8, 2004, the last reported sale price of our common stock was $0.12.


                                   ----------


     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3.


                                   ----------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------












               THE DATE OF THIS PROSPECTUS IS __________ __, 2004

                             ----------------------
                                TABLE OF CONTENTS
                             ----------------------

                                                                            PAGE

PROSPECTUS SUMMARY............................................................1

RISK FACTORS..................................................................3

FORWARD-LOOKING STATEMENTS....................................................8

USE OF PROCEEDS...............................................................8

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................9

DIVIDEND POLICY...............................................................9

PLAN OF OPERATION............................................................10

BUSINESS.....................................................................19

MANAGEMENT...................................................................31

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............37

SELLING STOCKHOLDERS.........................................................38

PLAN OF DISTRIBUTION.........................................................40

DESCRIPTION OF CAPITAL STOCK.................................................41

LEGAL MATTERS................................................................43

EXPERTS......................................................................43

WHERE YOU CAN FIND MORE INFORMATION..........................................43

CONSOLIDATED FINANCIAL STATEMENTS...........................................F-1

                              --------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, THE INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE USING THIS PROSPECTUS WILL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER ITS DATE.

                            -------------------------

                               PROSPECTUS SUMMARY

     THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING. WE ENCOURAGE YOU TO READ THIS ENTIRE PROSPECTUS, INCLUDING THE RISK FACTORS SECTION AND THE FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.


OUR BUSINESS

     We are a development stage biopharmaceutical company engaged in the development and potential commercialization of products and technologies for the treatment of cancer and other life-threatening diseases. In 1995, we identified research being conducted by Dr. David Berd, an oncologist and professor at Thomas Jefferson University (TJU) in Philadelphia, and licensed the rights and the patents related to Dr. Berd's research. We are a typical development stage biotech company in that we are not currently generating any significant revenue from our proposed products, and we have not yet made a profit.

     We are primarily focusing our efforts on the development of immunotherapies for the treatment of cancer. Historically, chemotherapies have been the only accepted post-surgical treatment for cancer. Chemotherapy is the prevention or treatment of disease by administering chemicals or drugs. Alternatively, immunotherapy is the treatment of disease or infection by stimulating the body's immune system through a process of immunization. When a person is immunized for a particular disease or infection, that person is injected with portions of or all of the disease agent itself, which stimulates the body's immune system to fight the foreign agent. In this way, he or she builds up immunity to the disease or infection. Immunotherapies that are being developed to treat cancer are intended to act in the same way. Through our agreement with Thomas Jefferson University and Dr. Berd, we are researching and attempting to develop a safe, effective immunotherapy for the treatment of cancer.

     Our leading product candidate is an autologous cell vaccine (AC Vaccine) referred to as M-Vax, which is designed as an immunotherapy for the post-surgical treatment of late stage (stages 3 and 4) melanoma. Autologous cell vaccine means a vaccine produced from the patient's own cancer cells. Melanoma is a highly malignant tumor that can spread so rapidly that it can be fatal within months of diagnosis. We believe that M-Vax is the first immunotherapy to suggest, from clinical trial results, that its use may result in a significant improvement in the survival rate for patients with stage 3 melanoma.

     In 2002, we filed two Investigational New Drug (IND) applications with the U.S. Food and Drug Administration (the FDA). Although the applications were approved, we have not yet activated the INDs. We do not have any drug products that have been approved by the FDA and are not currently engaged in clinical testing of any products in the U.S. We cannot currently anticipate when, if ever, we will have drug products in the U.S. market.

     In France, we are in the process of preparing a Biological License Application (BLA) filing with AFSSAPS (the French counterpart of the FDA) for the treatment of stage 3 melanoma patients. In November 2003, we held a pre-BLA meeting with AFSSAPS representatives to discuss revisions to the manufacturing of the AC Vaccine, the planned testing of the final product and our desire to file our BLA utilizing the data generated to date. We intend to complete the preparation of our BLA and to submit it to AFSSAPS in 2004.

     In December 2003/January 2004, we filed two INDs in France for use of the AC Vaccine for hepatic and peritoneal cancer, which will also include patients that have ovarian and colorectal cancers that have metastasized to these locations. We believe that the AC Vaccine is a technology that has application in a broad spectrum of solid tumor cancers. By initiating and completing these trials for other cancer indications, we are seeking to demonstrate this.

     The regulatory approval process for new drugs in France is substantially similar to the process in the U.S. The primary difference between the U.S. and French regulatory processes is new regulations first published by AFSSAPS in 2002 specific to the regulation of cell and gene therapies (which includes the AC Vaccine technology). These regulations are new, and our planned BLA filing in France for M-Vax will be one of the first autologous products to be covered by these new regulations. Accordingly, the regulatory approval path for this and other products in France subject to these new regulations is likely to continue to evolve.

     In 2003 and continuing in 2004, we have made M-Vax available for sale on a compassionate use basis in various European countries. Compassionate use is considered for patients who have failed to respond to accepted standards of care for their cancer and are facing a prognosis of death. Compassionate use of M-Vax has been permitted by regulatory authorities in France, Spain and Belgium (even though there is no approval for marketing of M-Vax in those countries) when the patient's prognosis is death and there are no alternative treatments available to the patient. We treated one patient on a compassionate use basis in 2003, and have treated or in the process of treating eight additional patients in 2004 on a compassionate use basis as of August 2004. An additional seven patients presented to us for treatment on a compassionate use basis were untreatable with the vaccine as a result of inadequate cell count or sterility issues. We expect to continue to treat patients on a compassionate use basis in Europe throughout the remainder of 2004. This development is important to us and our AC Vaccine technology because it expands the availability of the AC Vaccine within the scientific and medical communities that are now seeking out the compassionate use of M-Vax. These experiences of oncology leaders in various European countries may become critical to the overall market and regulatory acceptance of the AC Vaccine technology in Europe. This also will allow us to educate practitioners to maintain and aseptically handle and ship tumors to reduce incidences where tumors become contaminated. Additionally, the compassionate use of our vaccine provides revenue for the Company. Compassionate use sales currently are paid for by the hospital that contracts for the acquisition of the vaccine.

     In the United States, we had previously initiated clinical trials to evaluate the safety and efficacy of M-Vax and O-Vax (our AC Vaccine for ovarian cancer). In March and April 2001, we received first oral notification and then written confirmation from the FDA that clinical activities then underway for both our M-Vax and O-Vax autologous cancer vaccines were placed on clinical hold pending further review by the agency. The written notification from the FDA confirming the clinical hold identified the specific issues that the FDA would like addressed, which dealt primarily with the sterility of autologous tumors received by us at the Philadelphia facility and the assurance that vaccines being provided to patients would meet FDA sterility guidelines. In conjunction with the clinical hold, the FDA conducted an inspection of our manufacturing facility in Philadelphia. The issues identified by the FDA in this inspection focused primarily on the sterility of autologous tumors received by us at the Philadelphia facility, the handling of sterile and non-sterile tumors and assurance that vaccines being provided to patients would meet FDA sterility guidelines.

     In working with the FDA to resolve the issues identified as part of the clinical hold, we concluded that (1) it would no longer be feasible to continue the clinical development of the original AC Vaccine format without the ability to ensure clinical samples have completed sterility testing prior to administration (referred to as the "fresh" vaccine product format), and (2) a revised product format needed to be established, tested and reviewed by the FDA which allowed us to test the vaccine for sterility prior to administration of the vaccine to patients. Through these research and development activities we re-engineered the manufacturing steps for the production and distribution of the AC Vaccine, referred to as the "frozen" vaccine technology. Based upon the changes to the manufacturing of the product, the FDA recommended that we consider preparing and filing new INDs for the frozen vaccine. At the recommendation of the FDA, we inactivated the INDs for M-Vax and O-Vax, and agreed to file new INDs for the revised product format for the AC Vaccine for melanoma and ovarian cancer, which IND filings were accepted by the FDA. Our Philadelphia facility was cleared to begin processing clinical samples for administration to patients in clinical trials. Due to a lack of funding, we decided not to initiate the clinical trials at that time, and they remain inactive as of the date of this prospectus.

COMPANY INFORMATION

     We were incorporated in the State of New York on January 12, 1990. On October 22, 1992, we merged into Walden Laboratories, Inc. (Walden), a Delaware corporation, which was incorporated on September 18, 1992. We changed our name from Walden Laboratories, Inc., to AVAX Technologies, Inc., effective March 26, 1996.

     Our principal executive office is located at 2000 Hamilton Street, Suite 204, Philadelphia, Pennsylvania 19130. The telephone number at that address is
(215) 241-9760.

THE OFFERING

     The selling stockholders may sell their shares of common stock according to the plan of distribution described on page 40 of this prospectus. We will not receive any proceeds from the sale of these shares.

                                  RISK FACTORS

     INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. BEFORE MAKING A DECISION ABOUT INVESTING IN OUR SECURITIES, ONE SHOULD CAREFULLY CONSIDER THE RISK FACTORS LISTED BELOW, AS WELL AS THE REST OF THE INFORMATION CONTAINED IN THIS PROSPECTUS.

BECAUSE OF OUR LIMITED CASH AND FINANCIAL RESOURCES, THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     We presently anticipate that our current cash resources, including the net proceeds of the private placement that we closed in May 2004, will be sufficient to fund operations only through the end of 2004 and possibly into the first month or two of 2005, depending upon how aggressively we implement our development plans. We have only a limited ability to generate revenues from operations, and any revenues we generate are almost certain to be substantially less than our operating expenses. Accordingly, unless we raise additional equity capital by the end of 2004 or early in 2005, we will likely cease operations. Because of our limited cash and financial resources, our ability to continue as a going concern is in substantial doubt.

     In the past, we have been unable to raise adequate capital, and as a result, we have ceased certain of our product development programs and have taken numerous other steps to reduce our cash expenditures. Each of these steps, while conserving cash, has slowed the prospects of success in various product development efforts.

     We have no way of knowing if we will be able to complete any additional financings. If we do not, we will likely cease operations.

ALTHOUGH WE HAVE CONTRACTUAL COMMITMENTS FROM A THIRD PARTY TO FUND A SIGNIFICANT PART OF OUR FRENCH FACILITY COSTS, THE PAYMENT OF THOSE CONTRACTUAL AMOUNTS IS NOT GUARANTEED.

     In February 2004, our subsidiary, Genopoeitic, entered into an expanded contract manufacturing alliance with OPISODIA SAS, a French pharmaceutical company (OPI). The agreement requires annual funding from OPI of approximately $1,500,000 (US) for each of 2004 and 2005, and places the existing OPI facilities and personnel under the direction of Genopoeitic's management. The funding from OPI is being used to cover a majority of the anticipated manufacturing costs of the combined French facilities in 2004 and 2005. The OPI contractual commitment to fund a majority of the combined manufacturing costs of the OPI facilities and our Lyon facility is critical to our ability to continue to operate in France until we receive a significant additional capital infusion. From February 2004 through June 30, 2004, OPI has advanced approximately $744,000 under the agreement. If OPI defaults in its contractual obligations to fund the combined manufacturing operations before the time that we receive additional capital, our ability to operate the Lyon facility will be substantially threatened. Furthermore, if we fail to perform our obligations under the OPI agreement, OPI would likely discontinue funding the combined facilities.

WE COULD LOSE THE RIGHTS TO OUR PRODUCTS AND TECHNOLOGIES DUE TO OUR LIMITED CASH RESOURCES AND OUR LIMITED ABILITY TO PERFORM UNDER OUR RESEARCH AGREEMENTS.

     We are a party to several license and research agreements with respect to our product technologies. We have financial, development and other obligations under those agreements. Our primary responsibility under our research agreements is to meet requisite research funding levels, certain of which requirements we have not met to date. Although the funding under the research agreements is not a condition precedent to maintaining the technology licenses, we have experienced disputes with our licensors due to our alleged failures to fulfill our funding obligations under the research funding agreements. If we fail or are delayed in meeting our obligations under one of our license agreements, we could lose the rights to our products and technologies under that agreement.


     We have recently reached an agreement in principle with TJU to terminate the TJU Research Agreement and to pay to TJU $300,000 (of which $150,000 has been paid) in satisfaction of current obligations under the TJU Research Agreement. Additionally, Rutgers University (Rutgers) asserted that we were in default of our research agreement with Rutgers relating to the topoisomerase technology. Although we disputed these assertions, we reached an agreement with Rutgers to terminate all our agreements with Rutgers and for a one-time payment by us to Rutgers of an immaterial amount. The agreement with TJU is an agreement in principle, and we may be unable to reach a final, executed definitive agreement with TJU. If we fail to reach a final definitive agreement, TJU may assert that our breach under the research agreement is the basis for their termination of the license agreement. Although we believe this position is without merit, the mere assertion would make it more difficult for us to obtain additional equity funding and would be expensive and time consuming to defend.


WE ARE PURSUING A REGULATORY APPROVAL PROCESS IN FRANCE THAT IS THE RESULT OF RECENTLY PUBLISHED REGULATIONS, FOR WHICH THERE IS NO CLEAR APPROVAL PATH, WHICH COULD DELAY OUR PLANNED REGULATORY APPROVAL GOALS IN FRANCE.

     We are in the process of preparing, and expect to submit to AFSSAPS (the French regulatory authority) in the second half of 2004, a biological license application (BLA) for approval of our AC Vaccine for the treatment of patients with stage 3 melanoma. The basis upon which we will file this application is data that were obtained in non-controlled, single site, clinical trials conducted by Dr. Berd at TJU. The rules under which we are making this submission are recently enacted and, to our knowledge, represent the first ever regulations that are specifically developed for the regulation of cell and gene therapy treatments. The clinical trials that are the basis upon which we will submit our clinical data are non-controlled, meaning they do not include a comparative treatment against which the results of the clinical product are compared. In general, most drugs require controlled studies that they are compared against alternate treatments to measure their effect and efficacy.

     The response of AFSSAPS to our planned BLA filing is uncertain, due to the lack of a clear regulatory path for approval of autologous products in France. Accordingly, we cannot predict the timing or nature of the response of AFSSAPS to our planned BLA filing.

THE U.S. CLINICAL TRIAL AND REGULATORY APPROVAL PROCESS FOR OUR PRODUCTS HAS BEEN AND WILL CONTINUE TO BE EXPENSIVE AND TIME CONSUMING AND THE OUTCOME UNCERTAIN.

     To obtain regulatory approval for the commercial sale of our products in the U.S., we must demonstrate through clinical trials that our products are safe and effective. We will continue to incur substantial expense for, and devote a significant amount of time to, pre-clinical testing and clinical trials of our products in the U.S. The results from pre-clinical testing and early clinical trials are not totally predictive of results that may be obtained in later clinical trials. Data obtained from pre-clinical testing and clinical trials are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development. Our business and financial condition will be materially and adversely affected by any delays in, or termination of, our clinical trials.

     Our clinical trials for the AC Vaccine were placed on clinical hold by the FDA in spring 2001. We did not re-file the INDs until fall 2002 to recommence clinical trials. That delay was costly to us in terms of both time and money. During that 16-month period, we were unable to proceed with any patients in our AC Vaccine clinical trials. Similar delays could occur in the future, resulting in significant delays, expense and lost opportunities. Even though the new INDs have been approved by the FDA, we have not initiated these clinical studies because of our limited cash resources. Even if we initiate these studies and even if we obtain approval for our AC Vaccine drug candidates from one or more foreign regulatory agencies, we still may not have the funding to complete the U.S. regulatory approval process or we may fail to obtain FDA approval for the same products. We may never be able to commercialize our AC Vaccine products in the U.S.

WE COMPETE WITH OTHER CLINICAL PROGRAMS AND OTHER TREATMENTS FOR PATIENTS FOR OUR CLINICAL TRIALS, WHICH WILL AFFECT OUR ABILITY TO ENROLL QUICKLY OUR PLANNED CLINICAL TRIALS.

     We have competed with numerous clinical trials and other treatment regimens (both in the U.S. and Europe) for patients for our clinical trials and will compete with those programs for patients if and when we recommence our clinical trials. Companies with clinical trials, including us, provide information and other incentives to oncologists and other specialists as an inducement to participate in clinical trials. A physician is required to place patients in clinical trials based upon the physician's assessment of the likely benefits of that clinical trial to the patient. The information provided by us regarding any future clinical trials may not be sufficient to persuade physicians to place their patients in our clinical trials. We have experienced intense competition for patients for our previous clinical trials.

WE ARE OPERATING IN A REGULATED INDUSTRY WHERE THE GUIDANCE FOR ACCEPTABLE MANUFACTURING AND TESTING OF OUR PRODUCTS AND PROCESSES IS EVOLVING, WHICH CREATES UNCERTAINTIES, DELAYS AND EXPENSE FOR US.

     Regulatory standards require that we produce our products in compliance with current Good Manufacturing Practices (cGMP). These requirements, as dictated by the applicable U.S. and European regulatory authorities, adopt the methods for end product standards and methods of analysis, which in the U.S. guidance is published in the United States Pharmacopoeia (similar guidance for Europe is published in the European Pharmacopoeia). In February 2002, the United States Pharmacopeia issued a new general information chapter entitled "cell and gene therapy products," which became effective April 2002. This relates to the production and testing of cell and gene therapy products. This is the first known industry general guideline specifically related to the manufacture of cell and gene therapy products. New guidance can be expected as the cell and gene therapy areas of the pharmaceutical industry expand. We will be required to adapt our existing physical facilities, process and procedures to these standards for the production of our products during clinical testing and for future commercialization. The inability to adapt to these evolving standards will delay our ability to produce product for clinical testing and would delay our ability to enter into clinical trials.

     During 2002, the French regulatory authority, AFSSAPS, published information defining clinical regulations for cell and gene therapy products. We believe that this is the first guidance by a regulatory authority that defines the clinical evaluation of cell and gene therapy products separately from other pharmaceutical products. We will need to adapt to and adhere to these new guidelines to obtain approval for our lead technology. As with any new regulatory scheme, there is not a clear precedent for resolving certain issues, which could further delay regulatory reviews and approvals of our products.

WE ARE A DEVELOPMENT STAGE BIOPHARMACEUTICAL COMPANY, AND WE MAY NEVER DEVELOP OR SUCCESSFULLY MARKET ANY PRODUCTS.

     Investors must evaluate us in light of the expenses, delays, uncertainties and complications typically encountered by development stage biopharmaceutical businesses, many of which we have already experienced and many of which are beyond our control. The risks of a development stage biopharmaceutical company that we have already encountered include:

          o the FDA clinical hold of our AC Vaccine clinical trials in 2001 and the resultant substantial expenses and delays in resolving the FDA concerns and refiling new INDs for the reformulated AC Vaccine products;
          o manufacturing challenges relating to the production of a vaccine from the patient's own cancer cells, such as the sterility issues we previously experienced at our Philadelphia facility;
          o our failure to develop a market for the AC Vaccine in Australia, notwithstanding substantial expenditures of time and money to do so;
          o our inability to agree with the FDA on an acceptable potency assay (which is a biological measure of the drug's active ingredients) of our product prior to administration of the vaccine which will be required for later stage clinical trials and commercial approval of the vaccine;
          o our inability to generate any meaningful revenues from any other products or services while we work to develop our lead products and technologies; and
          o the cutbacks in our development plans and programs due to the limited cash resources in recent years, which is not likely to change unless we are able to raise substantial additional capital.

     As a result of these and likely continuing challenges of being a development stage biopharmaceutical company, our products may never be successfully developed or marketed.

EVEN IF OUR AC VACCINE TECHNOLOGY RECEIVES REGULATORY APPROVAL AND IS DETERMINED TO BE SAFE AND EFFECTIVE, OUR PRODUCTS MAY NOT GAIN COMMERCIAL ACCEPTANCE.

     Even if the AC Vaccine technology is safe and effective, there is no guarantee of commercial acceptance. Because the AC Vaccine technology is a new approach to the treatment of cancer, it must be accepted by both patients and physicians before it can be successfully commercialized. Due to the nature of the vaccine technology it requires that current practitioners revise the way they think about cancer and cancer treatment. The marketplace of ideas, technologies and information is crowded, and we must develop the means to reach leading specialist physicians in each market with the AC Vaccine story.

IF GOVERNMENTAL AND INSURANCE REIMBURSEMENT IS NOT AVAILABLE OR IS INSUFFICIENT, A MARKET FOR OUR PRODUCTS MAY NEVER DEVELOP OR BE ECONOMICALLY FEASIBLE.

     The availability of governmental and insurance reimbursements of the costs of the vaccine is critical to ultimate physician and patient acceptance of the AC Vaccine technology. In both the U.S. and other countries, sales of our products will depend in part upon the availability of reimbursement from third-party payors, which include government health administration authorities, managed care providers, and private health insurers. For new products or technologies, reimbursement must be established under existing governmental or insurance regulations or practices. We will be required to obtain reimbursement approvals (both governmental and insurance) in each country in which we obtain appropriate regulatory authority to market the AC Vaccine products.

     In addition, third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. Significant uncertainty surrounds the reimbursement status of newly approved health care products, and our products may not be considered cost effective by a particular governmental authority or insurer. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in the research and development of our products.

WE MAY LOSE CONTROL OVER THE MARKETING AND DISTRIBUTION OF OUR VACCINES IF WE CANNOT AFFORD TO SUPPORT OUR PRODUCTS.

     We may have to depend on third parties to develop, market and distribute our products. We currently do not have the resources to develop fully, market or distribute M-Vax, O-Vax or any other products that we may develop in the future. Moreover, it is particularly difficult and expensive to develop and distribute the AC Vaccine products, because they are custom made for each individual patient. We may have less control over marketing and distribution activities performed by third parties than if we were performing those functions with our own facilities and employees. This lack of direct control could adversely affect the results of these activities.

CURRENT AND FUTURE LEGISLATION MAY MAKE OUR PRODUCTS UNPROFITABLE.

     Current and future legislation can and likely will continue to affect directly the ultimate profitability of pharmaceutical products and technologies. The U.S. and other countries continue to propose and pass legislation designed to reduce the cost of healthcare. Accordingly, legislation and regulations affecting the pricing of our products may change before the products are approved for marketing to the public. Adoption of new legislation and regulations could further limit reimbursement for our products. If third-party payors fail to provide adequate coverage and reimbursement rates for our products, the market acceptance of the products may be adversely affected. In that case, our business and financial condition will suffer. We are not aware of any specific legislation or regulation in the U.S. or Europe designed to limit reimbursement for products like ours, but we believe that there is a credible risk that political and budget considerations could change dramatically the funding available for vaccine reimbursement.

WE MAY NOT BE ABLE TO CONTROL THE PRICING OF OUR PRODUCTS OVERSEAS.

     Foreign government regulations and programs will likewise affect foreign pricing opportunities for our products. Virtually all foreign countries regulate or set the prices of pharmaceutical products, which is a separate determination from whether a particular product will be subject to reimbursement under that government's health plans. There are systems for reimbursement and pricing approval in each country and moving a product through those systems is time consuming and expensive.

WE MAY NOT BE ABLE TO OBTAIN OR DEFEND OUR PATENTS, OR OPERATE WITHOUT INFRINGING UPON THE RIGHTS OF OTHERS.

     We, as well as our current and potential future licensors, may be unable or have difficulty obtaining and defending our patents and maintaining our trade secrets. If so, we could be delayed or prevented from manufacturing, using or selling our products. It is also possible that one of our products or technologies may infringe upon an existing U.S. or foreign patent of a third party, or that other patents could issue in the future that could interfere with our ability to make or sell our products. If we are involved in a patent dispute, we may have to pay significant legal costs, license fees or damages, and may have to stop producing and selling our products and technologies. It is also possible that if we require the use of other patents in order to be able to commercialize our products, we may not be able to obtain licenses for those patents.

OUR MANAGEMENT TEAM HAS BEEN DRAMATICALLY REDUCED IN ORDER TO REDUCE OUR CURRENT CASH REQUIREMENTS.

     We have always been dependent upon our small management team to obtain funding for the research and development of our products, to decide which of our products to promote, to shepherd the products through the clinical trial and regulatory approval process, and to stimulate business development and seek out new products and technologies for development. In December 2002, we terminated two senior executives, at the recommendation of management, in order to reduce our cash requirements. It is more difficult for us to implement our plans with a significantly reduced management team. In addition, our current financial condition makes it more difficult for us to retain our current executive and key employees.

WE MAY NOT BE ABLE TO COMPETE WITH OTHER COMPANIES, RESEARCH INSTITUTES, HOSPITALS OR UNIVERSITIES THAT ARE DEVELOPING AND PRODUCING CANCER TREATMENT PRODUCTS AND TECHNOLOGIES.

     Many other companies, research institutes, hospitals and universities are working to develop products and technologies in our specific field of cancer research. Many of these entities have more experience than do we in developing and producing cancer treatment products. Most of these entities also have much greater financial, technical, manufacturing, marketing, distribution and other resources than we possesses. We believe that numerous pharmaceutical companies are engaged in research and development efforts for products that could directly compete with our products under development. In addition, some of our competitors have already begun testing products and technologies similar to our own. These other entities may succeed in developing products before us or that are better than those that we are developing. We expect competition in our specific area of research to intensify.

THE TRADING VOLUME OF OUR COMMON STOCK IS RELATIVELY LOW AND A MORE ACTIVE MARKET MAY NEVER DEVELOP.

     The average daily trading volume in our common stock varies significantly, but is usually low. On many days, the common stock trades less than 15,000 shares. This low average volume and low average number of transactions per day may affect the ability of our stockholders to sell their shares in the public market at prevailing prices. A more active trading market for our common stock may never develop.

OUR COMMON STOCK WAS DELISTED FROM NASDAQ IN 2003, WHICH WILL CONTINUE TO HAVE AN ADVERSE IMPACT ON THE LIQUIDITY AND PRICING OF OUR COMMON STOCK.

     Our common stock was moved from the Nasdaq National Market to the Nasdaq SmallCap Market in 2002 and was delisted from the Nasdaq SmallCap Market in 2003 due to the continuing failure of our stock to meet the continuing listing requirements of both the Nasdaq National and SmallCap Markets. We believe that the delisting has hurt the liquidity and pricing of our common stock, which trades on the OTC Bulletin Board. The trading efficiencies for our common stock associated with a listing on Nasdaq or a national security exchange will continue until our stock is re-listed, which may never occur.

BECAUSE OUR COMMON STOCK IS A "PENNY STOCK," YOU MAY HAVE DIFFICULTY SELLING OUR COMMON STOCK IN THE SECONDARY TRADING MARKET.

     The SEC has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share. Additionally, if the equity security is not registered or authorized on a national securities exchange or Nasdaq, the equity security also would constitute a "penny stock." Because our common stock falls within the definition of penny stock, these regulations require the delivery, prior to certain transactions involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. Disclosure is also required to be made in certain circumstances regarding compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. In addition, monthly statements are required to be sent disclosing recent price information for the penny stocks. Accordingly, the ability of broker-dealers to sell our common stock and the ability of stockholders to sell our common stock in the secondary market is limited. As a result, the market liquidity for our common stock is adversely affected by the application of these penny stock rules. Trading in our common stock will likely continue to be adversely affected by the application of these rules.

THE RIGHTS OF OUR PREFERRED STOCKHOLDERS ARE SUPERIOR TO THE RIGHTS OF OUR COMMON STOCKHOLDERS.

     The holders of our Series C preferred stock have certain rights that are superior to the rights of holders of our common stock, including a liquidation preference over the common stock. In the case of (1) a liquidation, (2) if we cease to exist by virtue of a merger in which we are not the surviving corporation, or (3) if one person or entity acquires more than 50% of the voting power of the Company, holders of our Series C preferred stock will receive $100 per share in cash or securities (a total of $3,675,000 as of June 30, 2004), before any distributions are made to the holders of our common stock. Additionally, the holders of the Series C preferred stock are entitled to the consideration per share of common stock that they would have received from the transaction if they had converted all of their shares of Series C preferred stock into common stock immediately before the transaction. These rights of the Series C preferred stock holders could result in the holders of those shares receiving substantially more of the consideration in a merger transaction than they would otherwise have received if they had actually converted their shares of Series C preferred stock into common stock before the merger transaction. The holders of our common stock would, accordingly, receive a lesser amount in a merger transaction of that type than they would have received if there were no outstanding shares of the Series C preferred stock.


                           FORWARD-LOOKING STATEMENTS

     In this prospectus, we make statements that plan for or anticipate the future. These forward-looking statements include statements about the future of biotechnology products and the biopharmaceutical industry, statements about our future business plans and strategies and other statements that are not historical in nature. These forward-looking statements are based on our current expectations. Forward-looking statements may be identified by words or phrases such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated" and "potential." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. In order to comply with the terms of the safe harbor, and because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors might include those risks discussed above under Risk Factors.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling stockholders. All proceeds from the sale of those shares will go to the selling stockholders. See "Selling Stockholders" and "Plan of Distribution" below.

     We will receive proceeds from any exercise of the warrants issued in connection with the private placement of our common stock completed on May 21, 2004, and from any exercise of the warrants issued in connection with the bridge financing transaction completed in December 2003. If the warrants are exercised, we intend to use the proceeds for general working capital purposes. Proceeds, if any, from the exercise for cash of all the warrants would be approximately $2,402,000. We cannot predict whether any of the warrants will be exercised.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock was publicly traded on the OTC Bulletin Board from December 19, 1996, through July 9, 1997. From 1997 until 2003, our common stock was listed for quotation on the Nasdaq under the symbol "AVXT," initially on the Nasdaq SmallCap Market and later on the Nasdaq National Market. The stock was moved from the Nasdaq National Market to the Nasdaq SmallCap Market in 2002 and was delisted from Nasdaq in August 2003 due to our failure to maintain Nasdaq's minimum continuing listing standards. Since that time, the common stock has been traded on the OTC Bulletin Board under the symbol "AVXT.OB." The following table sets forth, for the periods indicated, the high and low sales price for the common stock, as reported by Nasdaq, or by OTC, as applicable, for the quarters presented. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

     -------------------------------------------------------------------------
                                                     High          Low
     -------------------------------------------------------------------------
     Fiscal year ended December 31, 2002
        First quarter                                $1.00        $0.46
        Second quarter                               $0.69        $0.32
        Third quarter                                $0.50        $0.25
        Fourth quarter                               $0.29        $0.08

     -------------------------------------------------------------------------
     Fiscal year ended December 31, 2003
        First quarter                                $0.23        $0.11
        Second quarter                               $0.34        $0.19
        Third quarter                                $0.50        $0.10
        Fourth quarter                               $0.17        $0.06

     -------------------------------------------------------------------------
     Fiscal year ending December 31, 2004
        First quarter                                $0.51        $0.14
        Second quarter                               $0.40        $0.18

        Third quarter                                $0.27        $0.08
        Fourth quarter (through October 8)           $0.15        $0.11

     -------------------------------------------------------------------------

     The last reported sale price for our common stock on the OTC Bulletin Board on October 8, 2004, was $0.12 per share. At October 8, 2004, there were 36,071,568 shares of common stock outstanding, which were held by approximately 5,000 record and beneficial stockholders. The 36,750 shares of Series C preferred stock outstanding at June 30, 2004, are convertible into 1,130,755 shares of common stock, excluding the effect of any fractional shares.



                                 DIVIDEND POLICY

     We have not paid any cash dividends on our common stock since our formation. We do not intend to declare any dividends on our common stock in the foreseeable future. We anticipate that all earnings, if any, will be retained by us for use in our business.

                                PLAN OF OPERATION

GENERAL

     Since our inception, we have concentrated our efforts and resources on the development and commercialization of biotechnology and pharmaceutical products and technologies. We have been unprofitable since our founding and have incurred a cumulative net loss of $67,148,495 as of June 30, 2004. We incurred net losses of $15,109,753, $9,425,564, and $3,286,100, for the years ended December 31,
2001, 2002, and 2003, respectively, and $1,824,489 for the six months ended June 30, 2004. We expect to continue to incur operating losses, primarily due to the expenses associated with our product development efforts in Europe, the cost of maintaining our manufacturing facility in the United States, and activities related to planned reestablishment of our clinical trials for M-Vax and O-Vax, pre-clinical studies.

     Our ability to survive as an operating company depends upon, among other things, our ability to raise additional capital to allow us to develop products, obtain regulatory approval for our proposed products, and enter into agreements for product development, manufacturing and commercialization. Our M-Vax and O-Vax products do not currently generate any material revenue, and we may never achieve significant revenues or profitable operations from the sale of M-Vax, O-Vax, or any other products that we may develop.

     We presently anticipate that our current cash resources, including the net proceeds of the private placement that we closed in May 2004, will be sufficient to fund operations only through the end of 2004 and possibly into the first month or two of 2005, depending upon how aggressively we implement our development plans. We have only a limited ability to generate revenues from operations, and any revenues we generate are almost certain to be substantially less than our operating expenses. Accordingly, unless we raise additional equity capital by the end of 2004 or early in 2005, we will likely cease operations.

     The major challenge for us and others in the biopharmaceutical industry are the significant costs, time delays and uncertainties related to efforts to obtain regulatory approval to market drug products in the U.S. and foreign countries. We have encountered a number of these challenges in our efforts to develop the AC Vaccine into marketable products including the following:

          o the FDA clinical hold of our AC Vaccine clinical trials in 2001 and the resultant substantial expenses and delays in resolving the FDA concerns and refiling new INDs for a revised AC Vaccine;
          o manufacturing challenges relating to the production of a vaccine from the patient's own cancer cells, such as the sterility issues we previously experienced at our Philadelphia facility;
          o our failure to develop a market for the AC Vaccine in Australia notwithstanding substantial expenditures of time and money to do so;
          o our inability to agree with the FDA on an acceptable potency assay (which is a biological measure of the drug's active ingredients) of our product prior to administration of the vaccine which will be required for later stage clinical trials and commercial approval of the vaccine;
          o our inability to generate any meaningful revenues from any other products or services while we work to develop our lead products and technologies; and
          o the cutbacks in our development plans and programs due to the limited cash resources in recent years, which is not likely to change unless we are able to raise substantial additional capital.

     Notwithstanding these setbacks, we believe that the potential efficacy and viability of the AC Vaccine technology is still substantial and is, in many respects, of greater probability today than it was three years ago. We base this optimism in our lead products on the following:

          o As a result of the FDA clinical hold, we concluded that (1) it would no longer be feasible to continue the clinical development of the original AC Vaccine using the established manufacturing format (referred to as the "fresh" vaccine product format), and
               (2) a revised product format needed to be established, tested and reviewed by the FDA. Through these research and development activities we re-engineered the manufacturing steps for the production and distribution of the AC Vaccine, referred to as the "frozen" vaccine technology, which we believe has substantial advantages over the former "fresh" product.
          o After years of frustration and lack of acceptance of the AC Vaccine technology among the oncology community in Australia, which resulted in us abandoning our efforts in Australia, we are experiencing meaningful new acceptance of the AC Vaccine technology in Europe, particularly in France and Spain, among keys members of the oncology community.
          o In France, AFSSAPS has published regulations specific to the regulation of cell and gene therapies (which includes the AC Vaccine technology). Based upon prior clinical results achieved with the fresh vaccine, these regulations create a potential new regulatory path for the approval of M-Vax in France.

     Our continued belief in the AC Vaccine technology is, however, tempered by our continuing inability to raise sufficient capital to implement an aggressive product development effort. As a result, for the past two years, our primary focus has been on reducing costs, raising additional capital, taking the least expensive steps possible to maintain positive momentum in product development, and clinical advancement of the technology. The infusion of significant additional capital would not assure success in developing a marketable product in Europe or in the U.S., but it would allow us to accelerate the plan of operation described below. Our continuing most significant challenge is the limited capital resources of the Company.


RESEARCH AND DEVELOPMENT EXPENSES

     Our clinical trials were halted by the FDA in March 2001, and we have not initiated new clinical programs with the AC Vaccine since that time. Research and development activities during the interim period include re-engineering the manufacturing processes for production of the AC Vaccine, development of new tests required for the appropriate identification, sterility and potency of the AC Vaccine, and validation of the techniques, personnel and procedures that have been implemented. In addition, we have incurred research and development expenses in designing clinical trial protocols, amending protocols and working with regulatory authorities in the U.S. and France to get clinical trials initiated for the AC Vaccine.

     Our research and development expenses consist primarily of cost associated with the clinical trials of our product candidates, compensation and other expenses for research personnel, payments to collaborators under contract research agreements, costs for our consultants and compensation, materials, maintenance and supplies for the operation and maintenance of our biological clean room facilities which are necessary for the production of materials to be used in clinical trials. All of the costs disclosed in this category of expense qualify as research and development expenses in accordance with the guidance included in Statement of Financial Accounting Standards No. 2 "Accounting for Research and Development Costs."

     Currently, the facilities and personnel maintained for manufacturing are the minimum required to be in compliance with current Good Manufacturing Practices (cGMP). Based upon the current capacity of facilities and personnel and the Company's current and future planned clinical trials, we presently have excess capacity in our manufacturing facility in Lyon, France. We use the excess capacity in Lyon to generate cash flow in the form of contract manufacturing alliances.

     Contract manufacturing encompasses services we provide to other bio-technology or pharmaceutical companies that are pursuing the clinical development of biological products. The engagements generally consist of two components. The first component is process validation in which the contracting company provides information on its product and the processes and techniques used to produce the product. Procedures are developed, documented and cataloged for the cGMP production of the product using known and acceptable techniques, tests and materials. Small scale lots are produced, techniques validated and feasibility of the production processes and tests validated. The end product of the first phase of an engagement is a pilot batch of product and the necessary production formulation and techniques to be used to file an IND with regulatory authorities for human clinical trials. The second phase of an engagement consists of the production of batches of product to be used in human clinical trials. The typical engagement results in production of small batches of product to be used in early stage (Phase 1 and 2) clinical trials.

     We have incurred essentially no incremental additional expenses to perform contract services for OPI. To maintain our existing clean room facility in Lyon, France requires a minimum level of personnel to perform regulatory quality control and quality assurance functions. The personnel we utilize at our Lyon facility is the minimum compliment that we believe is required to maintain the cGMP status of that facility. With this current established infrastructure, we have had and continue to have excess capacity for the production of biological products. We are using this excess capacity to provide the contract services to OPI, at essentially no additional expense to us.

     As the incremental costs incurred to provide these services have not been material, they are not broken out from this caption and offset against the revenues generated.

     Our research and development activities are primarily focused on clinical development and trials of our AC Vaccine technology for the treatment of melanoma and other cancers.

     Research and development costs incurred through June 30, 2004 were $41,944,315. Research and development costs were $8,099,678, $6,610,167 and $2,208,228 for the years ended December 31, 2001, 2002 and 2003, respectively, and were $677,916 and $1,624,801 for the six months ended June 30, 2003 and 2004, respectively. The majority of these costs relate to clinical research and development of the Company's AC Vaccine technology. Our management estimates that greater than 90% of the periodic and cumulative research and development expenses incurred relate to our one major program, the AC Vaccine. At this time, due to the risks inherent in the clinical trial process, risks associated with the product and product characterization and risks associated with regulatory review and approval of clinical product candidates, we are unable to estimate with any certainty the costs we will incur in the continued development of our product candidates for commercialization.

PLAN OF OPERATION

     BACKGROUND. In November 1995, we acquired the rights to the AC Vaccine technology pursuant to the TJU License. Assuming we can obtain the necessary funding, we intend to continue to be engaged in the development and commercialization of our AC Vaccine products and our other products and compounds.

     We experienced events during 2001 that significantly affected our operations. In March and April 2001, we received first oral notification and then written confirmation from the FDA that clinical activities for both our M-Vax and O-Vax autologous cancer vaccines were placed on clinical hold pending further review by the agency. The written notification from the FDA confirming the clinical hold identified the specific issues that the FDA would like addressed, which primarily dealt with the sterility of autologous tumors received by us at the Philadelphia facility and the assurance that vaccines being provided to patients would meet FDA sterility guidelines.

     In conjunction with the clinical hold, the FDA conducted an inspection of our manufacturing facility in Philadelphia, which inspection was completed in May 2001. As a result of that facility inspection, we received a Form 483, which is a finding of manufacturing facility deficiencies, to which we initially responded at the end of June 2001. The issues raised in the Form 483 were essentially consistent with those in the clinical hold letter, with no new significant areas of concern identified.

     In developing our response to the FDA clinical hold letters and the Form 483, we identified and began to implement a number of product development initiatives related to the AC Vaccine technology. As a result, we determined certain product improvements to the vaccine could be instituted that would address certain concerns of the FDA and make the vaccine more viable from a regulatory and commercial perspective. Throughout the remainder of 2001 and into 2002, we continued to evaluate (1) the prospect of freezing the haptenized cells for distribution to the end user, (2) steps that could be taken to help ensure that final released vaccines prepared by us are sterile and (3) tests to determine the minimal number of cells necessary for the vaccine to be effective. Based upon the results of these efforts, we re-engineered the manufacturing steps to create and release the vaccine technology to take advantage of these potential product improvements.

     Based upon the changes to the product, the FDA recommended that we consider preparing and filing new INDs for the frozen vaccine. At the recommendation of the FDA, we decided to place our original INDs for M-Vax and O-Vax on inactive status, given the FDA's view that the revisions to the manufacturing process, necessary to address the Agency's concerns, would result in a new product from a regulatory perspective and given the Agency's recommendation that the Company file new INDs for indications utilizing the new product. Based upon the continuing interactions with the FDA in 2002, we determined to file new INDs for the revised product format for the AC Vaccine for melanoma and ovarian cancer. Our Philadelphia facility was validated and cleared to begin processing clinical samples for administration to patients in clinical trials. Due to a lack of funding, we decided not to initiate the clinical trials and instituted further cost minimization steps which resulted in additional management changes at the end of 2002.

     Also during 2002, based upon a negative reaction by authorities in Australia to an application for product reimbursement for M-Vax, we determined that we would be unable to support further the operation in Australia and a decision was made to discontinue and liquidate the joint venture companies. We had not received formal rejection of our reimbursement application, but a panel of oncologists selected by the regulatory authority in Australia had recommended against governmental reimbursement for M-Vax in Australia. Subsequent to our liquidation of the Australian entity, we received formal notification of our rejection of reimbursement by the appropriate authorities. Our experience in Australia demonstrated the importance of obtaining support for the technology among the leading oncologists within a particular country or community, which we were never able to achieve in Australia during this period. The results of the Australian operation, which was consolidated in our results beginning in the first quarter of 2002, are treated as a discontinued operation and its results are separated from our results from continuing operations.

     In November 2003, we completed a bridge financing of $950,000 (before expenses of approximately $26,250), which provided funding for U.S. operations (and certain of our European costs) for the balance of 2003 and the first half of 2004. Seven individual and institutional investors participated in the financing. On May 21, 2004, we closed a private placement of our common stock for gross proceeds of $3.05 million. In conjunction with the closing of the private placement, the $950,000 principal amount of the bridge notes and accrued interest in the amount of $23,275 were converted into approximately 7,487,000 shares of common stock in accordance with the terms of the bridge notes.

     CURRENT PLAN OF OPERATION. The following is a summary of our plan of operation based on our current cash resources and assuming no material capital infusion in the next six months.

     We are currently engaged in contract manufacturing and the development and commercialization of biotechnology and pharmaceutical products and technologies. These activities take advantage of the facilities and personnel that we are required to maintain to ensure that we process our products in accordance with cGMP requirements. With out current compassionate use and clinical activities planned, we anticipate that this excess capacity will exist into the near and long term. To capitalize on this and to reduce cash required for research, development and administrative activities, we are seeking to expand our contract manufacturing in the United States and France for other companies engaged in pharmaceutical and gene therapy product development programs. In 2002, we entered into a contract manufacturing engagement at our Lyon, France facility, which was completed in November 2003. In February 2004 we entered into a manufacturing alliance with OPI that will provide approximately $1,500,000 (US) funding per year from OPI for our combined facilities for 2004 and 2005, which combined facilities are under the management of Genopoietic, our French subsidiary. This funding commitment and certain other grant revenue, tax refunds and existing cash resources in France, should be sufficient to fund the manufacturing operations of our French facilities in 2004 but are not sufficient to fund our administrative, research and product development programs for France outlined below. The operation of our Lyon facility is, however, dependent upon the timely payment by OPI of its funding commitments and our ability to collect certain accounts receivable on our books. Through the date of this prospectus, OPI has timely made all required payments to us under this manufacturing alliance. We continue to pursue additional contract manufacturing agreements in the U.S. and France, which would provide us with additional revenue to fund our operations and the costs of the facilities while we continue to explore other options to finance our product and technology development programs. We believe that we have developed significant expertise in producing certain biological products for clinical and development purposes, and that this expertise can be marketed by us to other companies and research institutions engaged in clinical trials and product development programs. In addition, we have invested significant amounts to establish and maintain current Good Manufacturing Practices (cGMP) at our manufacturing facilities in Philadelphia, Pennsylvania and Lyon, France. We believe that services provided by these facilities may be valuable to other companies that wish to avoid the significant cash outlays associated with buying or building their own cGMP facilities.

     Our plan of operation is to obtain one or more additional contract manufacturing agreements that can generate sufficient revenue to allow us to maintain these two facilities and to cover certain of our other operating expenses while we continue to explore financing and strategic options to develop the AC Vaccine technology and our other product candidates. In addition to the funds we received in May 2004, we need to raise more money in 2004 or the first two months of 2005 to continue research, product development and clinical development.

     With the net proceeds from our private placement of common stock and warrants closed on May 21, 2004, we are pursuing the following development plan. We have, throughout 2003 and particularly in the second half of 2003 and the first quarter of 2004, laid the foundation for a significantly more aggressive development plan for our key technologies that we have not been able to pursue during the past three years. The full implementation of this plan is contingent upon additional funds beyond those we received in the May 2004 private placement. The steps that have already been taken to implement this plan include:

          o Continuing development work on the AC Vaccine, particularly in France.

          o Pre-Biological License Application (BLA) filing meetings and follow-up contacts with representatives of AFSSAPS (the French counterpart of the FDA) regarding our planned filing of a BLA in France for the AC Vaccine.

          o Two IND filings in France relating to the AC Vaccine for indications other than melanoma.

          o Alliance with OPI to place management of their French facility under Genopoietic management control and to obtain funding of the combined facility manufacturing operations from OPI.

          o Established and maintained at our Lyon, France facility the designation Establissment Pharmaceutique under applicable French regulations.

          o Commenced treatment of melanoma patients on a compassionate use basis with our AC Vaccine.

     With this foundation, our plan of operation (assuming appropriate funding levels) includes:

          o A planned BLA filing in France in the second half of 2004 for the marketing of M-Vax in France.

          o Commence a planned bridging study with AC Vaccine for melanoma, using the DTH endpoint, to augment the BLA filing in the second half of 2004.

          o Commence clinical trials for the AC Vaccine in France for multiple indications upon approval of our INDs upon receipt of authorization from AFSSAPS.

          o Continuing to offer M-Vax on a compassionate use basis in Spain, France and Belgium, and to seek approval of compassionate use in other European countries to broaden the acceptance of the therapy within the European oncology community.

          o Prepare to approach the FDA with clinical data generated from our trials in France, and with the planned BLA French submission information, to determine the expected clinical programs which will need to be completed to be in a position to submit clinical data for approval of the vaccine in the United States. We have held informal discussions with the FDA and anticipate amending our current INDs for melanoma in the second half of 2004.

     We continually evaluate our plan of operations discussed above to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependant upon the availability of cash to implement that aspect of the plan and other factors beyond our control. The full implementation of this plan of operation is dependent upon us obtaining additional funding before the end of 2004 or early in 2005. We believe we have the facilities, the facility managers and technical staff, the scientific staff and consultants in place to implement this plan. If we were able to obtain additional funding, we would undoubtedly make a minimal number of additional key employment offers, to re-establish our executive ranks, and possibly to add a Medical Director to our staff.

RESULTS OF OPERATIONS

     FISCAL YEAR 2003 COMPARED TO FISCAL YEAR 2002. Revenue recognized in 2003 was $930,727 compared to revenue in 2002 of $770,743. The increase in revenues was attributable to our French operations and was a function of securing a long-term contract manufacturing agreement in 2002 that extended through November 2003. The increase in revenue recognized was due to the contract ramping up with more activity in 2003 and also encompassing almost the entire year of 2003 versus seven months in 2002.

     During 2003, our research and development expenses decreased 67% from $6,610,167 to $2,208,228, largely as a result of various cost savings initiatives and product prioritization efforts. Expenses for the periods are broken out by region as follows:

                                     YEAR ENDED DECEMBER 31,
                                     2002              2003
                                  ----------        ----------
          United States           $5,499,663        $1,124,943
          France                   1,110,504         1,083,285
                                  ----------        ----------
                                  $6,610,167        $2,208,228
                                  ==========        ==========

     In the United States the annual cost decreases were the result of the reversal of accrued charges related to litigation and other matters, which resulted in a reversal of expenses of approximately $720,000, further cost reductions implemented in the fourth quarter of 2002 related to headcount and the discontinuation of various outside consultants services related to clinical and regulatory activities. In addition, costs for the year were decreased as a result of staff reductions in our Philadelphia facility and the closure of our research laboratory in Rennselaer, New York.

     The decrease in expenses at our French subsidiary were a function of benefits received related to research and development tax credit recognized of $210,998, offset by increasing manufacturing activities, increased costs associated with facilities and procedures validation in preparing the facility to receive its Establissment Pharmaceutique designation.

     Selling, general and administrative expenses decreased approximately 44%, from $3,554,469 for the year ended 2002 to $1,986,801 for the year ended 2003. Of this decrease, approximately $879,000 resulted from a decrease in administrative costs in the U.S. attributable to reduced salaries. Expenses for the periods are broken out by region as follows:

                                   YEAR ENDED DECEMBER 31,
                                 ---------------------------
                                   2002              2003
                                 ----------       ----------
          United States          $2,924,995       $1,621,917
          France                    629,474          364,884
                                 ----------       ----------
                                 $3,554,469       $1,986,801
                                 ==========       ==========

     In the United States, the decrease in costs is the result of decreased administrative salaries and decreased outside professional fees associated with marketing, business development and legal activities.

     In France, selling, general and administrative expense decreased as a result of the closure of the Paris office and moving the entire operations to Lyon, France in 2002.

     Interest income decreased from $111,448 earned in 2002 to $15,557 for the year 2003. The decline is a function of the decrease of greater than 65% of the average invested asset base combined with a reduction in the rates on commercial paper in which we typically invested.


     If we are able to raise funds, we anticipate that our spending over the next 12 months for research and development expenses will increase as compared with 2003 due to the planned clinical trials, the efforts needed to compile the appropriate documentation for a BLA filing in France, and additional pre-clinical toxicology studies planned on the small molecules.


THREE AND SIX MONTHS ENDED JUNE 30, 2004, COMPARED TO THREE AND SIX MONTHS ENDED JUNE 30, 2003.

     Revenues recognized in the first six and three months of 2004 were $855,260 and $507,557, respectively, compared with revenues of $611,615 and $383,000, respectively, for the same periods in 2003. The increase in revenues in the six- and three-month periods is due to a higher monthly revenue stream related to the manufacturing alliance agreement with OPI plus additional revenue recognized related to sale of the vaccine on a compassionate use basis through the Company's distribution partner.

     For the first six months of 2004, our research and development expenses increased 139% to $1,624,801 from $677,916 for the same six months in 2003. Expenses for the periods are broken out by region as follows:

                          THREE MONTHS ENDED      SIX MONTHS ENDED
                              JUNE 30,                JUNE 30,
                        ---------------------   ---------------------
                           2003        2004      2003          2004
                        ----------   --------   --------   ----------
     United States      $(369,454)   $200,137   $253,340   $  543,979
     France               260,815     575,365    424,576    1,080,822
                        ---------    --------   --------   ----------
                        $(108,639)   $775,502   $677,916   $1,624,801
                        =========    ========   ========   ==========

     In the United States the cost increase for the three- and six-month periods was the result of the reversal of accrued charges related to litigation and other matters which resulted in a reversal of expenses of approximately $720,000. Adjusted for the effect of this item, the actual operating costs for both the three- and six-month periods decreased. This decrease was the result of the decision to reduce further staff and facilities and not to continue further contract research agreements with certain universities with which the Company has contract research agreements. Patent costs decreased over the period due to revisions of the Company's patent strategy.

     In France, the cost increase relates to the addition of headcount and facilities costs associated with the manufacturing of the vaccine for patient treatments on a compassionate use basis, activities underway for the preparation of the BLA filing with the French regulators and planned activities related to the IND submissions to the French authorities.

     For the first six months of 2004, the Company's selling, general and administrative expenses decreased approximately 10%, to $925,635 from $1,028,514 for the same six months in 2003. Expenses for the periods are broken out by region as follows:

                          THREE MONTHS ENDED      SIX MONTHS ENDED
                              JUNE 30,                JUNE 30,
                        ---------------------   ---------------------
                           2003        2004        2003        2004
                        ----------   --------   ----------   --------
     United States      $382,418     $324,040   $  878,789   $704,135
     France               89,533      106,259      149,725    221,500
                        --------     --------   ----------   --------
                        $471,951     $430,299   $1,028,514   $925,635
                        ========     ========   ==========   ========

     In the United States, decreases in expenses for the three- and six-month periods were the result of decreased costs of insurance due to a reduction of certain policy limits, decreases in professional fees associated with legal activities in both France (which related to the United States entities) and the United States, and the elimination of costs associated with the Company's listing on NASDAQ.

     In France, selling, general and administrative expenses for the three- and six-month periods increased as a result of staff increases due to increased activities related to the compassionate use sales of the vaccine in France and an increase in professional fees associated with finalizing and establishing the manufacturing alliance during February, 2004.

     Interest expense for the six and three months ended June 30, 2004 was $130,994 and $45,002, respectively, compared to no interest expense being recognized during the six- and three-month periods ending June 30, 2003. The current year expense includes interest accrued on the face amount of the loans plus amortization of the discount on the bridge loans issued in December 2003. The loans subsequently matured and the notes and related accrued interest were converted into common stock.

     We anticipate that, over the next 12 months, presuming we receive funding or some other type of capital infusion, research and development expenses will increase as compared with 2003 due to planned increases in the development activities related to the AC Vaccine and to increased expenses incurred related to the OPI manufacturing joint venture alliance.

LIQUIDITY AND CAPITAL RESOURCES

     We presently anticipate that our current resources plus the net proceeds of the private placement that we closed on May 21, 2004 should be sufficient to fund operations through the end of 2004 and possibly into the first two months of 2005 depending upon how aggressively we implement our development plans discussed above. That current operating plan includes anticipated expenses relating to (1) continuing patent costs associated with each of our technologies, (2) continuing maintenance costs associated with the Philadelphia facility for utilization in production or contract manufacturing, and (3) costs associated with the production requirements pursuant to contract manufacturing agreements in Lyon, France. We will need to raise additional money or to initiate additional contract manufacturing relationships on terms favorable to us or enter into a strategic alliance relationship by the end of 2004 to continue to maintain each of our manufacturing facilities and continue our operations into 2005. If we are unable to raise additional money, secure additional contract manufacturing relationships or enter into strategic alliances, we will have to curtail our development initiatives in the second half of 2004. The report of independent auditors on the audit of our consolidated financial statements for the year ended December 31, 2003 contains an explanatory paragraph about conditions raising substantial doubt about our ability to continue as a going concern.

     If we do not commence new clinical trials for the AC Vaccine in the United States or France in the near future, it is unlikely that we will be able to raise additional monies to fund our operations, in which case we would likely cease operations. Likewise, if we resume clinical trials for one or more products, but those clinical trials do not demonstrate continuing progress toward taking one or more products to market, either in the United States or in Europe, our ability to raise additional capital to fund our product development efforts would likely be seriously impaired. The ability of a biotechnology company, such as AVAX, to raise additional capital in the marketplace to fund its continuing development operations is conditioned upon investor perception that the company is continuing to move its development products ultimately toward regulatory approval and commercialization. If in the near term we do not resume clinical trials, or in the future we do not demonstrate adequate progress in the development of one or more products, we will not be able to raise the capital we need to continue our then-current business operations and business activities, and we would not likely have sufficient liquidity or cash resources to continue operating.

     Because our working capital requirements depend upon numerous factors, including progress of our research and development programs, pre-clinical and clinical testing, timing and cost of obtaining regulatory approvals, changes in levels of resources that we devote to the development of manufacturing and marketing capabilities, competitive and technological advances, status of competitors, and our ability to establish collaborative arrangements with other organizations, there can be no assurance that our current cash resources will be sufficient to fund our operations through the end of 2004. Because we have no committed external sources of capital, and expect no significant product revenues for the foreseeable future, we will require additional financing to fund future operations or will need to enter into contract manufacturing relationships on terms favorable to us. There can be no assurance, however, that we will be able to obtain the additional funds or attract contract manufacturing relationships that we will require on acceptable terms, if at all. If adequate funds are not available we will likely cease operations at the end of 2004 or in early 2005.

CRITICAL ACCOUNTING POLICIES

     Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. Our accounting policies are described in more detail in Note 1 to our consolidated financial statements. We have identified the following as the most critical accounting policies and estimates used in the preparation of our consolidated financial statements.

     GOODWILL. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 142, Goodwill and Other Intangible Assets, we do not amortize goodwill. Instead, we review goodwill for impairment at least annually and whenever events or changes in circumstances indicate a reduction in the fair value of the reporting unit to which the goodwill has been assigned. Conditions that would necessitate a goodwill impairment assessment include a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, or the presence of other indicators that would indicate a reduction in the fair value of our Genopoeitic subsidiary to which the goodwill has been assigned. SFAS No. 142 prescribes a two-step process for impairment testing of goodwill. The first step of the impairment test is used to identify potential impairment by comparing the fair value of the entity to which the goodwill has been assigned to its carrying amount, including the goodwill. Such a valuation requires significant estimates and assumptions, including estimating future cash inflows from contracts and other sources, and developing appropriate discount rates and probability rates. If the carrying value of the reporting unit exceeds the fair value, the second step of the impairment test is performed in order to measure the impairment loss.

     Our goodwill has a carrying value of $188,387 at December 31, 2003, and resulted from our acquisition of Genopoeitic in August 2000. We performed our annual goodwill impairment test in accordance with SFAS No. 142 and determined that the carrying amount of goodwill was recoverable. We considered internal risk-adjusted cash flow projections which utilize several key assumptions, including estimated timing of cash inflows into Genopoeitic.

     IMPAIRMENT OF LONG-LIVED ASSETS. Long-lived assets to be held and used, including property and equipment and intangible assets subject to amortization, are reviewed for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the market price of an asset or asset group, a significant adverse change in the extent or manner in which an asset or asset group is being used, a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset or asset group, or the presence of other indicators that would indicate that the carrying amount of an asset or asset group is not recoverable. Determination of recoverability is based on the undiscounted future cash flows resulting from the use of the asset or asset group and its eventual disposition. The determination of the undiscounted cash flows requires significant estimates and assumptions including determining the timing and expected costs to complete in-process projects, projecting regulatory approvals and estimating future cash inflows from product sales and other sources. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the asset or asset group, the carrying amount of the asset is written down to its estimated fair value. There have been no indicators of impairment with respect to our long-lived assets through June 30, 2004.

     RESEARCH AND DEVELOPMENT COSTS. Research and development costs, including payments related to patents and license agreements, are expensed when incurred. Contractual research expenses are recorded pursuant to the provisions of the contract under which the obligations originate. Research and development costs include all costs incurred related to the research and development, including manufacturing costs incurred, related to the Company's research programs. We are required to produce our products in compliance with current Good Manufacturing Practices (cGMP) which requires a minimum level of staffing, personnel and facilities testing and maintenance. Based upon our current staffing level required to be in compliance with cGMP, we have excess capacity. Utilizing this excess capacity, revenue is generated in the form of contract manufacturing engagements. Accordingly, costs associated with the contract manufacturing revenues are not broken out from the Company's research and development costs, as these costs would not differ even if the contracts were not in place. In addition, this activity does not qualify as a separate operating segment.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In January 2003, the FASB issued Financial Interpretation 46, Consolidation of Variable Interest Entities (FIN 46). The interpretation expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. The interpretation requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of the interpretation applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to older entities in the first fiscal year or interim period beginning after December 15, 2003. In February 2004, we entered into a contract manufacturing alliance which may qualify as a variable interest entity and result in the results of the operations of the entity to be consolidated in our future financial statements. The Company adopted the provisions of FIN 46 during the first quarter 2004 with no impact on the consolidated financial statements.

     Effective January 1, 2003, the Company adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS No. 146), which addresses the accounting and reporting for costs associated with exit or disposal activities, nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exist an Activity (including Certain Costs Incurred in a Restructuring)" (EITF 94-3) and substantially nullifies EITF Issue No. 88-10, "Costs Associated with Lease Modification or Termination" (EITF 88-10). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on the Company's consolidated financial statements.

                                    BUSINESS
GENERAL

OVERVIEW

     We are a development stage biotechnology company specializing in the development and commercialization of individualized vaccine therapies and small molecules for the treatment of cancer and other life-threatening diseases. We also offer biological manufacturing services to other biotechnology and pharmaceutical companies. These services are provided utilizing the same facilities and personnel that produce our products for clinical and commercial purposes.

     In 1995, we identified the AC Vaccine research being conducted by Dr. David Berd, an oncologist and professor at Thomas Jefferson University ("TJU") in Philadelphia, and licensed the rights to Dr. Berd's research. Since then, we have focused our efforts on the development of an immunotherapy for the treatment of cancer, the AC Vaccine technology.

     In August 2000, we acquired Genopoietic S.A. and its corporate affiliate ("Genopoietic"), based in Lyon, France, which developed cell and gene-based therapies in collaboration with Pierre et Marie Curie University and Centre National de la Recherche Scientifique. As part of that acquisition, we acquired a biological clean room facility in Lyon, France. In the last two years, much of our development and clinical efforts relating to the AC Vaccine have shifted to our Lyon facility, due to the expertise and staffing at that facility and recent developments in France and other European countries that should facilitate development of autologous products, such as the AC Vaccine, in Europe.

CURRENT CANCER THERAPIES

     Cancer is a diverse and complex disorder with multiple causes and variable outcomes. Genetic pre-disposition, environmental factors and diet are among the numerous contributing factors that are associated with the development and evolution of this heterogeneous disease. Each year in the United States alone, over 1.5 million new individuals are diagnosed with various forms of cancer and, as our overall life span increases, the incidence of the disease is expected to increase.

     In a healthy person, tissues and organs consist of cells that are, in part, regulated by the immune system. Normal cell function is characterized by cell growth, cell division and then programmed cell death (the latter referred to as apoptosis) as new cells are generated and function in place of the original cell. Cancer is characterized by the unregulated growth of cells that proliferate as tumors, which can metastasize (i.e., spread) throughout the body, resulting in deposits of tumor cells, called metastases. Cancer cells have adopted many mechanisms by which they can elude the defense systems of the body. A significant feature of their proliferation is their ability to evade recognition by the patient's immune system. The metastatic tumors disrupt normal tissue and organ functions, which in the worst circumstances leads to the death of the patient.

     We believe that for a therapy to be effective it must eliminate or control the growth of the cancer, both at its site of origin and at the site of metastases. Patients with cancer typically undergo a first line of treatment through surgical removal of tumors. Treatments that follow surgery (referred to as adjuvant treatments) include radiation, hormone therapy and chemotherapy. Initial surgery and radiation therapy treat cancer at its origin, but are limited because certain tissues cannot be removed surgically or do not tolerate radiation. Moreover, cancers frequently spread prior to detection, and surgery and radiation cannot control metastases. Chemotherapy and hormonal therapy are frequently used to treat tumor metastases. These therapies, however, can cause severe side effects, including damage to normal tissue. Additionally, chemotherapy and hormonal therapy may shrink tumors, but rarely eliminate them completely. Our approach to development of cancer therapies is to find targets that are novel or to discover compounds that are structurally different from existing therapies with the intent of making the treatments more specific and less toxic.

THE IMMUNE SYSTEM

     The immune system is involved intimately in the regulation of the growth of cells and tissues within the body as well as acting as a natural defense against disease. These functions are performed by a variety of specialized cells. These cells recognize specific chemical structures, called antigens, which are found on disease-causing agents, including tumors. Antigens trigger an immune response, which results in the eventual removal of antigen from the body.

     The type of immune response is characterized by the way the response was initiated through specialized cells known as lymphocytes. There are two main categories of lymphocytes: B-lymphocytes, or B-cells, and T-lymphocytes, or T-cells. Each category of lymphocytes has a different role in the immune response. T-cells combat disease by killing antigen bearing cells directly or by making chemical called cytokines that work indirectly. In this way, T-cells eliminate cancers and virally infected tissue. T-cell immunity is also known as cell-mediated immunity and is commonly thought to be a key defense against tumors and cells chronically infected by viruses. In contrast, activation of B-cells leads to the production of specific antibodies. The antibodies are secreted by B-cells and bind to antigen found on pathogens or tumor cells resulting in their destruction.

     Cancerous cells are cells that have changed (or mutated) so that they express certain antigens that may or may not be recognized as foreign by the immune system. We believe that the antigens are distinct for each patient so that effective immunization can only be accomplished by using each patient's own cancer cells. In addition, we believe that by a process called haptenization, the cancer antigens are changed so that they become visible to the patient's immune system. This allows the immune system to mount a response against the cancer antigens.

DEVELOPMENT AND CLINICAL PROGRAMS

AUTOLOGOUS CELL VACCINE IMMUNOTHERAPY (AC VACCINE)

     The only major program that we are presently developing for the treatment of cancer is our AC Vaccine technology, licensed from TJU University. The AC Vaccine immunotherapy technology is based on the concept of haptenization. This idea has a long history, beginning with the work of the immunologist Karl Landsteiner in the 1920's. He and other scientists showed in animal models that attaching a small chemical (a hapten) to a protein allowed that protein to be recognized by the immune system even if the animals were originally unresponsive to the protein. This work has been expanded by a number of researchers in various animal models. We now understand that a large number of T-cells react against the haptenized material and that a small percentage of the T-cells also react against the unmodified, natural material. We believe that tumor antigens, which are proteins, are similarly affected by haptenization.

     Our AC Vaccine technology utilizes the patient's tumor as the basis for a therapeutic vaccine. By extracting cancer cells from a tumor and then treating them with a hapten called dinitrophenyl (DNP), a vaccine is prepared that should be able to elicit a systemic immune response to the unmodified, native cancer cells. The induction of such an immune response has been documented in a number of scientific publications. We believe that the best test of tumor immunity in patients is Delayed Type Hypersensitivity (DTH). DTH has long been used as a test for immunity to microbes, such as tuberculosis and is familiar to patients as the Tine test or PPD. DTH to cancer cells is tested in the same way, except that the patient's cancer cells are the test agent. We have demonstrated that the DTH test to cancer cells is meaningful by showing a strong statistical relationship between the intensity of DTH and clinical outcomes, especially 5-year survival. We believe that the future acceptance of this relationship between DTH and clinical outcomes by the U.S. and European regulatory agencies is critical to the regulatory approval path for our AC Vaccine product candidates.

     Our leading AC Vaccine product candidate is M-Vax, which is designed as an immunotherapy for the post-surgical treatment of late stage (stages 3 and 4) melanoma. Melanoma is a highly malignant tumor that can spread so rapidly that it can be fatal within months of diagnosis. The incidence of melanoma is increasing at a faster rate than most other cancers in the U.S., Australia, northern Europe and Canada. Although there are several causative factors, rising exposure by the general population to UV radiation in sunlight appears to be the most significant. The National Cancer Institute estimates that the incidence of melanoma is growing at a rate of approximately 4% annually.

     Melanoma patients may be categorized according to the following staging system:

     o Stage 1--lesion less than 1.5mm thickness and no apparent spreading (metastasis) from primary cancer site

     o Stage 2--lesion greater than 1.5mm thickness and no apparent spreading from primary cancer site

     o    Stage 3--metastasis to regional draining lymph nodes; and

     o    Stage 4--distant (bloodbourne) metastasis.

     Historically, patients with stage 3 melanoma have been treated with surgery followed by a year-long regimen of the drug, alpha interferon. This is a biological drug and currently the only FDA-approved post-surgical treatment for patients with stage 3 melanoma. While alpha interferon has been proven to prolong relapse-free survival, its impact on overall survival has been questioned. Further, use of alpha interferon can be associated with many severe side effects, often leading to either reduction in dosage or complete discontinuation before the full course of treatment is completed. Due to limited efficacy and highly toxic side effects, chemotherapy has not been widely used in the treatment of stage 3 patients.

CLINICAL RESULTS ACHIEVED WITH THE AC VACCINE

     We believe that M-Vax is the first immunotherapy to suggest, from clinical trial results, that its use may result in a significant improvement in the survival rate for patients with stage 3 melanoma. 214 patients with stage 3 melanoma, who had already had their lymph node tumors excised and processed into vaccines, were treated with M-Vax. These studies are mature, in that all surviving patients have completed the planned 5-year follow-up. The 5-year overall survival of these patients is 44%. This compares with the historical post-surgical survival rates of approximately 22-32%. In a total of over 480 patients treated by us or at TJU in clinical trials, no serious side effects have been reported. We believe that only relatively minor side effects, such as brief bouts of mild nausea and soreness and swelling at the site of the injection, have been observed to date.

     Patients who receive M-Vax may develop an immune response to their own melanoma cells as measured by a DTH test to autologous melanoma cells. DTH, which is manifest by the development of a hive at the site of injection of the test material, is known to be a measure of the activity of T-lymphocytes, which are white blood cells that are crucial in tumor rejection. In the stage 3 adjuvant studies, patients who developed positive DTH to their own melanoma cells that were not modified with the hapten had significantly greater chance of 5-year year survival than those who did not (59% vs. 29%). We consider this difference to be highly statistically significant. In all of these patients DTH was tested in conjunction with control materials that indicated that all patients had functioning immune systems.

     We believe that the DTH test can be used as a surrogate marker of vaccine activity. In our planned future clinical activities, we will propose to use the DTH test as a primary endpoint to measure activity of the vaccine. As we expand the use of the vaccine into new indications our intent is to use DTH response as the primary indicator of activity of the vaccine and the basis upon which we will proceed further with clinical development. Use of DTH response as an indicator of vaccine activity significantly decreases the duration of studies and, thus, reduces the cost of conducting clinical trials and reaching a primary endpoint.

PLANNED CLINICAL AND COMMERCIAL ACTIVITIES WITH THE AC VACCINE

     In France, we are in the process of preparing a Biological License Application (BLA) filing with AFSSAPS (the French counterpart of the U.S. Food and Drug Administration) for the treatment of stage 3 melanoma patients. In November 2003, we held a pre-BLA meeting with AFSSAPS representatives to discuss revisions to the manufacturing of the AC Vaccine, the planned testing of the final product and our desire to file our BLA utilizing the data generated to date. Based upon this meeting, we intend to complete the preparation of our BLA and to submit it to AFSSAPS in 2004.

     In 2002, AFSSAPS published the first regulations specific to the regulation of cell and gene therapies that are produced on an individual patient basis (which includes the AC Vaccine technology). The regulations differentiate these products from standard pharmaceutical products. The regulations evaluate cell and gene therapy products by the level and type of manipulation to the product. Some cellular products, including M-Vax, will be regulated differently from standard drugs. For these technologies, marketing approval may be granted if the therapeutic is manufactured in a current Good Manufacturing Practices
(cGMP)-compliant facility and if a reasonable claim for efficacy can be established. We intend to use the data generated in the studies conducted at TJU as the basis for our efficacy claims for M-Vax. In addition, we are designing a potential bridging study to strengthen our planned BLA filing in France.

     In December 2003/January 2004, we filed two Investigational New Drug applications (INDs) in France for use of the AC Vaccine for hepatic and peritoneal cancer, which will also include patients that have ovarian and colorectal cancers that have metastasized to these locations. We believe that the AC Vaccine is a technology that has application in a broad spectrum of solid tumor cancers. By initiating and completing trials for other cancer indications, we are seeking to demonstrate this.

     In the United States, we had previously initiated clinical trials to evaluate the safety and efficacy of M-Vax and O-Vax (our AC Vaccine for ovarian cancer). We experienced events during 2001 that significantly affected our operations. In March and April 2001, we received first oral notification and then written confirmation from the FDA that clinical activities then underway for both our M-Vax and O-Vax autologous cancer vaccines were placed on clinical hold pending further review by the agency. The written notification from the FDA confirming the clinical hold identified the specific issues that the FDA would like addressed, which dealt primarily dealt with the sterility of autologous tumors received by us at the Philadelphia facility and the assurance that vaccines being provided to patients would meet FDA sterility guidelines.

     In conjunction with the clinical hold, the FDA conducted an inspection of our manufacturing facility in Philadelphia, which inspection was completed in May 2001. As a result of that facility inspection, we received a Form 483, which is a finding of manufacturing facility deficiencies, to which we initially responded at the end of June 2001. The issues raised in the Form 483 were essentially consistent with those in the clinical hold letters, focusing primarily with the sterility of autologous tumors received by us at the Philadelphia facility, the handling of sterile and non-sterile tumors and assurance that vaccines being provided to patients would meet FDA sterility guidelines. No significant new areas of concern were identified in the Form 483.

     In developing our response to the FDA clinical hold letters and the Form 483, we identified and began to implement a number of product development initiatives related to the AC Vaccine technology. As a result, we determined certain product improvements to the vaccine could be instituted that would address certain concerns of the FDA and make the vaccine more viable from a regulatory and commercial perspective. Throughout the remainder of 2001 and into 2002, we continued to evaluate (1) the prospect of freezing the haptenized cells for distribution to the end user, (2) steps that could be taken to help ensure that final released vaccines prepared by us are sterile and (3) tests to determine the minimal number of cells necessary for the vaccine to be effective. Based upon the results of these efforts, we reengineered the manufacturing steps to create and release the vaccine technology to take advantage of these potential product improvements.

     In working with the FDA to resolve the issues identified as part of the clinical hold, we concluded that (1) it would no longer be feasible to continue the clinical development of the original AC Vaccine format without the ability to ensure clinical samples have completed sterility testing prior to administration (referred to as the "fresh" vaccine product format), and (2) a revised product format needed to be established, tested and reviewed by the FDA which allowed us to test the vaccine for sterility prior to administration of the vaccine to patients. Through these research and development activities we developed a new product format for the production and distribution of the AC Vaccine, referred to as the "frozen" vaccine technology. Based upon the changes to the manufacturing of the product, the FDA recommended that we consider preparing and filing new INDs for the frozen vaccine. At the recommendation of the FDA, we inactivated the INDs for M-Vax and O-Vax, given the FDA's view that the revisions to the manufacturing process, necessary to address the Agency's concerns, would result in a new product from a regulatory perspective and given the Agency's recommendation that we file new INDs for indications utilizing the new product.

     Based upon the continuing interactions with the FDA, in 2002, we determined to file new INDs for the revised product format for the AC Vaccine for melanoma and ovarian cancer, which IND filings were accepted by the FDA. Our Philadelphia facility was cleared to begin processing clinical samples for administration to patients in clinical trials. Due to a lack of funding, we decided not to initiate the clinical trials and instituted further cost minimization steps which resulted in additional management changes at the end of 2002. Depending upon the regulatory approval path in France and availability of funding, we may reactivate the U.S. clinical trials in the future.

COMPASSIONATE USE OF M-VAX

     In 2003 and continuing in 2004, we have made M-Vax available for sale on a compassionate use basis in various European countries. Compassionate use is considered for patients who have failed to respond to accepted standards of care for their cancer and are facing a prognosis of death. Compassionate use of M-Vax has been permitted by regulatory authorities in France, Spain and Belgium (even though there is no approval for marketing of M-Vax in those countries) when the patient's prognosis is death and there are no alternative treatments available to the patient. We treated one patient on a compassionate use basis in 2003, and have treated or in the process of treating eight additional patients in 2004 on a compassionate use basis as of August 2004. An additional seven patients presented to us for treatment on a compassionate use basis were untreatable with the vaccine as a result of inadequate cell count or sterility issues. We expect to continue to treat patients on a compassionate use basis in Europe throughout the remainder of 2004. This development is important to us and our AC Vaccine technology because it expands the availability of the AC Vaccine within the scientific and medical communities that are now seeking out the compassionate use of M-Vax. These experiences of oncology leaders in various European countries may become critical to the overall market and regulatory acceptance of the AC Vaccine technology in Europe. This also will allow us to educate practitioners to maintain and aseptically handle and ship tumors to reduce incidences where tumors become contaminated. Additionally, the compassionate use of our vaccine provides modest revenue for the Company. Compassionate use sales currently are paid for by the hospital that contracts for the acquisition of the vaccine.

NOVEL ANTI-ESTROGENS

     We have licensed from The Texas A&M University System ("Texas A&M") an issued U.S. patent and certain U.S. and foreign patent applications relating to a series of novel cancer-fighting anti-estrogen compounds that may be especially effective against hormone-dependent tumors (the "Texas A&M License"). Texas A&M has filed U.S. patents for both the Texas A&M compounds and their anticancer uses. During 2001, we announced the issuance of an U.S. patent on the use of our anti-estrogen compound in combination with tamoxifen. We have made certain foreign patent applications related to this combined use. We will evaluate additional U.S. and non-U.S. patent coverage based on the results of ongoing laboratory research.

     Anti-estrogens have been proven to be clinically useful anticancer therapies. Current treatments, such as tamoxifen, block the growth of some cancers by preventing estrogen to bind to the estrogen receptor on cancer cells. The estrogen receptor is a nuclear protein that upon binding to estrogen binds to DNA and activates transcription of a series of hormone-responsive genes. Although tamoxifen and other selective estrogen receptor modifiers have shown clinical benefit in battling breast cancer, there has been a disconcerting side effect from these treatments: the increased incidence of endometrial cancer.

     Our anti-estrogen compound works on the estrogen receptor indirectly through the aryl hydrocarbon receptor. In pre-clinical studies of the compounds, it has been documented that there is an inhibitory "cross-talk" between the aryl hydrocarbon receptor and the estrogen receptor. Additionally, as documented in a recent publication in Cancer Research (2001 May 15; 61(10):3902-7) this compound has been shown to enhance the anticancer activity of tamoxifen in the breast while blocking the uterine estrogenic effects of tamoxifen. Unexpectedly, the compound has also shown activity against human pancreatic cancer cells. This is a promising finding, because pancreatic cancer is a devastating disease with no effective therapies.

     Our lead compound, 6-MCDF, was selected by the Drug Development Group ("DDG") of the National Cancer Institute ("NCI") in November 2001 for further testing under the Developmental Therapeutics Program ("DTP") of the NCI/NIH. As the drug discovery and development arm of the NCI, the DTP plans, conducts and facilitates pre-clinical development of therapeutic agents for cancer and AIDS. The DDG reviews all chemotherapeutic agents presented to the NCI for possible development toward clinical trials, and is responsible for oversight and key pre-clinical decision-making. 6-MCDF was accepted for preclinical development program for studies on formulation, range-finding toxicology and additional efficacy testing. Studies have been initiated under this program by the DDG to test the efficacy of the compound in estrogen-receptor-negative cell lines, a target that is currently not treatable with existing estrogen receptor modulating drugs.

     Under our agreements with Texas A&M, we intend to continue to expend resources on the research and development of 6-MCDF and possibly related compounds. As the development progresses, we anticipate we will continue to explore strategic opportunities to license our rights to these compounds to another company.

RUTGERS UNIVERSITY LICENSE--TOPOISOMERASE COMPOUNDS

     In December 1996, we licensed from Rutgers University and the University of Medicine and Dentistry of New Jersey (collectively, "Rutgers"), certain patent applications relating to a series of anticancer agents or compounds (topoisomerase targeting compounds), that interact with topoisomerase I and topoisomerase II enzymes (the "Rutgers License"). Rutgers has asserted that we are in default of the Rutgers Research Agreement. Rutgers claimed (1) that we had not fully funded our obligation to fund research and development expenses for the development of the topoisomerase compound, (2) that we had not diligently pursued the development of that product, (3) that we had failed to provide Rutgers all information required to be provided by us to Rutgers under the license agreement, and (4) that we had failed to pay or reimburse Rutgers for the costs of certain patent work relating to the topoisomerase compound. We disputed each of these points and believed that we (1) had exceeded any minimum funding levels in the agreement for the development of the topoisomerase compound, (2) had exercised our reasonable business judgment in diligently pursuing the development of that product, and (3) had met all information reporting obligations to Rutgers. We also had refused to pay certain patent-related legal expenses incurred by Rutgers that we believed were excessive. We also claimed throughout our dispute with Rutgers that it had failed to provide critical product development data to us that were necessary for our continuing efforts to develop and evaluate the topoisomerase compound. After extensive discussions with Rutgers, we reached an agreement with Rutgers to terminate all our agreements with Rutgers and for a one-time payment by us to Rutgers of an immaterial amount.

CONTRACT MANUFACTURING

     As a result of our clinical activities in the United States and France, we have developed a level of expertise related to the clinical production and regulation of cell and gene therapies. Cell and gene therapy research and development has been ongoing for a number of years, but specific regulations of these products by most regulatory agencies are just beginning to evolve. In February 2002 (effective April 2002) the United States Pharmacopia published a chapter on manufacturing and testing requirements relating to cell and gene therapies. Prior to the publication of this chapter, there did not exist any published guidance for companies engaged in the production and testing of cell and gene therapies. Likewise, in Europe the European Medicines Evaluation Agency is currently developing guidelines for the production, testing and regulation of cell and gene therapies.

     Based on our expertise, we have expanded our effort to attract contract manufacturing relationships, particularly in France. This has been made possible by the validation of our manufacturing facility first in France by AFSSAPS and secondly through successful IND filings in the United States and in Europe. A contract manufacturing engagement normally consists of two components. The first component of the engagement would be a feasibility study. The feasibility study typically would involve the transfer of production techniques from a scientific laboratory to our facilities. After transferring the techniques, we would develop the required procedures, tests and assays so that the product would then be produced in compliance with cGMP (current Good Manufacturing Practices) requirements. After validating the procedures, tests and assays, we would then produce the necessary components for the manufacturing section to be filed as part of an IND application.

     Upon acceptance of the IND by a regulatory agency, the second component of the engagement would then commence. This component consists of the manufacturing and testing of clinical samples for administration to patients as part of a clinical trial. As part of this operation, we would maintain all the necessary paperwork and documentation to demonstrate the work was done in compliance with standards established by the applicable regulatory agency. In addition, the documentation would be used to support further IND filings and could be used as a component of a BLA for approval to market the product.

     During February 2004, our subsidiary, Genopoeitic, entered into an expanded contract manufacturing alliance with OPISODIA SAS, a French pharmaceutical company. The agreement requires annual funding from OPI of approximately $1,500,000 (US) for each of 2004 and 2005, and places the existing OPI facilities and personnel under the direction of Genopoeitic's management. The funding from OPI is being used to cover a majority of the anticipated manufacturing costs of the combined French facilities in 2004 and 2005. With the combined personnel and manufacturing facilities, the affiliation will offer expanded contract manufacturing services to other biotechnology and pharmaceutical companies.

LICENSE AND RESEARCH AGREEMENTS

THE THOMAS JEFFERSON UNIVERSITY (TJU) LICENSE AND RESEARCH AGREEMENT

     We entered into license and research agreements with TJU for the AC Vaccine technology in November 1995. The TJU License is a perpetual royalty-bearing license for the rights to the AC Vaccine technology, and provides for certain payments upon the occurrence of certain milestones. As partial consideration, we paid $10,000 to TJU for the TJU License, $10,000 upon initiation of the first clinical trial, and $25,000 upon our receipt of approval from the FDA (or comparable international agency) to market products relating to the AC Vaccine technology (which payment was triggered by our receipt of that regulatory approval in Australia). We also issued to each of TJU and Dr. Berd, 229,121 shares of our common stock, representing 7.5% (15% in the aggregate) of our total outstanding voting securities at that time.

     In addition to the milestone payments we have already made to TJU, we are obligated to pay TJU $10,000 upon the first filing of a marketing application with the FDA (or comparable filing with a comparable international agency).

     In connection with the TJU License, we also entered into a Clinical Study and Research Agreement with TJU (the TJU Research Agreement). Under the TJU License and the TJU Research Agreement, we have agreed to provide TJU with minimum sponsored research funding relating to the development of additional immunotherapies based on the AC Vaccine technology. We renewed this agreement for a three-year period through November 2004. Currently we are in arrears on payments under the TJU Research Agreement for the contract year 2003 (approximately $290,000) and the first half of 2004 (approximately $218,000). The research conducted by Dr. Berd and TJU under the TJU Research Agreement has pertained to applications of the AC Vaccine technology beyond the core vaccine products we are developing.

     We are presently obligated under the TJU License to spend a minimum of $500,000 per year on the development of the AC Vaccine technology until commercialized in the United States. This spending includes funding provided pursuant to the TJU Research Agreement, our internal expenditures and external expenditures incurred by us. If we file for FDA approval of a Company-sponsored marketing application for the right to market an AC Vaccine product, we may elect to spend less than $500,000 per year on the development of the AC Vaccine technology during the period of time the marketing application is under review by the FDA.

     We have recently reached a preliminary agreement with TJU to terminate the TJU Research Agreement and all our obligations thereunder in exchange for a final payment by us to TJU of $300,000, $150,000 of which we paid in July 2004, and the balance of which we have agreed to pay by November 30, 2004. We do not believe that the termination of this agreement will have any meaningful effect upon the Company or our AC Vaccine development efforts. Dr. Berd will continue as a consultant to the Company and continues to be instrumental to our regulatory and development efforts for the AC Vaccine technology.

     We are also obligated to pay royalties on our net sales revenue and a percentage of all revenues received from sublicenses relating to the AC Vaccine technology.

     We bear the expense of maintaining and defending the patents that are subject to the TJU License and TJU Research Agreement.

THE TEXAS A&M LICENSE AND RESEARCH AGREEMENT

     We entered into license and research agreements with Texas A&M University for a series of novel cancer-fighting anti-estrogen compounds in February 1997. Under the Texas A&M License, we are obligated to make milestone payments to Texas A&M as follows: $24,000 upon the initiation of a specified toxicity evaluation, $12,000 upon completion of a toxicity evaluation demonstrating acceptable toxicity levels, $12,000 upon the submission of an IND to the FDA or its equivalent in a major market country, $5,000 upon the completion of the first Phase 1 clinical investigations and $15,000 upon the FDA's granting of the first NDA. In addition, we are required to achieve certain milestones toward development of a licensed product within certain specified time frames.

     In connection with the Texas A&M License, in May 1997, we entered into a three-year Sponsored Research Agreement with Texas A&M (the Texas A&M Research Agreement). Under the Texas A&M License and the Texas A&M Research Agreement, we agreed to provide minimum yearly funding of $108,750 for Texas A&M's research. Texas A&M waived any up front payment by us for the Texas A&M License in recognition of our three-year research funding commitment. Currently there is no research agreement in place with the University. We are evaluating potential studies with the principal investigator at Texas A&M and may decide to enter into a further research alliance.

     We are also obligated to pay royalties on any net sales revenue derived from these compounds and a percentage of net sales revenues received from sublicenses of the compounds.

     We bear the expense of maintaining and defending the patents that are subject to the Texas A&M License.


RESEARCH AND DEVELOPMENT EXPENSE


     Our research and development activities focus primarily on clinical development and trials of our AC Vaccine technology for the treatment of melanoma and other cancers. We are also developing other "small molecules" for the treatment of cancer but we do not consider these to be major programs.


     Our research and development expenses consist primarily of costs associated with the clinical trials of our product candidates, compensation and other expenses for research personnel, payments to collaborators under contract research agreements, costs for our consultants and compensation, materials, maintenance and supplies for the operation and maintenance of our biological clean room facilities which are necessary for the production of materials to be used in clinical trials. All of these costs qualify as research and development expenses in accordance with the guidance included in Statement of Financial Accounting Standards No. 2 "Accounting for Research and Development Costs."


     Manufacturing costs included in this category relate to the costs of developing, supporting and maintaining facilities and personnel that produce clinical samples in compliance with current Good Manufacturing Practices (cGMP). Our facilities and the personnel maintained for manufacturing are currently at the minimum required for compliance with cGMP. Based upon the current capacity of our facilities, our personnel and our current and future planned clinical trials, we have excess capacity. We use this excess capacity to generate cash in the form of contract manufacturing alliances. Because the incremental costs incurred to provide these services are not material or quantifiable, they are not presented separately.

     In 2003, we incurred research and development expense of $2,208,228 compared to $6,610,167 in 2002, and $8,099,678 in 2001. We incurred $1,624,801 and $677,916 of research and development expense for the six-month periods ended June 30, 2004, and June 30, 2003, respectively. Research and development expenses have been $41,944,315 for the period from inception through June 30, 2004. The majority of these costs relate to clinical research and development of the company's AC Vaccine technology. Our management estimates that greater than 90% of the periodic and cumulative research and development expenses incurred relate to our one major program, the AC Vaccine. At this time, due to the risks inherent in the clinical trial process, risks associated with the product and product characterization and risks associated with regulatory review and approval of clinical product candidates, we are unable to estimate with any certainty the costs we will incur in the continued development of our product candidates for commercialization.

INTELLECTUAL PROPERTY AND OTHER TECHNOLOGY PROTECTIONS

     Our success will depend in large part on our ability to:

     o Maintain and obtain patent and other proprietary protection for products, process and uses of our products;

     o    Defend patents;

     o    Preserve trade secrets; and

     o Operate without infringing the patents and proprietary rights of third parties.

     We intend to seek appropriate patent protection for our proprietary technologies by filing patent applications when possible in the United States and selected other countries. In November 1995, we entered into an exclusive, worldwide license agreement with TJU for all of its patents and pending patent applications relating to the AC Vaccine. Currently, four U.S. patents have been issued and one U.S. patent is in the process of re-issue, all of which are subject to the TJU license. In addition two foreign patents have been issued that are subject to this license, and there are several U.S. patent applications and international or foreign counterpart applications pending. The following table summarizes the issued U.S. patents for the AC Vaccine.

PATENT NO.    PATENT                                       DATE ISSUED            DATE EXPIRES
6,248,585     Composition for preserving  haptenized
              tumor cells for uses in vaccines             June 19, 2001          November 16, 2019
6,333,028     Methods of using haptenized ovarian
              carcinoma tumor cells                        December 25, 2001      August 14, 2018
6,403,104     Hapten-conjugated mammalian cells and
              methods of making and using thereof          June 11, 2002          March 16, 2020
6,458,369     Composition comprising tumor cells and
              extracts and method of using thereof         October 1, 2002        May 4, 2019

     Patent 5,516,790 which was originally issued on May 14, 1996, "Synthesis and Application of Alkyl-Substituted Dibenzofurans and Antitumorigenic Agents" is currently under re-issue.

     These patents cover methods of making the vaccine, composition of matter, as well as claims to therapeutic use. We intend to continue using our scientific expertise to pursue and file patent applications on new developments with respect to processes, methods and compositions to enhance our intellectual property position in the field of cancer treatment.

     In 1997, we entered into an exclusive, worldwide license agreement with Texas A&M University for all of its patents and pending patent applications relating to a series of novel cancer-fighting anti-estrogen compounds. Currently, two U.S. patents have been issued and additional U.S. patent applications and international or foreign counterpart applications are pending, all of which are subject to the Texas A&M license. Texas A&M is responsible for filing patent applications. With our prior written authorization, the principal investigator of this technology has the right to publish works and findings subject to our combined license and research agreements. The following table summarizes the issued U.S. patents subject to this license.

PATENT NO.    PATENT                                           DATE ISSUED        DATE EXPIRES
5,516,790     Synthesis and application of alkyl-substituted
              dibenzofurans as antitumorigenic agents          May 14, 1996       July 19, 2014
6,136,845     Endocrine therapy for breast cancer: combined
              treatment with tamoxifen plus alkyl PCDFs        October 24, 2000   December 21, 2018

     These patents cover composition of matter, claims to therapeutic use, and claims to use in combination with other therapy.

     We have also licensed a number of issued and pending patents related to our topoisomerase inhibitor technology from Rutgers University. Rutgers, as licensor, is responsible for filing the patent applications. The entire patent estate for this technology includes approximately 25 issued or applied for patents in the U.S., as well as foreign counterpart applications for each. Rutgers asserted that we are in default of the Rutgers Research Agreement. Although we disputed these assertions, we have agreed with Rutgers to terminate all our agreements with Rutgers and for a one-time payment by us to Rutgers of an immaterial amount. Under this agreement, all our rights under the patents relating to the topoisomerase inhibitor technology from Rutgers have terminated.

     Any patents or patent rights that we obtain may be circumvented, challenged or invalidated by our competitors. In addition, others may challenge that our products and processes specifically infringe their patents. On September 17, 1999, a complaint was filed against us in the U.S. District Court for the District of Maryland by Intracel Corporation. Intracel sought monetary damages and an injunction against the use of our autologous cell vaccine technologies. Intracel claimed that our technologies infringed their U.S. patent entitled "Active Specific Immunotherapy." Intracel later withdrew their case.

     We also rely on trade secrets and proprietary know-how related to the production and testing of our products, especially when we do not believe that patent protection is appropriate or can be obtained. Our policy is to require each of our employees, consultants and advisors to execute a confidentiality and inventions agreement prohibiting the disclosure of our confidential information before they begin a relationship with us.

MANUFACTURING AND MARKETING

AC VACCINES - GENERAL

     Our AC Vaccine products under development are individualized therapies that are manufactured by first receiving cells from a patient, treating those cells and creating a liquid vaccine using the cells as a raw material, then delivering the vaccine to the doctor's office for administration to the patient. We believe that the key to success in developing and distributing individualized therapies relies upon a model employing central processing, so that manufacturing cell based products can be a standardized process that can benefit from economies of scale and efficient distribution. The basic model for the vaccine is "cells in-product out," where the final product looks like a traditional mass-produced drug to the end-user, but is manufactured individually. We are not currently treating patients in the U.S. or Europe, other than on a compassionate use basis in certain European countries, because the AC Vaccine products have not yet been approved for treatment.

MANUFACTURING THE AC VACCINE

     Based upon re-engineering the manufacture of the vaccine technology, we no longer require regional manufacturing capabilities. We made a strategic decision in early 2003 to use our facility in Lyon, France as our primary facility for the production of our cell based therapies. The Lyon facility has been inspected by AFSSAPS (the French equivalent of the U.S. FDA) and has received the designation of "Establissment Pharmaceutique." This designation is required for the production of any commercial product to be sold in France. In addition, this designation is recognized by other regulatory authorities charged with ascertaining compliance with current Good Manufacturing Practices.

OTHER FOREIGN MARKETS FOR M-VAX

     During 2002, we entered into a distribution agreement with Ferrer Internacional, S.A. for the sales and marketing of the vaccine in certain territories in Europe, Latin America and Asia. With the assistance of Ferrer, we are investigating potential market opportunities to begin initiating sales of M-Vax in certain countries in Europe. The commercialization of M-Vax in one or more European countries will be subject to meeting certain requirements determined by each applicable regulatory agency.

SOURCES AND AVAILABILITY OF RAW MATERIALS

     We do not expect to encounter significant difficulties in obtaining raw materials for M-Vax, O-Vax or any of our other AC Vaccine products, because they consist primarily of a readily available chemical reagents and the patient's own tumor cells.

COMPETITION

CANCER DRUGS - GENERAL

     We are aware of estimates that more than 300 companies are reported to have more than 1,000 cancer drugs, including chemotherapies and immunotherapies, under development worldwide, many of which are under development in the U.S. A substantial number of these drugs are, or may be in direct competition with M-Vax, O-Vax or any other of our immunotherapies or compounds.

     Our competitors include (i) large established pharmaceutical and biotechnology companies with commitments to oncology or antiviral research, development and marketing, including, Schering Plough Corporation, Chiron Corporation, Bristol-Myers Squibb and Johnson & Johnson; (ii) smaller biotechnology companies with similar strategies, including IDEC Pharmaceuticals, Inc. and Biomira Diagnostics; and (iii) many development stage companies licensing or developing oncology therapeutics. In addition, many research institutes, hospitals and universities are working to develop products and processes in the same field of cancer that may in the future be in direct competition with our products.

OTHER COMPANIES DEVELOPING CANCER VACCINES

     A number of companies or research institutions are developing cancer vaccines, including Ribi ImmunoChem Research, Inc./Corixa, Cancer Vax, and Progenics, Inc., in melanoma; AltaRex, Genentech and Biomira, in breast cancer; Intracel in colorectal cancer; Cell Genesys in lung cancer; Dendreon in prostate, multiple myeloma, ovarian and breast cancers; and Antigenics in renal cell and other cancers.

     The principal competitive factors in the area of cancer immunotherapies are
(i) the efficacy of the product, (ii) the timing of the entry of the product into the market and (iii) cost of goods and ease of use. Initially, we face competition from these companies for the registration of new patients in planned clinical trials. There are a limited number of persons eligible for participation in any particular clinical trial, and we and our research partners compete directly with other pharmaceutical and biotechnology companies, research firms, hospitals and universities for the inclusion of patients in the clinical trials. Enrollment rates for clinical trials are a key determinant in the timelines for bringing products to market.

CONTRACT MANUFACTURING

     In the contract manufacturing area, we face competition from a number of larger, established contract manufacturing companies, as well as some smaller, newly established specialized contract manufacturers in both the United States and Europe. Potential competitors operate in the biotechnology and pharmaceutical industries as well as diagnostics and equipment businesses as divisions of larger, well-capitalized companies.

GOVERNMENT REGULATION

     The research, pre-clinical development, clinical trials, product manufacturing and marketing conducted by us or on our behalf are subject to regulation by the FDA in the United States, AFSSAPS (the French equivalent of the U.S. FDA) in France, and similar health authorities in other foreign countries. Our proposed products and technologies also may be subject to certain other international, U. S. federal, state and local government regulations, including, the Federal Food, Drug and Cosmetic Act, Public Health Service Act, and their state, local and foreign counterparts.

     Generally, the steps required before a pharmaceutical or therapeutic biological agent may be marketed in the U.S. include: (i) pre-clinical laboratory tests, pre-clinical studies in animals, toxicity studies and formulation studies; (ii) the submission to the FDA of an IND for human clinical testing, that must become effective before human clinical trials commence; (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug; (iv) the submission of a marketing application to the FDA;
(v) approval of the manufacturing processes and controls; and (vi) FDA approval of the marketing application prior to any commercial sale or shipment of the drug.

     Pre-clinical studies include laboratory evaluation of the product, mostly conducted under Good Laboratory Practice regulations, and animal studies to assess the pharmacological activity and the potential safety and effectiveness of the drug. The results of the pre-clinical studies are submitted to the FDA in the IND. Unless the FDA objects to an IND, it becomes effective 30 days following submission and the clinical trial described in the IND may then begin.

     Clinical trials begin when a drug is approved for testing on humans. There are usually said to be three main phases of clinical trials that a drug must go through in the U.S. before the drug is approved to be manufactured and marketed to the public. These phases may involve testing of drugs in healthy human volunteers (Phase 1) for assessment of safety, followed by tests of effectiveness and safety in patients with illnesses the drug is designed to treat (Phases 2 and 3). In most instances, Phase 3 studies are the final group of studies that are conducted before a product can be approved by the FDA for commercial use. In the case of life-threatening illness, the study process and phases of clinical trials may be compressed and accelerated. In some cases, Phase 2 trials are deemed sufficient for market approval by the FDA or foreign regulatory authorities. Pivotal registration trials are large-scale Phase 2 or 3 trials, the data obtained from which are intended to be used to provide for the registration of a drug or product for market use.

     Every clinical trial must be conducted under the review and oversight of an institutional review board at each institution participating in the trial. The institutional review board evaluates, among other things, ethical factors, the safety of human subjects, and the possible liability of the institution.

     The results of the pre-clinical and clinical trials are submitted to the FDA as part of an application to market the drug. The marketing application also includes information pertaining to the chemistry, formulation and manufacture of the drug and each component of the final product. The FDA review of a marketing application takes from one to two years on average to complete, though reviews of treatments for cancer and other life-threatening diseases may be accelerated. The process may take substantially longer, however, if the FDA has questions or concerns about a product. Following review, the FDA may ultimately decide that an application does not satisfy regulatory and statutory criteria for approval or that further information and testing is required. In some cases, the FDA may approve a product but require additional clinical tests following approval which are referred to as post marketing studies (i.e., Phase 4).

     In addition to obtaining FDA approval for each product, each domestic drug manufacturing facility must be registered with, and approved by the FDA. Domestic manufacturing facilities are subject to inspections by the FDA and must comply with current Good Manufacturing Practices. To supply products for use in the U.S., foreign manufacturing facilities also must comply with current Good Manufacturing Practices, and are subject to periodic inspection by the FDA or by comparable foreign regulatory agencies under reciprocal agreements with the FDA.

     If marketing approval of any of our products is granted, we must continue to comply with FDA requirements not only for manufacturing, but also for labeling, advertising, record keeping, and reporting to the FDA of adverse experiences and other information. In addition, we must comply with federal and state health care anti-kickback laws and other health care fraud and abuse laws that affect the marketing of pharmaceuticals. Failure to comply with applicable laws and regulations could subject us to administrative or judicial enforcement actions, including product seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products or withdrawal of existing approvals, as well as increased product liability exposure.

     The regulatory approval process for new drugs in France is substantially similar to the process described above for the U.S. Generally, the steps required before a pharmaceutical or therapeutic biological agent may be marketed in France include (i) pre-clinical laboratory tests, pre-clinical studies in animals, toxicity studies and formulation studies; (ii) the submission to AFFSSAPS of an IND for human clinical testing, that must become effective before human clinical trials commence; (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug; (iv) the submission of a marketing application to AFFSSAPS; (v) approval of the manufacturing processes and controls; and (vi) AFFSSAPS approval of the marketing application prior to any commercial sale or shipment of the drug.

     The primary difference between the U.S. and French regulatory processes is the evolution of the thinking of each regulatory agency to the application of the procedures described above, which were designed for traditional, mass-produced prescription drugs and similar procedures, to the regulation of autologous products, meaning those products, such as the AC Vaccine, whose origin is primarily from the patient with minimal manipulation.

     In 2002, AFSSAPS published the first regulations specific to the regulation of cell and gene therapies that are produced on an individual patient basis (which includes the AC Vaccine technology). These regulations differentiate these products from standard pharmaceutical products. We interpret that these regulations will evaluate cell and gene therapy products by the level and type of manipulation to the product. We believe that certain cellular products, including M-Vax, will be regulated differently from standard drugs. For these technologies, marketing approval will be authorized upon the satisfaction of two criteria. One of the requirements will be that the therapeutic is manufactured in a cGMP-compliant facility and manner. Secondly, the therapeutic will need to be able to demonstrate a reasonable claim for efficacy. We intend to use the data generated in the studies conducted at TJU as the basis for our efficacy claims for M-Vax. These regulations are new, and our planned BLA filing in France for M-Vax will be one of the first autologous products to be covered by these new regulations. Accordingly, the actual regulatory approval path for this and other products in France subject to these new regulations is continue to be developed and is likely to continue to evolve.

     For clinical investigation and marketing outside the U.S. and France, we also are subject to certain foreign regulatory requirements governing human clinical trials and marketing approval for drugs. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely for European countries both within and outside the European Union (EU). Normally, foreign marketing authorizations are applied for at a national level, although within the EU certain registration procedures are available to companies wishing to market their products in more than one EU member state. If any applicable regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted. The system for obtaining marketing authorizations within the EU registration system is a dual one in which certain products, such as biotechnology and high technology products and those containing new active substances, will have access to a central regulatory system that provides registration throughout the entire EU. Other products will be registered by national authorities in individual EU member states, operating on a principle of mutual recognition.

EMPLOYEES

     As of June 30, 2004, we had 15 total employees, including 13 full-time employees at the Company's subsidiary in France and two full-time employees in the U.S. Our other consultants, scientific advisors and directors devote only a portion of their time to our business.

DESCRIPTION OF PROPERTY

     We lease a pharmaceutical and gene therapy clinical manufacturing facility in Lyon, France. The facility consists of approximately 9,000 square feet of which approximately 7,000 square feet are utilized for manufacturing development, including 3,000 square feet of clean rooms and 2,000 square feet for office space. Currently, the monthly rental on the facility is approximately $13,250. The lease is for a 9-year period through 2009 and is extendable for another 9-year period. The lease may be cancelled by us after July 2006.

     We lease a facility in Philadelphia, Pennsylvania for our clinical manufacturing activities. The facility consists of approximately 11,900 square feet, of which approximately 9,300 square feet are utilized for manufacturing development while the remaining 2,600 square feet are used for office space. We have options for additional space. Currently, the monthly rental on the facility is approximately $13,860. The lease is for a 10-year period through February 2008 and is extendable for two five-year periods.

     Our executive offices were previously located at 9200 Indian Creek Parkway, Suite 200, Overland Park, Kansas. We currently lease approximately 6,500 square feet of office space for a monthly lease cost of approximately $9,300. The lease is for a three-year period through October 2004. We have recently completed the relocation of our executive offices to our Philadelphia facility.

     We believe that each of these properties is adequately covered by insurance.

LEGAL PROCEEDINGS

     We are periodically involved in ordinary, routine litigation and administrative proceedings incidental to our business. As of the date of this prospectus, there are no pending, or to our knowledge threatened, material claims against the Company.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers and directors of the Company, as well as certain information about them, are as follows:

Name                              Age     Position with the Company
----                              ---     -------------------------
John K. A. Prendergast, Ph.D.     50      Chairman of the Board and Director

Richard P. Rainey                 38      President and Corporate Secretary

Andres Crespo                     48      General Manager, Genopoeitic

Henry E. Schea III                51      Director of Quality Systems

Edson D. de Castro                65      Director

Andrew W. Dahl, Sc.D.             61      Director

Carl Spana, Ph.D.                 41      Director


     JOHN K. A. PRENDERGAST, Ph.D., has been a member of our Board of Directors since July 1996. Dr. Prendergast has served as President and principal of Summercloud Bay, Inc., a biotechnology-consulting firm, since 1993. He is a co-founder and/or a member of the Board of Ingenex, Inc., Atlantic Pharmaceuticals, Inc., Optex

Ophthamologics, Inc., Gemini Gene Therapies, Inc., Channel Therapeutics, Inc., Xenometrix, Inc., Avigen, Inc., and Palatin Technologies, Inc. From October 1991 through December 1997, Dr. Prendergast was a Managing Director of Paramount Capital Investments, LLC and a Managing Director of The Castle Group Ltd. Dr. Prendergast received his M.Sc. and Ph.D. from the University of New South Wales, Sydney, Australia and a C.S.S. in Administration and Management from Harvard University. In November 2003, Dr. Prendergast was named Chairman of the Board of the Company.

     RICHARD P. RAINEY, C.P.A., has served as our President and Secretary since December 2002, Vice President for Finance and Administration from March 28, 2001 until December 2002, and as Controller of the Company from September 1998 until March 2001. Prior to joining the Company, Mr. Rainey was a partner with Rainey & Rainey, a certified public accounting firm that he founded in 1993. During that period, Rainey & Rainey provided accounting and consulting services to corporations with an emphasis in health care. From 1988 to 1993, Mr. Rainey was an associate with Ernst & Young, LLP specializing in auditing and consulting. Mr. Rainey received his B.S. in Accounting from Pennsylvania State University in 1988.

     ANDRES CRESPO joined us as General Manager of our Genopoietic subsidiary when we acquired that company in 2000. Dr. Crespo has been employed by Genopoietic since 1997. Prior to joining Genopoietic, Dr. Crespo was in charge of biopharmaceutical production for Rhone-Poulenc and later Rhone-Poulenc's Gencell division, where he was responsible for organizing the coordination of the various Rhone-Poulenc laboratories specializing in gene therapy. Dr. Crespo was also in charge of the GMP production of gene therapy vectors while at Rhone-Poulenc. Dr. Crespo received his M.Sc. and Ph.D. from the University of Toulouse in Pharmaceutical Sciences.

     HENRY E. SCHEA III has been our Director of Quality Systems since May 2002. Mr. Schea has over 20 years experience in research, product development, GMP manufacturing and quality control and assurance, with a focus in cell and gene therapies. From 1981 to 1991, Mr. Schea served in various manufacturing and quality control positions at Amgen. From 1991 through 2001, Mr. Schea developed quality systems for new biotech firms including Gene Medicine and Chimeric Therapies. Mr. Schea received his B.S. in Microbial Genetics from the University of Massachusetts in 1976.

     EDSON D. de CASTRO has been a member of our Board of Directors since October 1993. Since 1990, Mr. de Castro has been consulting for companies and participating as a member of certain Boards of Directors. Mr. de Castro was one of five co-founders of Data General Corporation in 1968 for which, from 1968 to 1989, he served as its President and Chief Executive Officer, and from 1989 to 1990, he served as its Chairman of the Board of Directors. From 1995 to 1997, Mr. de Castro was the Chief Executive Officer and Chairman of the Board of Directors of Xenometrix, Inc. Mr. de Castro was a founder and Executive Committee Member of the Massachusetts High Tech Council. Mr. de Castro is a Trustee of Boston University. Mr. de Castro received his B.S. in Electrical Engineering from the University of Lowell in 1960.

     ANDREW W. DAHL, Sc.D., has been a member of our Board of Directors since September 1999. Dr. Dahl has served as President and CEO of Evolution Benefits, a Division of Evolution Health, LLC., since July 2000. From July 1994 through December 1999, Dr. Dahl served as the President and Chief Executive Officer of HealthNet, Inc. From July 1990 through March 1994, Dr. Dahl served as President and Chief Executive Officer of IVF America, Inc. (now known as IntegraMed America), where he was instrumental in taking the corporation public. Dr. Dahl also served as Executive Vice President and Chief Operating Officer of St. John Health and Hospital Corporation in Detroit, a university-affiliated medical center, and was Vice President for Development of the Hospital Corporation of America, Management Company. Dr. Dahl received his Sc.D. from The Johns Hopkins University and a M.P.A. from Cornell University. Dr. Dahl is also a fellow in the American College of Health Care Executives.

     CARL SPANA, Ph.D., has served on our Board of Directors since September 1995 and was its Interim President from August 1995 to June 15, 1996. Dr. Spana is currently an Executive Vice President and Chief Executive Officer of Palatin Technologies, Inc. Since June 1996, Dr. Spana has served as Executive Vice President and Chief Technology Officer of RhoMed Incorporated. From 1993 to 1996, Dr. Spana was responsible for discovering, evaluating, and commercializing new biotechnologies through his work at Paramount Capital Investments, LLC where he was an Associate Director. Dr. Spana has been a co-founder of several private biotechnology firms. From 1991 to 1993, Dr. Spana was a Research Associate at Bristol-Myers Squibb where he was involved in scientific research in the field of immunology that led to the initiation of several new drug discovery programs. Dr. Spana currently is a member of the

Board of Directors of Palatin Technologies, Inc. Dr. Spana received his Ph.D. in Molecular Biology from The Johns Hopkins University and a B.S. in Biochemistry from Rutgers University.

AUDIT COMMITTEE FINANCIAL EXPERT

     Our Board of Directors has determined that Mr. de Castro and Dr. Spana qualify as "audit committee financial experts" as defined by the rules of the Securities and Exchange Commission. Mr. de Castro and Dr. Spana are independent within the meaning of Nasdaq Rules 4200(a)(15) and 4350(d), which are the independence tests utilized by the Board even though our common stock is no longer listed on Nasdaq.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation earned by the persons serving as our chairman of the board, chief executive officer and the other named key employees (who were our only other employees who made in excess of $100,000 in 2003) (the Named Officers) for the last three fiscal years. We do not have any long-term incentive plans.

     Our Chairman of the Board, Dr. John Prendergast, is not an employee of the Company. He has served as an independent director of our Board since 1996. Due to the dramatic reduction in our executive staff since 2002, Dr. Prendergast, at the request of the Board of Directors, has assisted management in certain strategic initiatives and related matters. The Board of Directors continues to view Dr. Prendergast as an independent director, but his compensation has significantly exceeded the customary fees for outside directors due to the services provided by Dr. Prendergast at the request of the Board. All extraordinary consulting fees paid to Dr. Prendergast have been approved by the other members of the Board, all of whom are independent within the meaning of Nasdaq Rule 4200(a)(15), which is the independence test utilized by the Board even though our common stock is no longer listed on Nasdaq. Effective December 1, 2003, the Board approved monthly compensation to Dr. Prendergast of $8,750, plus reimbursement of out-of-pocket expenses for consulting services provided by Dr. Prendergast to us, which will consist of not less than five days of service per calendar month. In each month since that date, Dr. Prendergast has devoted more than five full days of service to us.

     Neither Andres Crespo nor Henry Schea served us as an officer in 2003. They are included in the following tables because they were key employees who made in excess of $100,000 in 2003.

                                                      SUMMARY COMPENSATION TABLE


                                                                                    LONG-TERM
                                                     ANNUAL COMPENSATION          COMPENSATION
                                                  ---------------------------        AWARDS              ALL OTHER
     NAME AND PRINCIPAL POSITION      YEAR        SALARY            BONUS       SHARES OF COMMON        COMPENSATION
                                                    ($)              ($)        STOCK UNDERLYING            ($)
                                                                                OPTIONS/SARs (#)
  -------------------------------------------------------------------------------------------------------------------
  John K.A. Prendergast, Ph.D. -     2003                  $0              $0                  -0-       $120,625
  Chairman of the Board (1)
                                     2002                  $0              $0                  -0-        $47,500

                                     2001                  $0              $0                  -0-        $45,000

  Richard P. Rainey, C.P.A. -        2003            $182,521        $150,000                  -0-             -0-
  President and Corporate
  Secretary (2)                      2002            $147,875              $0                  -0-             -0-
                                     2001            $133,068         $24,000              180,000             -0-

                                                                                    LONG-TERM
                                                     ANNUAL COMPENSATION          COMPENSATION
                                                  ---------------------------        AWARDS              ALL OTHER
     NAME AND PRINCIPAL POSITION      YEAR        SALARY            BONUS       SHARES OF COMMON        COMPENSATION
                                                    ($)              ($)        STOCK UNDERLYING            ($)
                                                                                OPTIONS/SARs (#)
  -------------------------------------------------------------------------------------------------------------------
  Andres Crespo - General Manager,   2003        $162,621 (3)              $0                  -0-             -0-
  Genopoietic
                                     2002        $122,818 (3)              $0                  -0-             -0-

                                     2001         $97,479 (3)              $0                  -0-             -0-

  Henry E. Schea III - Director of   2003        $119,792                  $0                  -0-             -0-
  Quality Systems
                                     2002         $88,542 (4)              $0                  -0-             -0-

                                     2001              $0 (4)              $0                  -0-             -0-


---------------
(1) The other compensation shown for Dr. Prendergast consisted of $11,500 and $4,000 in customary directors' fees paid in 2002 and 2003, respectively, and $36,000 and $116,625 of additional compensation paid for the extraordinary services rendered by Dr. Prendergast.

(2) In February 2003, we paid Mr. Rainey a $150,000 retention bonus to induce Mr. Rainey to remain in our employ in view of our then current financial circumstances and prospects. In exchange for this payment, Mr. Rainey agreed to remain our employee for at least the next 12 months in accordance with the terms and conditions of his then current Employment Agreement, as amended.

(3)  Compensation is paid in Euro's, and is shown in US$ at the rate of 1.1316,
     1.0486 and 0.89068, U.S. dollars to one European Euro for 2003, 2002 and 2001, respectively.
(4)  Mr. Schea joined us in April 2002.

OPTIONS

     No stock options were granted to any officer, employees or directors in 2003. We have not granted any stock appreciation rights. In accordance with the terms of our 2000 Directors' Stock Option Plan, on January 2, 2004, each of our four directors (including Dr. Prendergast, named in the table below) was automatically granted options to purchase 40,000 shares of common stock, at an option exercise price of $0.17 per share. The options vest quarterly over a four-year period of continuing service as a director. Effective October 1, 2004, the Board of Directors granted stock options to Mr. Rainey, Dr. Prendergast and Dr. Spana for 250,000, 150,000 and 100,000 shares, respectively, at an option exercise price of $0.125 per share. All options vest quarterly over a four-year period of continuing service as an employee or director of the Company, as applicable. The option grants to Dr. Prendergast and Dr. Spana reflect the additional demands on those two directors due to our limited executive management team. The options vest quarterly over 16 quarters from the date of grant.

     The following table sets forth certain information concerning stock options held by the Named Officers on December 31, 2003. No stock options were exercised by the Named Officers during the year ended December 31, 2003 or in the first six months of 2004. In 2004, stock options have been granted to Mr. Crespo and Mr. Schea to purchase an aggregate of 175,000 and 100,000 shares of common stock at an option exercise price of $0.17 per share, which was fair market value of the common stock on the date of grant. The options vest quarterly over a four-year period of continuing employment.


                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED                IN-THE-MONEY OPTIONS
                                                            OPTIONS AT DECEMBER 31, 2003           AT DECEMBER 31, 2003 (1)
-------------------------------------------------------------------------------------------------------------------------------
                                   SHARES ACQUIRED ON
NAME                                  EXERCISE (#)          EXERCISABLE        UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------------------------
John K.A. Prendergast, Ph.D.               -0-                  215,125               25,000         $0                $0
Richard P. Rainey, C.P.A.                  -0-                  223,125               86,875         $0                $0
Andres Crespo                              -0-                      -0-                  -0-         $0                $0
Henry E. Schea III                         -0-                      -0-                  -0-         $0                $0

---------------
(1) Value is based on the difference between the option exercise price and $0.18, the market value of the common stock on December 31, 2003 (based upon the average closing bid and asked prices on the OTC Bulletin Board), multiplied by the number of shares of common stock issuable upon exercise of the options. At December 31, 2003, all stock options had exercise prices in excess of the market value of the common stock on that date.

EMPLOYMENT AGREEMENT


     On June 28, 1998, we entered into a letter of employment with Richard P. Rainey, pursuant to which Mr. Rainey became our Controller. Effective March 26, 2001, we entered into an Employment Agreement with Mr. Rainey in order to amend and restate the terms of the employment letter. Effective February 13, 2003, we entered into a letter agreement with Mr. Rainey to amend the Employment Agreement. We have reached an agreement in principle with Mr. Rainey regarding the terms of a new Employment Agreement. References below to the Employment Agreement mean the new Employment Agreement.

     Pursuant to the terms of the Employment Agreement, Mr. Rainey serves as our President. The initial term of the Employment Agreement expires March 31, 2007.

     Under the terms of the Employment Agreement, Mr. Rainey receives a current annual base salary of $200,000 and is entitled to receive a discretionary annual incentive bonus targeted to be 30% of his base salary. Mr. Rainey previously received options to acquire an aggregate 310,000 shares of common stock at various exercise prices ranging from $0.906 to $3.063 per share. Under the new Employment Agreement, we granted Mr. Rainey an option to purchase 250,000 shares of common stock at an exercise price of $0.125 per share. All such options vest at a rate of 1/16 per quarter over a four-year period, and are exercisable for a period of seven years from their grant date. Mr. Rainey is also entitled to additional stock options at the sole discretion of our Board of Directors.

     The Employment Agreement provides that Mr. Rainey is to receive a lump sum payment equal to two times his Base Salary upon termination of his employment following a Change in Control, as defined in the Employment Agreement. Upon termination, following a Change of Control, for any reason other than due to Mr. Rainey's death or to his disability, by us for other than just cause or by Mr. Rainey for good reason, then we are required to pay Mr. Rainey, as his sole damages for such termination, a lump sum payment equal to his base salary. Such amount will not be set-off against amounts earned from alternative employment. In addition, any stock options granted to Mr. Rainey will thereupon become immediately vested.

     If, at any time prior to March 31, 2007, (i) Mr. Rainey's employment is terminated by us without "just cause," or (ii) Mr. Rainey terminates his employment for "good reason," we are required to pay Mr. Rainey a lump sum payment equal to his base salary without set-off for salary earned from alternative employment.


     The Employment Agreement also contains a two-year covenant not to compete (assuming Mr. Rainey is dismissed for cause), a three-year covenant not to disclose confidential information and an 18-month non-solicitation agreement.

COMPENSATION OF DIRECTORS

     Effective November 2, 2001, we elected to pay our non-employee directors a fee of $4,000 per meeting for Board meetings attended in person, $1,000 per meeting for committee meetings attended in person and $500 per meeting for telephonic Board and committee meetings. In 2003, we had three in-person Board meetings, no in-person committee meetings, and three telephonic Board or committee meetings.

     In accordance with the terms of our 2000 Directors' Stock Option Plan, on January 2, 2004, each of our four directors was each automatically granted options to purchase 40,000 shares of common stock, at an option exercise price of $0.17 per share. The options vest quarterly over a four-year period of continuing service as a director.


     See "Executive Compensation" above for a description of certain compensation paid to Dr. Prendergast in 2002 and 2003 and stock options awarded to Dr. Prendergast and Dr. Spana for additional services provided by Dr. Prendergast to us, at the request of our Board of Directors.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 4, 2003, we completed a bridge financing in the aggregate principal amount of $950,000 in a private offering with various institutional and individual investors in reliance upon the exemption from registration in
Section 4(2) of the Securities Act of 1933. We issued $950,000 aggregate principal amount of our 5% Convertible Notes due May 17, 2004, and warrants to purchase an aggregate of 7,115,300 shares of common stock at an exercise price of $0.143 per share. The notes automatically converted on May 21, 2004, in connection with our $3,050,000 private placement of our common stock, into 7.692 shares of common stock of the Company for each $1.00 of unpaid principal and interest on the Notes on the conversion date (a ratio of $0.13 per share).

     A partnership in which Mr. Rainey, our President, is a 50% partner and Mr. Rainey's brother is the other 50% partner, purchased $50,000 principal amount of the Convertible Notes and associated warrants. Dr. Prendergast, our Chairman, purchased $25,000 principal amount of the Convertible Notes and associated warrants. The participation of both Mr. Rainey and Dr. Prendergast in the bridge financing was approved by the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth, as of August 6, 2004, certain information regarding the beneficial ownership of the common stock (i) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of the common stock, (ii) by each of our Named Officers (as defined herein) and directors and (iii) by all our executive officers and directors as a group.

                                                                            AMOUNT AND
                                                                             NATURE OF             PERCENTAGE
                                                                            BENEFICIAL              OF CLASS
       NAME AND ADDRESS OF BENEFICIAL OWNER         TITLE OF STOCK           OWNERSHIP       BENEFICIALLY OWNED (1)
       ------------------------------------         --------------           ---------       ----------------------
NAMED EXECUTIVE OFFICERS AND DIRECTORS (2)
   Richard P. Rainey, C.P.A. (3)                    Common Stock              1,041,104                2.75%
   Edson D. de Castro (4)                           Common Stock                108,262                *
   Andrew W. Dahl, Sc.D. (5)                        Common Stock                 67,222                *
   John K.A. Prendergast, Ph.D. (6)                 Common Stock                616,060                1.64%
   Carl Spana, Ph.D. (7)                            Common Stock                226,929                *
   Andres Crespo (8)                                Common Stock                 21,875                *
   Henry E. Schea III (8)                           Common Stock                 59,375                *
All  executive  officers and  directors as a group  Common Stock              2,059,557                5.44%
(5 persons) (9)

5% SHAREHOLDERS
   None

---------------
*REPRESENTS LESS THAN 1%.

(1) The percentage of common stock beneficially owned is determined by adding the number of shares of common stock outstanding (36,071,568 as of August 6, 2004) to the number of shares issuable upon conversion of the Series C Preferred Stock (1,130,755 as of August 6, 2004) plus, for each beneficial owner or group, any shares of common stock that owner or group has the right to acquire within 60 days of August 6, 2004, pursuant to options or warrants.
(2) The address of the named individuals is c/o AVAX Technologies, Inc., 2000 Hamilton Street, Suite 204, Philadelphia, Pennsylvania 19130.
(3) Includes 255,000 shares of common stock that Mr. Rainey may acquire within 60 days upon exercise of options held by Mr. Rainey and also includes 393,504 shares and 384,600 warrants owned by a partnership in which Mr. Rainey holds a 50% interest.
(4) Represents shares of common stock that Mr. de Castro may acquire within 60 days upon the exercise of options held by Mr. De Castro.
(5) Represents shares of common stock that Dr. Dahl may acquire within 60 days upon the exercise of options held by Dr. Dahl.
(6) Includes 162,012 shares of common stock that Dr. Prendergast may acquire within 60 days upon the exercise of options by Dr. Prendergast.
(7) Includes 162,012 shares of common stock that Dr. Spana may acquire within 60 days upon the exercise of options held by Dr. Spana.
(8) Represents shares of common stock that Dr. Crespo and Mr. Schea may acquire within 60 days of the exercise of options held by each individual.
(9) Consists only of directors and Richard P. Rainey, the sole executive officer of the Company as of the date of this report.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth as of December 31, 2003 (a) the number of securities to be issued upon exercise of outstanding options, warrants and rights, (b) the weighted average exercise price of outstanding options, warrants and rights and (c) the number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)).

                                           (a)                        (b)                        (c)
                                                                                         NUMBER OF SECURITIES
                                                                                       REMAINING AVAILABLE FOR
                                                                                        FUTURE ISSUANCE UNDER
                                 NUMBER OF SECURITIES TO        WEIGHTED-AVERAGE         EQUITY COMPENSATION
                                 BE ISSUED UPON EXERCISE       EXERCISE PRICE OF           PLANS (EXCLUDING
                                 OF OUTSTANDING OPTIONS,      OUTSTANDING OPTIONS,     SECURITIES REFLECTED IN
          PLAN CATEGORY            WARRANTS AND RIGHTS        WARRANTS AND RIGHTS             COLUMN (a))
          -------------          -----------------------      --------------------     ------------------------
    EQUITY COMPENSATION PLANS
    APPROVED BY SECURITY                  1,145,889                  $2.29                     2,615,015
    HOLDERS

    EQUITY COMPENSATION PLANS
    NOT APPROVED BY SECURITY                493,430                  $4.09                           -0-
    HOLDERS

    TOTAL                                 1,639,319                  $2.83                     2,615,015

     See Note 6 of the Notes to Financial Statements for information concerning the material terms of equity compensation plans pursuant to which the foregoing options and warrants have been issued. Equity compensation plans approved by security holders consist of the 1992 Stock Option Plan, the 2001 Stock Option Plan and the 2000 Director Stock Option Plan.


                              SELLING STOCKHOLDERS

     On May 21, 2004, we issued an aggregate of 10,166,667 shares of our common stock, and warrants to purchase up to an aggregate of 3,050,000 shares of our common stock, in a private placement to certain of the selling stockholders listed below. In connection with the closing of the private placement, we also issued 7,486,430 shares of our common stock to the certain of the selling stockholders listed below in accordance with the mandatory conversion of $950,000 aggregate principal amount of convertible notes and accrued interest thereon issued by us in November 2003 in a private offering. In connection with the original issuance of the convertible notes, we also issued warrants to purchase up to an aggregate of 7,307,400 shares of our common stock. As of the date of this prospectus, warrants to purchase 338,400 shares of common stock have been exercised. All of the shares described above, aggregating 28,010,497 shares of common stock, are covered by this prospectus. In consideration of their assistance in these transactions, we also issued warrants to purchase a total of 855,117 shares of our common stock to our European broker. The shares represented by these warrants are not being registered for resale as part of this prospectus.

     The following table sets forth certain information with respect to the ownership of common stock by the selling stockholders as of August 6, 2004, and the shares offered in this prospectus by the selling stockholders.



                                                              SHARES
                                                            CURRENTLY          SHARES TO        SHARES OWNED     PERCENTAGE OWNED
SELLING STOCKHOLDER(1)                                        OWNED            BE OFFERED      AFTER OFFERING     AFTER OFFERING
----------------------                                      ---------          ----------      --------------    ----------------
Freeland Family Trust U/A/D 8-10-93(2), (4), (9)            1,083,333          1,083,333              0                 *
Firebird Global Master Fund, LTD(2), (9), (12)              2,166,667          2,166,667              0                 *
Fortis Investment Management NV/SA(2), (9), (11)            2,600,000          2,600,000              0                 *
Matignon Technologies FCPR(2), (9), (13)                    2,166,667          2,166,667              0                 *
CS EQUITY FUND MANAGEMENT COMPANY on behalf of CS
     Equity Fund (Lux) Global Biotech(2), (5), (9), (11)    4,766,666          4,766,666              0                 *
Close Finsbury Life Sciences Fund(2), (9), (14)               433,334            433,334              0                 *
Rock Castle Ventures, L.P.(3), (6), (10)                    5,452,630          5,452,630              0                 *
Cardinal Partners, L.P. (3), (6), (10)                      2,335,735          2,335,735              0                 *
SG Private Banking (Suisse) S.A. (formerly CBG
     COMPAGNIE BANCAIRE (GENEVE)) (3), (10), (11)           2,336,683          2,336,683              0                 *
SCB Family Partnership(3), (7), (10)                          389,131            389,131              0                 *
Bruno Jacquot(3), (10)                                        389,131            389,131              0                 *
203 Investment Partners(3), (8), (10)                         778,104            778,104              0                 *
Park Place Columbia LTD(3), (10), (11)                      3,112,416          3,112,416              0                 *
                                                            ---------          ---------

TOTAL                                                      28,010,497         28,010,497
                                                           ==========         ==========

------------------------
*    Represents less than 1.0%.

(1) Each selling stockholder purchased the shares in the ordinary course of business and at the time of the purchase of the securities to be resold, the sellers had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(2) Includes 10,166,667 shares of common stock owned and 3,050,000 shares of common stock issuable upon the exercise of the warrants issued in connection with the May 2004 private placement of common stock.

(3) Includes 7,824,830 shares of common stock owned and 6,969,000 warrants for shares of common stock issuable upon the exercise of the warrants issued in connection with the November 2003 bridge note financing effected as a private placement of $950,000 aggregate principal amount of convertible notes.

(4) We have been advised by the selling stockholder that its controlling person is Jesse R. Freeland.

(5) We have been advised by the selling stockholder that it is affiliated with several broker-dealers who are also part of Credit Suisse Group, the selling stockholder's parent company.

(6) We have been advised by the selling stockholder that its controlling person is Dr. Yuichi Iwaki.

(7) John K.A. Prendergast, the Chairman of our Board, is the beneficial owner of the shares held by SCB Family Partnership and consequently has voting control and investment discretion over the shares. As of June 10, 2004, Mr. Prendergast was also the beneficial owner of 207,179 shares of common stock, which includes 126,262 shares of common stock that Dr. Prendergast may acquire within 60 days upon the exercise of options by Dr. Prendergast, that are not included in the table and are not being registered for resale pursuant to this prospectus.

(8) Richard P. Rainey, our President, and his brother, Thomas Rainey, are each 50% owners of 203 Investment Partners. As general partner of 203 Investment Partners, Richard Rainey has voting control and investment discretion over the shares. As of June 10, 2004, Richard Rainey was also the beneficial owner of 231,125 shares, which includes 223,125 shares of common stock that Mr. Rainey may acquire within 60 days upon the exercise of options by Mr. Rainey, that are not included in the table and are not being registered for resale pursuant to this prospectus.
(9) The identified selling stockholder purchased shares of common stock and warrants to purchase shares of common stock in the May 2004 private placement.
(10) The identified selling stockholder participated in the November 2003 convertible bridge note financing.
(11) We have been advised by the selling stockholder that it is not controlled, directly or indirectly, by any natural person. We cannot confirm the accuracy of this representation without the unreasonable expenditure of time and money.
(12) We have been advised by the selling stockholder that it is controlled, directly or indirectly, by Harvey Sawikin and Ian Hague.
(13) We have been advised by the selling stockholder that it is controlled, directly or indirectly, by M. Christian Haas and M. Philippe Dhamelincourt.
(14) We have been advised by the selling stockholder that it is controlled, directly or indirectly, by Michael Bourne and Andrew Clark.


                              PLAN OF DISTRIBUTION

     We have registered the 28,010,497 shares of our common stock offered in this prospectus on behalf of the selling stockholders. We will pay all expenses of this registration (estimated to be approximately $60,000), other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. The selling stockholders are responsible for paying any commissions, discounts, or other brokerage fees incurred in connection with their sale of any of the shares.

     At any time, without notifying us, the selling stockholders can sell all or a portion of the common stock offered in this prospectus. The selling stockholders can sell the common stock to buyers directly or through underwriters, brokers, dealers or agents. The sale price for the common stock will be either a price negotiated between the selling stockholder and the buyer, or the prevailing market price of the common stock at the time of the sale. The common stock is listed for quotation on the OTC Bulletin Board under the symbol "AVXT.OB."

     We will not receive any proceeds from the sale of shares by the selling stockholders. Under the terms of the private placements, we have agreed to indemnify the selling stockholders against liabilities they may incur as a result of any untrue statement of a material fact in the registration statement, of which this prospectus is a part, or for any omission in this prospectus or the registration statement to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. This indemnification includes liabilities that the selling stockholders may incur under the Securities Act of 1933.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance on Rule 144 under the Securities Act of 1933, if they meet the criteria and conform to the requirements of that rule.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of shares may be underwriters within the meaning of the Securities Act of 1933. Any commissions received by broker-dealers or agents on the sales and any profit on the resale of shares purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. One of the selling stockholders, CS Equity Fund Management Company, has represented to us that it purchased shares of our common stock in the May 2004 private placement in the ordinary course of its business and, at the time of the purchase, it had no agreements or understandings, directly or indirectly, with any persons who distribute these securities.

     Under the rules of the Securities and Exchange Commission, any person engaged in the distribution or the resale of our common stock may not simultaneously buy, bid for or attempt to induce any other person to buy or bid for our common stock in the open market for a period of two business days prior to the beginning of the distribution. The rules and regulations under the Securities Exchange Act of 1934 may also limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We have notified the selling stockholders they should not begin any distribution of common stock unless they have stopped purchasing and bidding for common stock in the open market as provided in applicable securities regulations, including, without limitation, Regulation M.

     We have informed the selling stockholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to the sales of their shares. We have advised the selling stockholders of the requirement for delivery of this prospectus in connection with any sale of the common stock.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue up to 150,000,000 shares of Common Stock, par value $.004 per share, and 5,000,000 shares of preferred stock, par value, $.01 per share, of the Company. As of August 6, 2004, 36,071,568 shares of Common Stock and 36,750 shares of Series C Preferred Stock were issued and outstanding.

COMMON STOCK

     Each holder of Common Stock of the Company is entitled to one vote for each share held of record. There is no right to cumulative voting of shares for the election of directors. The shares of Common Stock are not entitled to preemptive rights and are not subject to redemption or assessment. Each share of Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro-rata, the assets of the Company which are legally available for distribution to stockholders. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

     The Company is authorized to issue up to 5,000,000 shares of preferred stock, par value $.01 per share (of which 300,000 are designated as Series B Preferred Stock and 243,199 of which are issued and outstanding). The preferred stock of the Company can be issued in one or more series as may be determined from time-to-time by the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. The Board of Directors has the authority, without stockholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation: (a) the rate of distribution, (b) the price at and the terms and conditions on which shares shall be redeemed, (c) the amount payable upon shares for distributions of any kind, (d) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion and (e) voting rights except as limited by law.

     Although the Company currently does not have any plans to issue additional shares of preferred stock or to designate a new series of preferred stock, there can be no assurance that the Company will not do so in the future. As a result, the Company could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to holders of Common Stock, and the right to the redemption of such shares, together with a premium, prior to the redemption to Common Stock. The current stockholders of the Company have no redemption rights. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

SERIES A PREFERRED STOCK

     At one time, the Company had designated and issued shares of Series A Preferred Stock, par value $.01 per share (Series A Preferred Stock). Pursuant to an automatic conversion provision in the Certificate of Designations therefor, all outstanding shares of Series A Preferred Stock were converted into shares of Common Stock effective June 1996. Thereafter, the Series A Preferred Stock was eliminated pursuant to a Certificate of Elimination filed by the Company.

SERIES B PREFERRED STOCK

     At one time, the Company had designated and issued shares of Series B Preferred Stock, par value $.01 per share (Series B Preferred Stock). Pursuant to an optional conversion provision in the Certificate of Designations therefor, all outstanding shares of Series B Preferred Stock were converted into shares of Common Stock, at the option of the Company, effective March 2000.

SERIES C PREFERRED STOCK

     The Board of Directors of the Company has authorized the issuance of up to 120,000, of which 36,750 are outstanding, shares of Series C Preferred Stock, par value $.01 per share, the rights, preferences and characteristics which include a liquidation preference in the amount of $100 per share (cumulative preference amount of $3,675,000) in the event of: (1) a liquidation, (2) if the Company ceases to exist as a result of a merger in which the Company is not the surviving corporation, or (3) if one person or entity acquires more than 50% of the voting power of the Company.

DIVIDENDS

     The holders of Series C Preferred Stock are entitled to receive dividends as, when and if declared by the Board of Directors of the Company out of funds legally available therefor. If the Company declares a dividend or distribution on the Common Stock, the holders of the Series C Preferred Stock will be entitled to receive for each share of Series C Preferred Stock a dividend or distribution in the amount of the dividend or distribution that would be received by a holder of Common Stock into which each share of Series C Preferred Stock is convertible on the record day of the dividend or distribution. The Company does not intend to pay cash dividends on the Series C Preferred Stock or the underlying Common Stock for the foreseeable future.

CONVERSION

     Each share of Series C Preferred Stock is convertible, in whole or part, at the option of the holder at any time after the initial issuance date into
30.76923 shares of Common Stock based upon an initial conversion price of $3.25 per share of Common Stock (the Initial Conversion Price). The conversion price is subject to adjustment upon the occurrence of certain mergers, reorganizations, consolidations, reclassifications, stock dividends or stock splits which will result in an increase or decrease in the number of shares of Common Stock outstanding.

MANDATORY CONVERSION

     The Company has the right at any time to cause the Series C Preferred Stock to be converted in whole or in part, on a pro rata basis, into shares of Common Stock if the Common Stock is then listed on the Nasdaq National Market System and the closing price of the Common Stock exceeds 300% of the then applicable conversion price for at least 20 trading days in any 30 consecutive trading day period.

LIQUIDATION

     Upon (i) a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) a sale or other disposition of all or substantially all of the assets of the Company or (iii) merger or consolidation (a Merger Transaction) in which the Company is not the surviving entity and shares of Common Stock consisting in excess of 50% of the voting power of the Company are exchanged (subparagraphs (i), (ii), and (iii) being collectively referred to as a Liquidation Event), after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series C Preferred Stock then outstanding will first be entitled to receive, pro rata (on the basis of the number of shares of the preferred stock then outstanding), and in preference to the holders of the Common Stock and any other series of junior stock of the Company, an amount per share equal to $100.00 plus accrued but unpaid dividends, if any (the Liquidating Payment); provided, however, that in the case of a Merger Transaction, such $100.00 per share may be paid in cash and/or securities of the surviving entity in such Merger Transaction. In the case of any Liquidation Event, after payment to the holders of the Series C Preferred Stock of the Liquidating Payment, each share of Series C Preferred Stock then outstanding will be converted into the kind and amount of shares of stock or other consideration receivable in connection with such transaction by a holder of the number of shares of Common Stock into which such share of Series C Preferred Stock could have been converted immediately prior to such transaction.

VOTING RIGHTS

     The holders of the Series C Preferred Stock have the right at all meetings of stockholders to the number of votes equal to the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock at the record date for determination of the stockholders entitled to vote. So long as 25% of the shares of Series C Preferred Stock initially issued remain outstanding, the holders of 66.67% of the Series C Preferred Stock are entitled to approve (i) any amendment to the Certificate of Incorporation or Bylaws of the Company that would affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series C Preferred Stock, or
(ii) any authorization or issuance or any increase in the authorized amount of any class or series of stock or any security convertible into stock of such class or series ranking prior to the Series C Preferred Stock upon liquidation, dissolution or winding up of the Company or a sale of all or substantially all of the assets of the Company or as to any dividends or distributions. Except as provided above or as required by applicable law, the holders of the Series C Preferred Stock will be entitled to vote together with the holders of the Common Stock and not as a separate class.

TRANSFER AGENT

     The transfer agent for our common stock is UMB Bank, N.A.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Certificate of Incorporation, our By-Laws and Delaware corporation law are broad enough to authorize the indemnification of our directors and officers under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of a small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.


                                  LEGAL MATTERS

     The validity of shares of common stock being offered pursuant to this prospectus will be passed upon for us by Gilmore & Bell, P.C., Kansas City, Missouri.


                                     EXPERTS

     The consolidated financial statements of AVAX Technologies, Inc. (a development stage company) and subsidiaries at December 31, 2003 and for each of the two years in the period ended December 31, 2003, and for the period from January 12, 1990 (Incorporation) to December 31, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


        On September 23, 2004, we received a letter from Ernst & Young LLP dated September 22, 2004, informing us that Ernst & Young LLP will resign as our independent registered public accounting firm effective upon the completion of the quarterly review of the Company's quarter ending September 30, 2004. The reports of Ernst & Young LLP on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that such reports were modified as to an uncertainty regarding the Company's ability to continue as a going concern.

         In connection with its audits for each of the two most recent fiscal years and through the date of this Registration Statement, there have been no disagreements, whether or not resolved, with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference thereto in their reports on the financial statements for such years.



                       WHERE YOU CAN FIND MORE INFORMATION

     We are a reporting company as that term is used in the Securities Exchange Act of 1934. As a reporting company, we are required to file reports, proxy statements and other information with the Securities and Exchange Commission, including the information listed below. You may read and copy any of the reports, proxy statements and other information that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may get information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding us and other issuers that electronically file information with the Securities and Exchange Commission. The address of that site is (http://www.sec.gov). Our Web site is

(www.avax-tech.com). Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part.

     This prospectus constitutes a part of a registration statement on Form SB-2 filed by us with the Securities and Exchange Commission under the Securities Act of 1933. You may want to refer directly to the registration statement for more information about us and our common stock. You may want to review a copy of any contract or document filed as an exhibit to the registration statement. We are a small business issuer as that term is defined in Rule 405 under the Securities Act of 1933.

                          INDEX TO FINANCIAL STATEMENTS


AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm................................................F-1
Consolidated Balance Sheet as of December 31, 2003.....................................................F-2
Consolidated Statements of Operations and Comprehensive Loss for the years ended
   December 31, 2003 and 2002 and for the period from January 12, 1990 (incorporation)
   to December 31, 2003 ...............................................................................F-3
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended
   December 31, 2003 and 2002 and for the period from January 12, 1990 (incorporation)
   to December 31, 2003................................................................................F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2003 and 2002 and for the period from January 12, 1990 (incorporation) to December 31, 2003.......................F-7
Notes to Consolidated Financial Statements.............................................................F-9

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets--As of December 31, 2003 and June 30, 2004 (Unaudited).....................F-30
Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)--For the Three
    and Six Months Ended June 30, 2004 and 2003 and for the Period from January 12, 1990
    (Incorporation) through June 30, 2004..............................................................F-31
Consolidated Statements of Cash Flows (Unaudited)--For the Six Months Ended June 30, 2004
    and 2003 and for the Period from January 12, 1990 (Incorporation) through June 30, 2004............F-32
Notes to Consolidated Financial Statements (Unaudited).................................................F-34


             Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
AVAX Technologies, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of AVAX Technologies, Inc. (a development stage company) and subsidiaries as of December 31, 2003, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit) and cash flows for the years ended December 31, 2003 and 2002, and for the period from January 12, 1990 (incorporation) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AVAX Technologies, Inc. and subsidiaries at December 31, 2003 and the consolidated results of their operations and their cash flows for the years ended December 31, 2003 and 2002, and for the period from January 12, 1990 (incorporation) to December 31, 2003 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has inadequate capital to fund existing operations through 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                                           /s/ Ernst & Young LLP

Kansas City, Missouri
March 18, 2004

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                           Consolidated Balance Sheet

                                                                                         DECEMBER 31,
                                                                                            2003
                                                                                       ------------
ASSETS
Current assets:
   Cash and cash equivalents                                                           $  1,125,960
   Marketable securities                                                                    262,744
   Accounts receivable                                                                       52,542
   Inventory                                                                                 48,777
   Prepaid expenses and other current assets                                                270,565
                                                                                       ------------
Total current assets                                                                      1,760,588
Property, plant and equipment, at cost                                                    3,373,703
   Less accumulated depreciation                                                          2,047,907
                                                                                       ------------
Net property, plant and equipment                                                         1,325,796
Research and development tax credit receivable                                              345,426
Goodwill                                                                                    188,387
                                                                                       ------------
Total assets                                                                           $  3,620,197
                                                                                       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued liabilities                                            $  1,699,398
   Loans payable - Convertible notes (Face amount $950,000)                                 837,355
   Loans payable - ANVAR grant payable                                                      345,672
                                                                                       ------------
Total current liabilities                                                                 2,882,425
Long-term debt                                                                                   --
Commitments and contingencies
Stockholders' equity:
   Preferred stock, $.01 par value:
     Authorized shares - 5,000,000, including Series B - 300,000 shares and
Series C - 120,000 shares
       Series B convertible preferred stock:
        Issued and outstanding shares - 0                                                        --
       Series C convertible preferred stock:
        Issued and outstanding shares - 36,750 (liquidation preference - $3,675,000)            367
   Common stock, $.004 par value:
     Authorized shares - 50,000,000
      Issued and outstanding shares - 18,080,071                                             72,320
   Additional paid-in capital                                                            65,583,434
   Subscription receivable                                                                     (422)
   Accumulated other comprehensive income                                                   406,079
   Deficit accumulated during the development stage                                     (65,324,006)
                                                                                       ------------
Total stockholders' equity                                                                  737,772
                                                                                       ------------
Total liabilities and stockholders' equity                                             $  3,620,197
                                                                                       ============

SEE ACCOMPANYING NOTES.

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
          Consolidated Statements of Operations and Comprehensive Loss

                                                                                                         PERIOD FROM
                                                                                                       JANUARY 12, 1990
                                                                                YEAR ENDED            (INCORPORATION) TO
                                                                                DECEMBER 31,              DECEMBER 31,
                                                                             2002            2003            2003
                                                                         ------------    ------------    ------------
Revenue:
    Gain from sale of the Product                                        $         --    $         --    $  1,951,000
    Product and contract service revenue                                      770,743         930,727       2,355,284
                                                                         ------------    ------------    ------------
Total revenue                                                                 770,743         930,727       4,306,284
Costs and expenses:
    Research and development                                                6,610,167       2,208,228      40,319,514
    Acquired in process research and development                                   --              --       4,420,824
    Write down of acquired intellectual property and other intangibles             --              --       3,416,091
    Amortization of acquired intangibles                                           --              --         715,872
    Selling, general and administrative                                     3,554,469       1,986,801      25,843,529
                                                                         ------------    ------------    ------------
Total operating loss                                                       (9,393,893)     (3,264,302)    (70,409,546)
Other income (expense):
    Interest income                                                           111,448          15,557       5,627,265
    Interest expense                                                               --         (34,780)       (681,073)
    Other, net                                                                     --          (2,575)        143,193
                                                                         ------------    ------------    ------------
Total other income (loss), net                                                111,448         (21,798)      5,089,385
                                                                         ------------    ------------    ------------
Loss from continuing operations                                            (9,282,445)     (3,286,100)    (65,320,161)

Loss from discontinued operations                                            (143,119)             --          (3,845)
                                                                         ------------    ------------    ------------
Net loss                                                                   (9,425,564)     (3,286,100)    (65,324,006)
Amount payable for liquidation preference                                          --              --      (1,870,033)
                                                                         ------------    ------------    ------------
Net loss attributable to common stockholders                             $ (9,425,564)   $ (3,286,100)   $(67,194,039)
                                                                         ============    ============    ============
Loss per common share - basic and diluted
    Loss from continuing operations                                      $      (0.56)   $      (0.19)
    Loss from discontinued operations                                           (0.01)             --
                                                                         ------------    ------------
    Net loss                                                             $      (0.57)   $      (0.19)
                                                                         ------------    ------------
Weighted-average number of common shares outstanding                       16,541,621      17,503,152
                                                                         ------------    ------------
Net loss                                                                 $ (9,425,564)   $ (3,286,100)   $(65,324,006)
Foreign currency translation adjustment                                       354,789          10,175         406,079
                                                                         ------------    ------------    ------------
Comprehensive loss                                                       $ (9,070,775)   $ (3,275,925)   $(64,917,927)
                                                                         ============    ============    ============


SEE ACCOMPANYING NOTES.

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
            Consolidated Statements of Stockholders' Equity (Deficit)

                                              Series A             Series B             Series C
                                             Convertible          Convertible          Convertible
                                           Preferred Stock      Preferred Stock      Preferred Stock       Common Stock
                                        -------------------------------------------------------------------------------------
                                          Shares     Amount    Shares     Amount    Shares     Amount    Shares     Amount
                                        -------------------------------------------------------------------------------------
Issuance of common stock for
   services in January 1990                     -         $-         -        $-          -        $-     582,500    $2,330
Net loss                                        -          -         -         -          -         -           -         -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 1990                    -          -         -         -          -         -     582,500     2,330
   Issuance of common stock for
     services in August 1991                    -          -         -         -          -         -     230,000       920
   Net loss                                     -          -         -         -          -         -           -         -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 1991                    -          -         -         -          -         -     812,500     3,250
   Conversion of note payable to
     related party to common stock
     in June 1992                               -          -         -         -          -         -      22,913        92
   Issuance of common stock for
     services in May and June 1992              -          -         -         -          -         -     264,185     1,056
   Issuance of Series A convertible
     preferred stock, net of
     issuance cost in June, July
     and September 1992                 1,287,500     12,875         -         -          -         -           -         -
   Net loss                                     -          -         -         -          -         -           -         -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 1992            1,287,500     12,875         -         -          -         -   1,099,598     4,398
   Issuance of common stock for
     services in July and
     November 1993                              -          -         -         -          -         -       8,717        35
   Net loss                                     -          -         -         -          -         -           -         -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 1993            1,287,500     12,875         -         -          -         -   1,108,315     4,433
   Issuance of common stock for
     services in July 1994                      -          -         -         -          -         -       3,750        15
   Net loss                                     -          -         -         -          -         -           -         -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 1994            1,287,500     12,875         -         -          -         -   1,112,065     4,448
   Common stock returned and
     canceled in April and May 1995             -          -         -         -          -         -    (307,948)   (1,232)
   Shares issued in September and
     November 1995                              -          -         -         -          -         -   1,777,218     7,109
   Amount payable for liquidation
     preference                                 -          -         -         -          -         -           -         -
   Net income                                   -          -         -         -          -         -           -         -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 1995            1,287,500     12,875         -         -          -         -   2,581,335    10,325

[wide table continued below]

                                                                                                          Deficit
                                                                              Unrealized                Accumulated    Total
                                         Additional                            Loss on        Other      During the Stockholders'
                                          Paid-In    Subscription  Deferred   Marketable  Comprehensive Development    Equity
                                          Capital     Receivable Compensation Securities     Income        Stage     (Deficit)
                                        -----------------------------------------------------------------------------------------
Issuance of common stock for
   services in January 1990                  $   920       $-       $     -         $-          $-              $ -       $3,250
Net loss                                           -        -             -          -           -             (889)        (889)
                                        -----------------------------------------------------------------------------------------
Balance at December 31, 1990                     920        -             -          -           -             (889)       2,361
   Issuance of common stock for
     services in August 1991                   5,830        -             -          -           -                -        6,750
   Net loss                                        -        -             -          -           -          (97,804)     (97,804)
                                        -----------------------------------------------------------------------------------------
Balance at December 31, 1991                   6,750        -             -          -           -          (98,693)     (88,693)
   Conversion of note payable to
     related party to common stock
     in June 1992                            160,465        -             -          -           -                -      160,557
   Issuance of common stock for
     services in May and June 1992             6,444        -             -          -           -                -        7,500
   Issuance of Series A convertible
     preferred stock, net of
     issuance cost in June, July
     and September 1992                    2,258,837        -             -          -           -                -    2,271,712
   Net loss                                        -        -             -          -           -         (607,683)    (607,683)
                                        -----------------------------------------------------------------------------------------
Balance at December 31, 1992               2,432,496        -             -          -           -         (706,376)   1,743,393
   Issuance of common stock for
     services in July and November
     1993                                     24,965        -             -          -           -                -       25,000
   Net loss                                        -        -             -          -           -       (1,610,154)  (1,610,154)
                                        -----------------------------------------------------------------------------------------
Balance at December 31, 1993               2,457,461        -             -          -           -       (2,316,530)     158,239
   Issuance of common stock for
     services in July 1994                     4,485        -             -          -           -                -        4,500
   Net loss                                        -        -             -          -           -         (781,221)    (781,221)
                                        -----------------------------------------------------------------------------------------
Balance at December 31, 1994               2,461,946        -             -          -           -       (3,097,751)    (618,482)
   Common stock returned and
     canceled in April and May 1995                -        -             -          -           -                -       (1,232)
   Shares issued in September and
     November 1995                                 -   (7,109)            -          -           -                -            -
   Amount payable for liquidation                           -
     preference                             (738,289)                     -          -           -                -     (738,289)
   Net income                                      -        -             -          -           -        1,380,571    1,380,571
                                        -----------------------------------------------------------------------------------------
Balance at December 31, 1995               1,723,657   (7,109)            -          -           -       (1,717,180)      22,568

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
      Consolidated Statements of Stockholders' Equity (Deficit) (continued)

                                              Series A             Series B             Series C
                                             Convertible          Convertible          Convertible
                                           Preferred Stock      Preferred Stock      Preferred Stock       Common Stock
                                        -------------------------------------------------------------------------------------
                                          Shares     Amount    Shares     Amount    Shares     Amount    Shares     Amount
                                        -------------------------------------------------------------------------------------
Balance at December 31, 1995            1,287,500    $12,875         -    $    -          -    $    -   2,581,335   $10,325
   Repurchase of common stock
     in March 1996                              -          -         -         -          -         -     (77,901)     (312)
   Payment of subscription
   receivable                                   -          -         -         -          -         -           -         -
   Conversion of Series A
     preferred stock in June 1996      (1,287,500)   (12,875)        -         -          -         -     321,875     1,288
   Issuance of common stock and
     Series B preferred stock in a
     private placement in May and
     June 1996                                  -          -   258,198     2,582          -         -     129,099       516
   Issuance of common stock
     and Series B preferred
     stock for services in
     June 1996                                  -          -     1,000        10          -         -         500         2
   Exercise of warrants in June and
     July 1996                                  -          -         -         -          -         -     156,250       626
   Amount payable for liquidation
     preference                                 -          -         -         -          -         -           -         -
   Compensation related to stock
     options granted in May and
     September 1996                             -          -         -         -          -         -           -         -
   Amortization of deferred
   compensation                                 -          -         -         -          -         -           -         -
   Unrealized loss on marketable
   securities                                   -          -         -         -          -         -           -         -
   Net loss                                     -          -         -         -          -         -           -         -
                                        -------------------------------------------------------------------------------------
Balance at December  31, 1996                   -          -   259,198     2,592          -          -  3,111,158    12,445
   Payment of subscription
   receivable                                   -          -         -         -          -          -          -         -
   Write-off of subscription
   receivable                                   -          -         -         -          -          -          -         -
   Exercise of warrants in
     April and June 1997                        -          -         -         -          -          -     49,770       199
   Conversion of preferred to
   common stock                                 -          -   (55,039)     (551)         -          -  1,421,403     5,685
   Repurchase of fractional shares              -          -         -         -          -          -        (26)        -
   Realization of loss on marketable
     securities                                 -          -         -         -          -          -          -         -
   Amortization of deferred
   compensation                                 -          -         -         -          -          -          -         -
   Net loss                                     -          -         -         -          -          -          -         -
                                        -------------------------------------------------------------------------------------
Balance at December  31, 1997                   -          -   204,159    $2,041          -          -  4,582,305    18,329
   Conversion of preferred to
   common stock                                 -          -   (91,470)     (914)         -          -  2,386,174     9,544
   Payment of subscription
   receivable                                   -          -         -         -          -          -          -         -
   Issue shares based upon reset
   provisions                                   -          -         -         -          -          -  3,029,339    12,117
   Issue compensatory shares to
   officer                                      -          -         -         -          -          -      9,301        38
   Amortization of deferred
   compensation                                 -          -         -         -          -          -          -         -
   Net loss                                     -          -         -         -          -          -          -         -
                                        -------------------------------------------------------------------------------------
Balance at December 31, 1998                    -          -   112,689     1,127          -          - 10,007,119    40,028

[wide table continued below]

                                                                                                          Deficit
                                                                              Unrealized                Accumulated    Total
                                         Additional                            Loss on        Other      During the Stockholders'
                                          Paid-In    Subscription  Deferred   Marketable  Comprehensive Development    Equity
                                           Income     Receivable Compensation Securities     Income        Stage     (Deficit)
                                        -----------------------------------------------------------------------------------------
Balance at December 31, 1995            $  1,723,657  $(7,109)   $        -  $       -   $       -      $(1,717,180)  $   22,568
   Repurchase of common stock
     in March 1996                                 -      312             -          -           -                -            -
   Payment of subscription
   receivable                                      -    2,771             -          -           -                -        2,771
   Conversion of Series A
     preferred stock in June 1996             11,587        -             -          -           -                -            -
   Issuance of common stock and
     Series B preferred stock in a
     private placement in May and
     June 1996                            22,217,397        -             -          -           -                -   22,220,495
   Issuance of common stock
     and Series B preferred
     stock for services in
     June 1996                                99,988        -             -          -           -                -      100,000
   Exercise of warrants in June and
     July 1996                                 5,624        -             -          -           -                -        6,250
   Amount payable for liquidation
     preference                           (1,131,744)       -             -          -           -                -   (1,131,744)
   Compensation related to stock
     options granted in May and
     September 1996                        1,076,373        -    (1,076,373)         -           -                -            -
   Amortization of deferred
   compensation                                    -        -       112,949          -           -                -      112,949
   Unrealized loss on marketable
   securities                                      -        -             -     (2,037)          -                -       (2,037)
   Net loss                                        -        -             -          -           -       (1,536,842)  (1,536,842)
                                        -----------------------------------------------------------------------------------------
Balance at December  31, 1996             24,002,882   (4,026)     (963,424)    (2,037)          -       (3,254,022)  19,794,410
   Payment of subscription
   receivable                                      -    1,761             -          -           -                -        1,761
   Write-off of subscription
   receivable                                 (1,833)   1,833             -          -           -                -            -
   Exercise of warrants in
     April and June 1997                        (199)       -             -          -           -                -            -
   Conversion of preferred to
   common stock                               (5,134)       -             -          -           -                -            -
   Repurchase of fractional shares               (76)       -             -          -           -                -          (76)
   Realization of loss on marketable
     securities                                    -        -             -      2,037           -                -        2,037
   Amortization of deferred
   compensation                                    -        -       269,100          -           -                -      269,100
   Net loss                                        -        -             -          -           -       (4,266,125)  (4,266,125)
                                        -----------------------------------------------------------------------------------------
Balance at December  31, 1997             23,995,640     (432)     (694,324)         -           -       (7,520,147)  15,801,107
   Conversion of preferred to
   common stock                               (8,630)       -             -          -           -                -            -
   Payment of subscription
   receivable                                      -       10             -          -           -                -           10
   Issue shares based upon reset
   provisions                                (12,117)      -              -          -           -                -            -
   Issue compensatory shares to
   officer                                    24,962        -             -          -           -                -       25,000
   Amortization of deferred
   compensation                                    -        -       269,100          -           -                -      269,100
   Net loss                                        -        -             -          -           -       (5,838,130)  (5,838,130)
                                        -----------------------------------------------------------------------------------------
Balance at December 31, 1998              23,999,855     (422)     (425,224)         -           -      (13,358,277)  10,257,087

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
      Consolidated Statements of Stockholders' Equity (Deficit) (continued)


                                               Series A            Series B             Series C
                                              Convertible         Convertible          Convertible
                                            Preferred Stock     Preferred Stock      Preferred Stock        Common Stock
                                        --------------------------------------------------------------------------------------
                                           Shares    Amount   Shares     Amount     Shares      Amount     Shares     Amount
                                        --------------------------------------------------------------------------------------
Balance at December  31, 1998                   -   $     -    112,689    $1,127          -    $     -   10,007,119   $40,028
   Conversion of preferred to
   common stock                                 -         -    (38,805)     (388)         -          -    1,012,286     4,049
   Issue shares based upon reset
     provisions                                 -         -          -         -          -          -       20,885        84
   Issuance of Series C preferred
     stock in a private placement
     in March 1999                              -         -          -         -    101,300      1,013            -         -
   Exercise of Warrants pursuant to
     cashless exercise provisions               -         -          -         -          -          -       37,500       150
   Capital contributed through sale
     of 20% interest in
     consolidated subsidiaries to
     unrelated third party                      -         -          -         -          -          -            -         -
   Amortization of deferred
   compensation                                 -         -          -         -          -          -            -         -
   Net loss                                     -         -          -         -          -          -            -         -
                                        --------------------------------------------------------------------------------------
Balance at December 31, 1999                    -         -     73,884       739    101,300      1,013   11,077,790    44,311
   Conversion of preferred to
   common stock                                 -         -    (73,884)     (739)   (14,550)      (146)   2,375,083     9,500
   Private placement of common
     stock, March 2000                          -         -          -         -          -          -    2,259,494     9,039
   Capital contribution by
     shareholder                                -         -          -         -          -          -            -         -
   Exercise of options and warrants             -         -          -         -          -          -       29,254       117
   Shares issued pursuant to
     acquisition of Subsidiary                  -         -          -          -         -          -      800,000      3,200
   Elimination of contributed
     capital related to joint
     venture no longer consolidated
     (See Note 4)                               -         -          -         -          -          -            -         -
   Amortization of deferred
   compensation                                 -         -          -         -          -          -            -         -
   Foreign currency translation
   adjustment                                   -         -          -         -          -          -            -         -
   Net loss                                     -         -          -         -          -          -            -         -
                                        --------------------------------------------------------------------------------------
Balance at December 31, 2000                    -         -          -         -     86,750        867   16,541,621    66,167
   Foreign currency translation
   adjustment                                   -         -          -         -          -          -            -         -
   Net loss                                     -         -          -         -          -          -            -         -
                                        --------------------------------------------------------------------------------------
Balance at December 31, 2001                    -         -          -         -     86,750        867   16,541,621     66,167
   Foreign currency translation
   adjustment                                   -         -          -         -          -          -            -         -
   Net loss                                     -         -          -         -          -          -            -         -
                                        --------------------------------------------------------------------------------------
Balance at December 31, 2002                    -         -          -         -     86,750        867   16,541,621    66,167
   Conversion of preferred to
   common stock                                 -         -          -         -    (50,000)      (500)   1,538,450     6,153
   Common stock warrants issued in
   conjunction with convertible
   notes payable                                -         -          -         -          -          -            -         -
   Foreign currency translation
   adjustment                                   -         -          -         -          -          -            -         -
   Net loss                                     -         -          -         -          -          -            -         -
                                        --------------------------------------------------------------------------------------
Balance at December 31, 2003                    -   $     -          -    $    -     36,750    $   367   18,080,071   $72,320
                                        ======================================================================================

[wide table continued below]


                                                                                                          Deficit
                                                                              Unrealized                Accumulated      Total
                                         Additional                            Loss on        Other      During the   Stockholders'
                                          Paid-In    Subscription  Deferred   Marketable  Comprehensive Development     Equity
                                           Income     Receivable Compensation Securities     Income        Stage       (Deficit)
                                        -------------------------------------------------------------------------------------------
Balance at December  31, 1998            $23,999,855  $  (422)   $  (425,224)   $    -    $      -     $(13,358,277)   $10,257,087
   Conversion of preferred to                               -
   common stock                               (3,661)                      -         -           -                -              -
   Issue shares based upon reset                            -
     provisions                                  (84)                      -         -           -                -              -
   Issuance of Series C preferred
     stock in a private placement
     in March 1999                         9,283,726        -              -         -           -                -      9,284,739
   Exercise of Warrants pursuant to
     cashless exercise provisions             27,000        -              -         -           -                -         27,150
   Capital contributed through sale
     of 20% interest in
     consolidated subsidiaries to
     unrelated third party                 2,099,200        -              -         -           -                -      2,099,200
   Amortization of deferred
   compensation                                    -        -        269,100         -           -                -        269,100
   Net loss                                        -        -              -         -           -       (7,867,563)    (7,867,563)
                                        -------------------------------------------------------------------------------------------
Balance at December 31, 1999              35,406,036     (422)      (156,124)        -           -      (21,225,840)    14,069,713
   Conversion of preferred to
   common stock                               (8,615)       -              -          -           -               -              -
   Private placement of common
     stock, March 2000                    24,186,656        -             -          -           -                -     24,195,695
   Capital contribution by
     shareholder                              93,637        -             -          -           -                -         93,637
   Exercise of options and warrants          271,273        -             -          -           -                -        271,390
   Shares issued pursuant to
     acquisition of Subsidiary             7,596,800        -            -           -           -                -      7,600,000
   Elimination of contributed
     capital related to joint
     venture no longer consolidated
     (See Note 4)                         (2,099,200)       -              -         -           -                -     (2,099,200)
   Amortization of deferred
   compensation                                    -        -        156,124         -           -                -        156,124
   Foreign currency translation
   adjustment                                      -        -              -         -      80,009                -         80,009
   Net loss                                        -        -              -         -           -      (16,276,749)   (16,276,749)
                                        -------------------------------------------------------------------------------------------
Balance at December 31, 2000              65,446,587     (422)             -         -      80,009      (37,502,589)    28,090,619
   Foreign currency translation
   adjustment                                      -        -              -         -     (38,894)               -        (38,894)
   Net loss                                        -        -              -         -           -      (15,109,753)   (15,109,753)
                                        -----------------------------------------------------------------------------------------
Balance at December 31, 2001              65,446,587     (422)             -         -      41,115      (52,612,342)    12,941,972
   Foreign currency translation
   adjustment                                      -        -              -         -     354,789                -        354,789
   Net loss                                        -        -              -         -           -       (9,425,564)    (9,425,564)
                                        -----------------------------------------------------------------------------------------
Balance at December 31, 2002              65,446,587     (422)             -         -     395,904      (62,037,906)     3,871,197
   Conversion of preferred to
   common stock                               (5,653)       -              -         -           -                -              -
   Common stock warrants issued in
   conjunction with convertible
   notes payable                             142,500        -              -         -           -                -        142,500
   Foreign currency translation
   adjustment                                      -        -              -         -      10,175                -         10,175
   Net loss                                        -        -              -         -           -       (3,286,100)    (3,286,100)
                                        -----------------------------------------------------------------------------------------
Balance at December 31, 2003             $65,583,434  $  (422)   $         -    $    -    $406,079     $(65,324,006)   $   737,772
                                        =========================================================================================


         SEE ACCOMPANYING NOTES.

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                      Consolidated Statements of Cash Flows

                                                                                                            PERIOD FROM
                                                                                                          JANUARY 12, 1990
                                                                                 YEAR ENDED              (INCORPORATION) TO
                                                                                 DECEMBER 31,                DECEMBER 31,
                                                                          ------------------------------    --------------
                                                                               2002             2003             2003
                                                                          -------------    -------------    -------------
OPERATING ACTIVITIES
Net loss                                                                  $  (9,425,564)   $  (3,286,100)   $ (65,324,006)
Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization                                              546,227          414,305        3,783,131
     Amortization of discount on convertible notes payable                           --           29,855           29,855
     Extraordinary gain related to negative goodwill on consolidated           (186,295)              --         (186,295)
       subsidiary
     Cumulative effect of change in accounting                                 (902,900)              --         (902,900)
     Amortization of deferred gain on joint venture                                  --               --       (1,805,800)
     Equity in net loss of joint venture                                         14,778               --        1,703,763
     Minority interest in net loss of consolidated subsidiary                   (57,968)              --          (80,427)
     Acquired in-process research and development charge                             --               --        4,420,824
     Write down of acquired intellectual property and other intangibles              --               --        3,416,091
     Compensatory stock issue                                                        --               --           25,000
     Gain on sale of the Product                                                     --               --       (1,951,000)
     Gain on sale of intellectual property                                           --               --             (787)
     Accretion of interest on common stock receivable                                --               --         (449,000)
     Accretion of interest on amount payable to preferred stockholders
       and Former Officer                                                            --               --          449,000
     Loss on sale of furniture and equipment                                    206,291            3,500          247,178
     Issuance of common stock or warrants for services                               --               --          423,289
     Changes in operating assets and liabilities:
       Accounts receivable                                                       57,620          182,105           67,019
       Inventory                                                                  5,309           (3,621)          (7,786)
       Prepaid expenses and other current assets                               (218,189)         389,180          (51,925)
       Research and development tax credit receivable                          (141,784)         210,998          (31,009)
       Accounts payable and accrued liabilities                               1,123,081       (1,572,262)         594,877
       Deferred revenue                                                           7,223          (63,966)              --
       Amount payable to Former Officer                                              --               --           80,522
                                                                          -------------    -------------    -------------
Net cash used in operating activities                                        (8,972,171)      (3,696,931)     (55,551,310)

INVESTING ACTIVITIES
Purchases of marketable securities                                             (694,798)      (1,404,292)    (351,027,597)
Proceeds from sale of marketable securities                                     691,816        1,489,000      343,648,381
Proceeds from sale of short-term investments                                         --               --        7,116,472
Purchases of furniture and equipment                                           (221,230)          (6,030)      (3,051,196)
Proceeds from sale of furniture and equipment                                    40,919            5,600           51,119
Cash acquired in acquisition of control of joint venture                        991,634               --          991,634
Organization costs incurred                                                          --               --         (622,755)
                                                                          -------------    -------------    -------------
Net cash provided by (used in) investing activities                             808,341           84,278       (2,893,942)


                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                Consolidated Statements of Cash Flows (continued)


                                                                                                        PERIOD FROM
                                                                                                     JANUARY 12, 1990
                                                                             YEAR ENDED              (INCORPORATION) TO
                                                                             DECEMBER 31,               DECEMBER 31,
                                                                    --------------------------------    --------------
                                                                         2002               2003             2003
                                                                    --------------    --------------    --------------
FINANCING ACTIVITIES
Proceeds from issuance of notes payable to related party            $           --    $           --    $      957,557
Principal payments on notes payable to related party                            --                --          (802,000)
Proceeds from loans payable and the related issuance of warrants                --           925,000         2,314,000
Principal payments on loans payable                                             --                --        (1,389,000)
Payments for fractional shares from reverse splits and preferred
   stock conversions                                                            --                --               (76)
Financing costs incurred                                                        --                --           (90,000)
Shareholder capital contribution                                                --                --            93,637
Payments received on subscription receivable                                    --                --             4,542
Proceeds received from exercise of stock warrants                               --                --            28,501
Elimination of consolidated accounting treatment for joint                      --                --        (2,511,701)
   venture
Capital contribution through sale of interest in
   consolidated subsidiary                                                      --                --         2,624,000
Net proceeds received from issuance of preferred and common stock               --                --        57,972,641
                                                                    --------------    --------------    --------------
Net cash provided by financing activities                                       --           925,000        59,202,101

Effect of exchange rate changes on cash                                    354,789           (26,793)          369,111
                                                                    --------------    --------------    --------------

Net increase (decrease) in cash and cash equivalents                    (7,809,041)       (2,714,446)        1,125,960
Cash and cash equivalents at beginning
   of period                                                            11,649,447         3,840,406                --
                                                                    --------------    --------------    --------------
Cash and cash equivalents at end of period                          $    3,840,406    $    1,125,960    $    1,125,960
                                                                    ==============    ==============    ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Non-cash activity (1 & 2)                                           $           --    $      167,500    $       25,000
                                                                    ==============    ==============    ==============
Interest paid                                                       $           --    $           --    $      197,072
                                                                    ==============    ==============    ==============

(1) Conversion of accounts payable into notes payable               $           --    $       25,000    $       25,000
(2) Common stock warrants issued in conjunction with
      convertible notes payable                                     $           --    $      142,500    $      142,500


SEE ACCOMPANYING NOTES.

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)

                   Notes to Consolidated Financial Statements

                           December 31, 2003 and 2002

1.   DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

AVAX Technologies, Inc. (the Company) is a development stage biopharmaceutical company.

In November 1995, the Company sold its leading product under development, an over-the-counter nutritional food supplement and all of the related patents and other intellectual property (the Product) (see NOTE 2).

Also in November 1995, the Company entered into a license agreement with Thomas Jefferson University (TJU) to develop, commercially manufacture and sell products embodying immunotherapeutic vaccines for the treatment of malignant melanoma and other cancers (the Invention) (see NOTE 3).

In December 1996, the Company entered into a license agreement with Rutgers University (Rutgers) to develop, commercially manufacture and sell products embodying a series of compounds for the treatment of cancer and infectious diseases (the Compounds) (see NOTE 3).

In February 1997, the Company entered into a license agreement with Texas A&M to develop, commercially manufacture and sell products embodying a series of compounds for the treatment of cancer (the Texas A&M Compounds) (see NOTE 3).

In November 1999, the Company entered into a definitive joint venture agreement with Australia Vaccine Technologies (AVT) (formerly Neptunus International Holdings Limited), a pharmaceutical group in Australia, under the subsidiary name, AVAX Holdings Australia Pty Limited (AVAX Holdings). Under the joint venture agreement, AVAX Holdings, through its affiliated entities AVAX Australia Pty Limited and AVAX Australia Manufacturing Pty Limited (the Joint Venture Companies), was organized for the purpose of manufacturing and marketing M-Vax, an immunotherapy for the post-surgical treatment of Stage 3 and 4 melanoma, in Australia and New Zealand. In January 2002, the Joint Venture Companies repurchased 90% of AVT's interest in the two joint venture companies resulting in AVAX owning a 95% interest in the net equity of both joint venture companies. The Company was seeking but was unable to obtain a timely governmental reimbursement for the costs of treatment with the AC Vaccine in Australia, and determined to discontinue operations in Australia in order to focus the cash resources of the Company on its U.S. and European operations. In September 2002, the Company announced that it would be discontinuing its operations in Australia and in December 2002 the Company completed the liquidation of its Australian subsidiary (see NOTE 4).

In August 2000, the Company completed its acquisition of GPH, S.A. (Holdings) and Genopoietic S.A. (Genopoietic) each a French societe anonyme based in Paris, France. Holdings and Genopoietic were organized in 1993 to develop gene therapy applications and market gene therapy treatments for cancer. The Company has designated the Lyon, France operations facility as its primary source facility for the production of vaccines to be used in clinical trials. In addition, the Company currently performs contract manufacturing and research activities at its facilities located in Lyon.

The Company's business is subject to significant risks consistent with biotechnology companies that are developing products for human therapeutic use. These risks include, but are not limited to, uncertainties regarding research and development, access to capital, obtaining and enforcing patents, receiving regulatory approval, and competition with other biotechnology and pharmaceutical companies. The Company plans to continue to finance its operations with a combination of equity and debt financing and, in the longer term, revenues from product sales, if any. However, there can be no assurance that it will successfully develop any product or, if it does, that the product will generate any or sufficient revenues.

BASIS OF PRESENTATION

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. For the year ended December 31, 2003, the Company incurred a net loss of $3,286,000 and a use of cash in operating activities of $3,697,000. The Company's cash requirements were satisfied through a convertible debt offering completed in December, 2003 (SEE NOTE 7), maintaining balances in accounts payable and accrued expenses on terms in excess of those afforded commercial practice and customer agreements and through the use of available cash. However, the Company has insufficient resources to maintain existing operations throughout 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Additional debt or equity financing will be required to fund ongoing operations in 2004. The Company is currently negotiating to raise additional capital or secure revenue sources to fund current operations. However, there can be no assurance that the Company will successfully obtain the required capital or revenues or, if obtained, the amounts will be sufficient to fund ongoing operations in 2004. The inability to secure additional capital could have a material adverse effect on the Company, including the possibility that the Company could have to cease operations.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of AVAX Technologies, Inc., and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

In 1999, the Joint Venture Companies were included in the consolidated financial statements of the Company. Due to additional investment by AVT in the Joint Venture Companies in 2000, whereby AVT acquired a 50% ownership interest, and AVT's substantial and active involvement in the operations of the Joint Venture Companies late in 2000, the Company no longer exercised control over the Joint Venture Companies. During January 2002, the Joint Venture Companies repurchased 90% of AVT's interest in each company in exchange for cash consideration of approximately $1,860,000 AUD (approximately $970,000 US). This resulted in AVAX Holdings owning a 95% interest in the Joint Venture Companies as of the date of the transaction, giving AVAX Holdings control of the companies and requiring that the results of AVAX Holdings and its majority owned subsidiaries be consolidated into AVAX's consolidated results.

FOREIGN CURRENCY TRANSLATION

Holdings and Genopoietic used the European Euro as their functional currency as required by the European Union. The Australian Joint Venture Companies and AVAX Holdings used the Australian Dollar as their functional currency prior to the discontinuance of operations discussed above.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation", the financial statements of these entities have been translated into United States dollars, the functional currency of the Company and its other wholly-owned subsidiaries and the reporting currency herein, for purposes of consolidation. In addition, there were no material foreign currency transaction gains or losses in 2003 or 2002.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

REVENUE

The Company's revenues are related to the provision of contract and other product services. Contract service revenue is recognized in installments based upon the contractual agreement entered into with clients. The Company currently only provides contract services out of its facility in Lyon, France. During the fourth quarter of 2003 the Company completed its only contract that was ongoing and does not anticipate earning additional revenue from this contractual agreement.

CASH EQUIVALENTS

For purposes of reporting cash flows, the Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents.

INVENTORIES

Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market. The Company's inventories include raw materials and supplies.

ACCRUED EXPENSES

The Company provides a provision for accrued expenses based upon its contractual obligation, as calculated by the Company, for all claims made for payment to the Company. During the second quarter ended June 30, 2003 certain estimated accruals recorded in prior periods were decreased by $770,082 ($.04 for the twelve month period on a fully diluted basis) as a result of the settlement of litigation and other claims and lengthy periods of inactivity related to other disputed charges, for which accruals had been recorded. The total impact of the adjustment to these accruals was a decrease in research and development expenses for the twelve-month period of $719,253 and a decrease in administrative expenses of $50,829 for the twelve-month period ended December 31, 2003.

DEPRECIATION

Depreciation is computed using the straight-line method over the estimated useful lives of the furniture and equipment, which range from three to ten years. Depreciation for the Company's manufacturing facility and related equipment are computed using the straight-line method over estimated useful lives of 5 to 10 years. Leasehold improvements related to the building are being amortized using the straight-line method over the actual life of the lease.

GOODWILL

The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. This new accounting standard requires that goodwill and indefinite lived tangible assets no longer be amortized but instead be tested at least annually for impairment and expensed against earnings when the implied fair value of a reporting unit, including goodwill, is less than its carrying amount.

The following pro-forma table reflects the effects of the adoption of SFAS No. 142 on net loss for the period from January 12, 1990 (Incorporation) to December 31, 2003 to exclude amortization of goodwill. The years ending December 31, 2003 and 2002 have been accounted for under SFAS No. 142.

                                                  Period from January 12, 1990
                                                     (Incorporation) to
                                                     December 31, 2003
                                                  ---------------------------
Loss from continuing operations as reported              $(65,320,161)
     Goodwill amortization                                    113,032
                                                         ------------
Loss from continuing operations as adjusted              $(65,207,129)
                                                         ============
Net loss as reported                                     $(65,324,006)
     Goodwill amortization                                    113,032
                                                         ------------
Net loss as adjusted                                     $(65,210,974)
                                                         ============

RESEARCH AND DEVELOPMENT COSTS

Research and development costs, including payments related to patents and license agreements, are expensed when incurred. Contractual research expenses are recorded pursuant to the provisions of the contract under which the obligations originate. Research and development costs include all costs incurred related to the research and development, including manufacturing costs incurred, related to the Company's research programs. The Company is required to produce its products in compliance with current Good Manufacturing Practices (cGMP), which requires a minimum level of staffing, personnel and facilities testing and maintenance. Based upon its current staffing level required to be in compliance with cGMP, the Company has excess capacity. Utilizing this excess capacity, revenue is generated in the form of contract manufacturing engagements.

MARKETABLE SECURITIES

Management determines the appropriate classification of debt securities at the time of purchase. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and interest on securities classified as held-to-maturity are included in interest income. The Company's debt securities held at December 31, 2003 all mature in 2004. The following is a summary of marketable securities:

                                                   UNREALIZED      ESTIMATED
DESCRIPTION OF SECURITIES              COST        GAIN/(LOSS)     FAIR VALUE
------------------------------------------------------------------------------

DECEMBER 31, 2003
Held-to-maturity debt securities:
   U.S. Treasury securities         $    262,744   $         --   $    262,744
                                    ============   ============   ============

STOCK-BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation," prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and related interpretations, with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. SFAS No. 148 "Accounting for Stock Based Compensation - Transaction and Disclosures" further established accounting and disclosure requirements using a fair value based method of accounting for stock based employee compensation plans. The Company has elected to continue to account for its stock-based compensation plans in accordance with the provisions of APB 25 using the intrinsic value method.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option or warrant vesting period. The effects of applying SFAS No. 123 for pro forma disclosures are not likely to be representative of the effects on reported net income or losses for future years. The Company's pro forma information follows:

                                                             YEAR ENDED DECEMBER 31,
                                                           ----------------------------
                                                                2003            2002
                                                           ------------    ------------

Net loss as reported                                       $ (3,286,100)   $ (9,425,564)
Stock based compensation expense as reported                         --              --
Stock based compensation expense under fair value method       (254,121)     (1,171,614)
                                                           ------------    ------------
Pro forma net loss attributable to common stockholders     $ (3,540,221)   $(10,597,178)
                                                           ============    ============

Pro forma net loss per share - basic and diluted           $      (0.20)   $      (0.64)
                                                           ============    ============
Net loss per share, as reported - basic and diluted        $      (0.19)   $      (0.57)
                                                           ============    ============

EARNINGS PER SHARE

Net loss per share is based on net loss divided by the weighted average number of shares of common stock outstanding during the respective periods. Diluted earnings per share information is not presented, as the effects of stock options, warrants and other convertible securities would be anti-dilutive for the periods presented.

RECENTLY ISSUED ACCOUNTING STANDARDS

In January 2003, the FASB issued Financial Interpretation 46, Consolidation of Variable Interest Entities (FIN 46). The interpretation expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. The interpretation requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of the interpretation applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to older entities in the first fiscal year or interim period beginning after December 15, 2003. In February 2004, the Company entered into a contract manufacturing alliance which may qualify as a variable interest entity and result in the results of the operations of the entity to be consolidated in the Company's future financial statements. If the results are required to be consolidated, it is not anticipated that its impact would be material on the overall results of the Company.

Effective January 1, 2003, the Company adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS No. 146), which addresses the accounting and reporting for costs associated with exit or disposal activities, nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exist an Activity (including Certain Costs Incurred in a Restructuring)" (EITF 94-3) and substantially nullifies EITF Issue No. 88-10, "Costs Associated with Lease Modification or Termination" (EITF 88-10). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on the Company's consolidated financial statements.

2. SALE OF THE PRODUCT

In December 1995, the Company entered into an agreement to sell the Product for $2.4 million in shares of common stock of Interneuron Pharmaceuticals, Inc.
(IPI), a public company, the parent of the purchaser of the Product (the Stock). Certain common stockholders of the Company were also common stockholders of IPI. Pursuant to the terms of the agreement, the purchase price, payable in two equal installments in December 1996 and 1997, was fixed, and the number of shares of the Stock would vary depending on the quoted market price of the Stock at such time.

The first installment was paid on January 3, 1997 in the form of a distribution of IPI stock directly by IPI to the Series A convertible preferred stockholders, who were holders of record on the closing date of the agreement for sale, and the Company's former President and Chief Executive Officer (the Former Officer). The final installment was received on January 14, 1999.

The sale of the Product was approved by the Company's common and Series A preferred stockholders subject to the following conditions:

         o At approximately the same time each installment was received by the Company, 95.85% of the Stock was to be distributed by the Company, or directly by IPI, to the Company's preferred stockholders of record (referred to herein as the holders of Series A preferred stock) at the time sale of the Product closed, on a pro rata basis, to reduce their liquidation preference, provided, however, that if at the time of each installment, any of the Company's indebtedness which had been outstanding at the time of the closing of THE agreement to sell the Product (December 27, 1995) and was due and payable, the Company was to cause such indebtedness to be paid or provided for, whether by use of available cash, refinancing, redirecting a portion of the Stock to satisfy such indebtedness, or otherwise, as the Company would determine in its best interest.

         o The remaining 4.15% of the Stock (or a cash payment equal to the value thereof) was to be distributed to the Former Officer in partial consideration for his resignation from the Company and the return to the Company of all common stock of the Company and cancellation of options to purchase 62,500 shares of common stock.

Other than for the Former Officer, none of the other common stockholders were entitled to any of the Stock.

Because the Stock was receivable in two equal annual installments, the gain from the sale of the Product, $1,951,000, was calculated by discounting the value of the Stock receivable using a discount rate of 15%. In 1995, the Company also recorded the difference between 95.85% of the discounted net present value of the Stock to be received and the Company's indebtedness, $1,131,744 at December 31, 1995, as a payable to the preferred stockholders of $738,289 to reduce their liquidation preference. The present value of the amount payable to the preferred stockholders, including the accretion of interest thereon, was $2,156,106 at December 31, 1996, since all of the Company's indebtedness outstanding as of the date of the sale of the Product was satisfied through sources other than the Stock to be received. This obligation was settled with the January 1999 receipt of the final installment of IPI stock, as discussed above.

The discounted net present value of the Stock distributable to the Former Officer as of the date of sale, amounting to $80,967, was allocated between common stock ($445) and severance expense ($80,522) based on the fair value of the Company's common stock ($.004 per share).

3. LICENSE AND RESEARCH AGREEMENTS

In November 1995, the Company entered into an agreement with TJU for the exclusive worldwide license to develop, manufacture and sell the Invention. In consideration for the license agreement, the Company paid cash of $10,000 and issued an aggregate of 458,243 shares of common stock to TJU and the scientific founder (the Scientist).

Under the terms of the license agreement the Company is obligated to (i) pay certain milestone payments as follows: $10,000 upon initiation of the first clinical trial that is approved by the Food and Drug Administration (FDA) or comparable international agency, $10,000 upon the first filing of a New Drug Application (NDA) with the FDA or comparable international agency, and $25,000 upon receipt by the Company of approval from the FDA or comparable international agency to market products, (ii) enter into a research agreement to fund a study to be performed by TJU for the development of the technology related to the Invention (the Study) at approximately $220,000 per annum for the first three years, and (iii) following the third year, spend an aggregate of $500,000 per year (which includes costs incurred pursuant to the research agreement plus other internal and external costs) on the development of the Invention until commercialized in the United States. If following the third year, the Company files for United States marketing approval through a Company sponsored NDA, the Company may elect to spend less than $500,000 per year on the development of the Invention during the period of time the NDA is under review by the FDA. During 2000, a payment of $25,000 was made to TJU pursuant to the license agreement. In addition, the Company is obligated to pay royalties on its worldwide net revenue derived from the Invention and a percentage of all revenues received from sub-licensees of the Invention.

The research agreement with TJU mentioned above will continue until completion of the Study, although it is terminable, upon notice by either party to the other, at any time. Expenses incurred related to research funding for TJU were $341,000 and $409,000 for the years ended December 31, 2003 and 2002, respectively. This level of funding satisfies the Company's obligations under its research agreement. The Company has recorded in accounts payable an amount of $401,000. The research agreement expires in November 2004.

In December 1996, the Company entered into an agreement with Rutgers for the exclusive worldwide license to develop, manufacture and sell products embodying the Compounds. In consideration for the license agreement, the Company paid cash of $15,000, has agreed to pay $15,000 in each subsequent year as a license maintenance fee and has issued warrants to Rutgers to purchase 125,000 shares of common stock at a price of $8.24 per share based on the achievement of certain development milestones. The first 75,000 warrants will expire in 2006, and the final 50,000 warrants will expire in 2011.

These warrants, once issued, shall provide for cashless exercise, piggyback registration rights and certain antidilution rights. The Company has agreed to fund research in the amount of $100,000 per year for three years. In addition, the Company is obligated to spend (which includes costs incurred pursuant to the research agreement plus other internal and external costs) an aggregate of $200,000 in the first year, $300,000 in the second year and $500,000 each year thereafter until the first year of commercial marketing of a product derived from the Compounds. The license maintenance fee shall not be payable in years where research funding is equal to or greater than $100,000. The research agreement was extended until May 2003 with an annual funding commitment of approximately $270,000. Expenses incurred related to research funding for Rutgers was $303,976 and $10,000 for the years ended December 31, 2002 and 2003 respectively. The Company is in arrears on the final two payments under this research agreement as of December 31, 2003 of $139,000 which is included in accounts payable. This level of funding satisfies the Company's obligation under the agreement.

Under the terms of the Rutgers license agreement, the Company is obligated to pay certain milestone payments as follows: $15,000 on the earlier of October 31, 1999 or the date of first filing of an Investigational New Drug (IND) application with the FDA, or comparable international agency; $25,000 on the earlier of October 31, 2001 or the date of initiation of Phase II trials in the United States or another major market country; $45,000 on the earlier of October 31, 2005 or the date of first filing of an NDA application with the FDA, or comparable international agency; and $150,000 on the earlier of October 31, 2008 or the date of receipt by the Company of approval from the FDA, or comparable international agency, to market products. During 2002, the Company paid $25,000 pursuant to its obligations under this agreement.

The Company is also obligated to pay royalties on its worldwide net revenue derived from the Compounds and a percentage of all revenues received from sublicensees of products derived from the Compounds. Such royalty payments shall be no less than $100,000 in the first year of commercial marketing, $200,000 in the second year, $250,000 in the third year, $300,000 in the fourth year, and $350,000 in the fifth and all following years.

In addition, under the license agreement the Company is responsible to reimburse Rutgers for patent expenses incurred related to the compound. During 2003 Rutgers claimed to have incurred patent expenses of $167,000, which covers the Compounds that are licensed to the Company under the license agreement. In addition, Rutgers, on two occasions, has sent correspondence to the Company stating that Rutgers believes the Company is in breach of its obligations under the License agreement.

The Company, in both instances, does not agree with the University's position as to the claims made and has responded to the University related to this belief. In addition, related to the research funding obligations, the Company has requested certain information from the University which has not been received by the Company.

In February 1997, the Company entered into an agreement with Texas A&M for the exclusive worldwide license to develop, manufacture and sell products embodying the Texas A&M Compounds. Under the terms of the license agreement, the Company has agreed to fund research in the amount of approximately $108,000 per year for the first three years. The Company is also obligated to pay certain milestone payments as follows: $24,000 upon initiation of certain toxicity evaluations; $12,000 upon completion of toxicity evaluations demonstrating certain acceptable toxicity levels; $12,000 upon the submission of an IND to the FDA, or comparable international agency; $5,000 upon completion of the first Phase I clinical investigation; and $15,000 upon receipt by the Company of NDA approval from the FDA to market products.

In addition, the Company is obligated to pay royalties on its worldwide net revenue derived from the Compounds and a percentage of all revenues received from sublicensees of products derived from the Compounds. Such royalty payments shall be no less than $50,000 in the first year of commercial marketing, $100,000 in the second year and $200,000 in the third year and all following years. Expenses incurred related to research funding for Texas A&M were $110,713 for the year ended December 31, 2002. This level of funding satisfies the Company's obligation under the agreement. The research agreement has been extended until January 2004 with no additional funding requirement.

4. JOINT VENTURE AGREEMENT

In November 1999, the Company's subsidiary AVAX Australia Holdings, Pty Limited entered into a joint venture agreement with AVT related to commercialization and sale of the AC Vaccine Technology in Australia and New Zealand. Pursuant to the joint venture agreement, the Company created two operating companies, AVAX Australia Pty Limited and AVAX Australia Manufacturing Pty Limited, and AVT contributed $4 million Australia Dollars giving them a 20% equity interest in the joint venture.

During 2000, AVT, through a subsidiary, contributed an additional $6 million Australian Dollars, raising AVT's total ownership percentage in the joint venture to 50%. Due to the ownership percentage maintained by AVT and their substantial and active involvement in the management and decision making processes of the joint venture, the Company determined that it no longer maintained a controlling interest in the operations of the joint venture. Accordingly, the Company began to account for its investment in the joint venture using the equity method of accounting in late 2000.

At the time of the change from the consolidation method to the equity method, there existed a difference between the Company's cost of its 50% investment in the joint venture and the net book value of the underlying assets. This difference, which amounted to approximately $2.7 million, resulted from the Company's contribution of technology and related licensing rights, which had little recorded value, and AVT's cash investments of $10 million Australian Dollars. The resulting deferred gain was being amortized to income over three years.

During January 2002, Joint Venture Companies repurchased 90% of AVT's outstanding shares for cash consideration of approximately $1.8 million Australia Dollars. After closing the transaction AVAX Holdings owned a 95% equity interest in the Joint Venture Companies.

AVAX accounted for its investment in the Australian Joint Venture Companies using the equity method up through the date of the repurchase of AVT shares. At the date of that transaction, the Company had recorded on its books an investment in joint venture (net of unamortized deferred gain) of approximately $12,282. As a result of the transaction, AVAX's 95% equity in the Joint Venture Companies had a book value of approximately $1,101,400. Of this difference, $902,900, which represented the deferred gain as of December 31, 2002, was recognized as a cumulative effect of change in accounting. The remaining difference of $186,295 was recognized as an extraordinary gain related to negative goodwill in the consolidated subsidiary. As discussed further below, these amounts are both included in the loss from discontinued operations on the 2002 consolidated statement of operations and comprehensive loss.

The following pro-forma disclosures are made to reflect the Company's results of operations as if the Australian Joint Venture transaction and the application of SFAS No. 142 occurred as of January 1, 2002.

                                                    YEAR ENDED DECEMBER 31,
                                                              2002
                                                    -----------------------
         Total revenue                                 $       780,222
         Net loss                                          (10,590,114)
         Net loss per common share                               (0.64)

In September 2002 the Company made the decision to discontinue the operations of the Joint Venture Companies. With the adoption of SFAS No. 144, the Australian operations were required to be accounted for and presented in the accompanying financial statements as a discontinued operation.

The Company liquidated, through sale, all of the long-lived assets of the joint venture companies prior to December 31, 2002. Proceeds received on the sale of the assets of the Company at the time were $40,919 while the cost basis of the assets was $247,210, resulting in a net loss on the disposition of the assets of $206,291, which is included in the loss from discontinued operations.

On December 13, 2002, a liquidator was appointed to oversee the dissolution of the Joint Venture Companies. The combined assets of the Joint Venture Companies consist of cash with a value of $52,958 at December 31, 2003. Recorded liabilities are $87,294 at December 31, 2003. Other long term liabilities related to leasehold obligations were not recorded as the obligations will not be required to be met pursuant to the liquidation proceedings.

The following is summarized financial information for the discontinued Australian operation for the years ended December 31, 2002:


                                                                       2002
                                                                   -----------
Total revenue                                                      $     9,749
Costs and expenses:
   Research and development                                            327,485

   Selling, general and administrative                                 792,527
                                                                   -----------
Total operating loss                                                (1,110,263)
Other income (expense):
   Interest income                                                      26,272
   Minority interest in net loss of consolidated subsidiary             57,968
   Amortization of deferred gain on joint venture                           --
   Equity in net loss of joint venture                                      --

   Other, net (loss on asset disposal)                                (206,291)
                                                                   -----------
Total other expense                                                   (122,051)
                                                                   -----------
Loss from discontinued operations before cumulative effect
     and extraordinary item                                         (1,232,314)

Extraordinary gain related to negative goodwill
     on consolidated subsidiary                                        186,295

Cumulative effect of change in accounting for deferred
     credit related to equity method investment in joint venture       902,900
                                                                   -----------
Loss from discontinued operations                                  $  (143,119)
                                                                   ===========

5. ACQUISITION OF GPH AND GENOPOIETIC

On August 24, 2000, the Company completed its acquisition of GPH, S.A. (Holdings) and Genopoietic S.A. (Genopoietic), each a French societe anonyme based in Paris, France. In this transaction, 100% of the outstanding shares of both Holdings, which is the majority shareholder of Genopoietic, and Genopoietic have been contributed to the Company by the shareholders of those two entities in exchange for an aggregate of 800,000 shares of the Company's common stock valued at $7,600,000 as of the acquisition date and $5,000 in notes payable. Of the 800,000 shares issued to Professors David R. Klatzmann and Jean-Loup Salzmann, 659,756 shares have been placed in escrow to secure their indemnification obligations under the Contribution Agreement. In addition the Company incurred $621,397 in acquisition costs, which were capitalized as part of the purchase price and allocated to the net assets acquired.

Upon the closing of the transaction, the Company entered into the Rights Agreements dated as of August 24, 2000 between the Company and the two primary shareholders of Holdings, pursuant to which each individual has the right to acquire up to an additional 1,100,000 shares of the Company's common stock, upon the successful and timely achievement of development and commercialization milestones by Genopoietic. These contingent shares have not been included as part of the purchase price.

Simultaneously with the closing of the transaction the Company entered into a Research Funding Agreement with Genopoietic whereby the Company agreed to provide funding to Genopoietic over the next five years in the amount of $8,000,000. Provision of this funding is contingent upon the Company's financial health and may be withheld at the discretion of Company management. In connection with the termination of various agreements between the Company and the former owners of Genopoietic, the Company also terminated this Research Funding Agreement.

The acquisition of Holdings and Genopoietic was accounted for as a purchase. The assets and liabilities of both companies have been recorded on the books of the Company at their fair market values. The operating results of the acquired business have been included in the consolidated statements of operations and comprehensive loss from August 24, 2000, the effective date of the acquisition.

Aggregate consideration for the acquisition of $8,226,397 was allocated, based on estimated fair values on the acquisition date, as follows:

  Acquired in-process research and development                 $   4,420,824
  Acquired intellectual property and other intangibles:
           Acquired existing technology                            3,114,671
           Patents                                                   904,259
           Assembled workforce                                       301,420
           Assets acquired                                           895,423
           Liabilities assumed                                    (1,410,200)
                                                               --------------
                    Total purchase price                       $   8,226,397
                                                               ==============

The acquired existing technology and patents was amortized over their estimated useful lives of ten years and the intangible asset related to assembled workforce is being amortized over its estimated useful life of four years through 2001. Pursuant to the adoption of SFAS No. 142, the assembled workforce has been reclassified as goodwill and is no longer amortized.

Acquired in-process research and development represented the present value of the estimated after-tax cash flows expected to be generated by the purchased technology, which, at the acquisition date, had not yet reached technological feasibility. The cash flow projections for revenues were based on estimates of growth rates and the aggregate size of the respective market for each product; probability of technical success given the stage of development at the time of acquisition; products sales cycles; and the estimated life of a product's underlying technology. Estimated operating expenses and income taxes were deducted from estimated revenue projections to arrive at estimated after-tax cash flows. The rates utilized to discount projected cash flows were 25% to 55% depending upon the relative risk of each technology and the technologies stage of development. In-process research and development acquired in this transaction is reflected as an expense in the accompanying consolidated statements of operations and comprehensive loss.

All estimates and projections were based upon assumptions the Company believed to be reasonable at the time of acquisition, but which are inherently uncertain and unpredictable. If these projects are not successfully developed, the business, operating results and financial condition of the Company may be adversely affected. As of the date of the acquisition, the Company concluded that once completed, the technologies under development can only be economically used for their specific and intended purposes and that such in-process technology has no alternative future use after taking into consideration the overall objectives of the project, progress toward the objectives and uniqueness of developments to these objectives. If the projects fail, the economic contribution expected to be made by the acquired in-process research and development will not materialize.

Due to various changes in 2001 in the Company's scope of operations and the availability of capital to pursue product development and marketing initiatives, the Company undertook an evaluation of the strategic value of each of its core technologies for purposes of determining future development plans. Based upon this review that was completed in the fourth quarter of 2001, the Company determined they would not pursue further development and marketing of the technologies and patents capitalized in the 2000 acquisition of Holdings and Genopoietic. As such, future cash flows related to these acquired intangible assets were determined to be minimal and uncertain. Based on these factors, the net book value of the acquired existing technology ($2,647,471) and patents ($768,620) capitalized in the acquisition, amounting to $3,416,091 in the aggregate, was considered impaired and written off in 2001.

The Company has notified Professors Klatzmann and Salzmann that they are in default of their obligations under the Contribution agreement and has put them on notice that the escrow shares are being cancelled and will revert back to the Company as treasury shares. As of the date of the financial statements the shares have not been formally cancelled.

6. EQUITY TRANSACTIONS

COMMON AND PREFERRED STOCK

Common stock issued for services since 1990 has been recorded based on the value of the services provided.

In April 1995, in accordance with the terms of his resignation and related severance arrangements, the Former Officer returned 111,330 shares of common stock and options to purchase 62,500 shares of common stock. The common stock returned was valued at $.004 per share. The common stock and options returned were canceled.

In May 1995, in accordance with the terms of a settlement agreement with a former officer and director of the Company, the Company agreed to release and relinquish any claim it may have on certain intellectual property, excluding the Product, in exchange for 196,618 shares of the Company's common stock owned by her and her family. The common stock was valued at $.004 per share and was canceled.

On September 13, 1995, the Company issued 402,490 shares of common stock to officers of the Company at $.004 per share.

On November 20, 1995, the Company issued an aggregate of 458,243 shares of common stock to TJU and the Scientist (see NOTE 3). In addition, on November 20, 1995, the Company issued, in aggregate, an additional 916,485 shares to a principal stockholder, a third party designated by the principal stockholder, and an officer, at $.004 per share.

On March 24, 1996, the Company repurchased 77,901 shares of common stock previously issued to an officer at $.004 per share. The repurchased shares were canceled.

In May 1996, the Company's authorized capital was increased to 50,000,000 shares of common stock, par value $.004, and 5,000,000 shares (of which 2,500,000 shares were designated as Series A preferred stock and 300,000 shares were designated as Series B preferred stock) of preferred stock, par value $.01. In June 1998, the Company's authorized common stock, par value $.004, was decreased to 30,000,000 shares.

Pursuant to a private placement in May and June 1996, the Company issued 258,198 shares of Series B convertible preferred stock. The preferred stockholders also received 129,099 shares of common stock. The total consideration was $25,819,800. The per share price allocated to common stock and Series B convertible preferred stock was $1 and $99, respectively. In connection with the private placement, the Company paid $3,357,000 in commissions and nonaccountable expenses to the Paramount Capital (Paramount), a related party, and issued 500 shares of common stock and 1,000 shares of Series B convertible preferred stock as consideration for legal services valued at $100,000. In addition, the placement agent received warrants to purchase 25,819.8 shares of Series B convertible preferred stock at an exercise price of $110 per share. Such warrants are exercisable until June 11, 2006, contain certain antidilution provisions and may be exercised pursuant to a cashless exercise feature. Other share issuance expenses amounted to $142,000. During 2000, 19,127 shares of common stock were issued upon exercise of these warrants.

The Series B preferred stockholders are entitled to voting rights equivalent to the number of common shares into which their preferred shares are convertible. The Series B preferred stockholders are also entitled to receive, in preference to the holders of common stock, an amount per preferred share of $135 plus any declared but unpaid dividends.

Pursuant to the terms of the private placement, each share of Series B preferred stock was convertible at any time, in whole or in part, at the discretion of the holders, into common stock at $4 per share (the Initial Conversion Price), which amounted to 6,479,950 shares at December 31, 1996. Twelve months after the final closing date (the Reset Date), the Company could, at its option, cause conversion of the preferred stock, in whole or in part, into common stock at the Initial Conversion Price if the closing price of the common stock exceeded 150% of the Initial Conversion Price for at least 20 trading days in any 30-consecutive-trading-day period.

At the second closing of the private placement on June 11, 1996, the 1,287,500 shares of Series A preferred stock were automatically converted to 321,875 shares of common stock. Notwithstanding such conversion, holders of the Series A preferred stock have received pro rata 95.85% of shares of common stock of IPI associated with the sale of the Product, as discussed in Note 2.

In September 1998, the Company issued 9,301 shares of common stock, which is restricted from trading, to the Company's President. The stock issue was in compensation for services rendered and accordingly an expense of $25,000 (the fair market value at issue date) was recorded in general and administrative expenses.

On March 1, 1999, the Company authorized and consummated an offering of Series C Convertible Preferred Stock (the "Series C Offering") pursuant to which the Company raised aggregate gross proceeds of approximately $10,130,000. In the Series C Offering, the Company sold an aggregate of 101,300 shares of Series C Preferred Stock combined with Class A Warrants to purchase an aggregate of 311,692 shares of Common Stock at an exercise price of $4.00 per share and Class B Warrants to purchase an aggregate of 311,692 shares of Common Stock at an exercise price of $4.50 per share. During 2000 2,462 of these Class A and Class B warrants were exercised. The Series C Preferred Stock, the Class A Warrants and the Class B Warrants were sold as a unit in the Series C Offering. The Class A Warrants and Class B Warrants are exercisable until March 1, 2004.

The Series C preferred stockholders are entitled to voting rights equivalent to the number of common shares into which their preferred shares are convertible. The Series C preferred stockholders are also entitled to receive, in preference to the holders of common stock, an amount per preferred share of $100 plus any declared but unpaid dividends.

Pursuant to the terms of the private placement, each share of Series C preferred stock was convertible at any time, in whole or in part, at the discretion of the holders, into common stock at $3.25 per share.

In connection with the private placement, the Company paid $845,261 in finder's fees and non-accountable expenses. Of this amount $709,100 was paid to Paramount, a related party, in the form of a finders fee. In addition, Paramount was issued warrants to acquire 187,014 shares of Common Stock at an exercise price of $3.58, exercisable until March 1, 2004. Upon exercise of the option granted to it in connection with the Series C Offering, Paramount would be issued warrants to purchase 37,402 shares of Common Stock of which 18,701 will be exercisable at $4.00 and the remaining 18,701 will be exercisable at $4.50, all for an aggregate exercise price of $828,472. The warrants are exercisable until March 1, 2004.

In September 1999, a vendor of the Company's exercised warrants pursuant to the cashless exercise provision of the warrant. This resulted in the Company issuing an additional 37,500 shares of Common Stock. Expense related to this transaction of $27,150 was recorded during the year which represented the fair value of the services on the date of issuance.

In March 2000, the Company completed a $25,137,000 private placement with institutional investors. The Company sold an aggregate of 2,259,494 newly issued shares of common stock, and issued warrants to purchase an additional 225,951 shares of common stock at an exercise price of $12.79 per share, for an aggregate warrant exercise price of $2,890,817. The warrants are exercisable until March 10, 2005.

In connection with services rendered in connection with the private placement, the Company paid Gruntal & Co., L.L.C., who acted as the placement agent, a cash fee of approximately $747,000 and issued warrants to purchase 83,927 shares of common stock at an exercise price of $11.125. The warrants are exercisable until March 10, 2005. In addition the Company issued to Sagres Group Ltd. warrants to purchase 124,045 shares of common stock at an exercise price of $11.125 per share as a finder's fee in connection with the private placement. The Warrants are exercisable until March 10, 2005. Other share issuance expenses amounted to approximately $54,000.

Pursuant to a prior agreement, Paramount was paid a fee due to the participation in the private placement of certain investors previously introduced to the Company by Paramount. As a result of this agreement, the Company paid Paramount a cash fee of approximately $140,000 and issued to Paramount warrants to purchase 10,787 shares of common stock of the Company at an exercise price of $11.125 per share. The warrants are exercisable until March 10, 2005.

During 2000 holders of 14,550 shares the Series C Preferred stock converted these shares into 650,931 fully paid nonassessable shares of common stock. During 2001 holders of 50,000 shares of the Series C Preferred stock converted these shares into 1,538,450 fully paid nonassessable shares of common stock. The 36,750 shares of Series C preferred stock, outstanding at December 31, 2003, is convertible into 1,130,755 shares of common stock excluding the effect of any fractional shares.

In March 2000, the Company announced the conversion of all outstanding shares of Series B Convertible preferred stock into fully paid nonassessable shares of common stock. As of the conversion date there were 66,093 shares of Series B Convertible Preferred Stock outstanding that were convertible into 1,724,152 shares of Common Stock.

CONVERSION RESET

In accordance with the terms of the Series B placement, the Initial Conversion Price was to be adjusted and reset effective as of the Reset Date if the average closing bid price for the 30 consecutive trading days immediately preceding the Reset Date (the 12-Month Trading Price) was less than 135% of the Initial Conversion Price or $5.40. If such was the case, the Initial Conversion Price would be reduced to be equal to the greater of the 12-Month Trading Price divided by 1.35 or 50% of the Initial Conversion Price.

The Initial Conversion Price was adjusted effective June 11, 1997, because the average closing bid price of the common stock for the 30 consecutive trading days immediately preceding such date was less than $5.40. The average was, in fact, $5.175 per share. Accordingly, the conversion price was adjusted to $3.83 per share, which corresponds to a new conversion rate of 26.0875 shares of common stock per share of Series B preferred stock.

STAGGERED LOCK-UP

Pursuant to the terms of the Series B placement, 25% of each holder's shares of common stock issuable upon conversion of the Series B preferred shares (the Conversion Shares) were not subject to any restriction on resale (Lock-up). The remaining 75% of each holder's Conversion Shares were subject to a staggered Lock-up, whereby 25% of the Conversion Shares were released from the Lock-up every three months after the final closing, through and including March 11, 1997.

In March 1997, the Company completed a revision to the staggered Lock-up and Conversion Reset provision of the private placement. Shareholders owning approximately 94% of the Series B preferred shares agreed to a modification of the original subscription agreement, such that the staggered Lock-up would expire beginning three months after both listing and effectiveness under the Securities Act of 1933 of the Company's Registration Statement for its common stock (Effectiveness). As so modified, upon listing and Effectiveness, which occurred on July 10, 1997, 25% of the Conversion Shares were not subject to any Lock-up provisions. The remaining 75% of the Conversion Shares were subject to a staggered Lock-up, such that every three months after July 10, 1997, 25% of the Conversion Shares were released from Lock-up until April 10, 1998 at which point all Conversion Shares were no longer subject to any Lock-up.

In addition, for those shareholders who accepted the Lock-up modifications, the Company agreed to provide additional reset protection, extending the Reset Date to 12 months following the later of Effectiveness and listing, or July 10, 1999. The terms of this modified reset were the same as the original reset provision, except that the Company would not adjust the conversion price, but would issue additional shares of common stock to effect the principles of the original reset provision. The average closing bid price for the 30 consecutive trading days preceding July 10, 1998 was $3.1544 and accordingly, the Company issued 3,029,339 shares of common stock to those holders of Series B Preferred Stock who had agreed to the lockup and had not converted their Preferred Stock to Common Stock.

STOCK OPTIONS - 1992 STOCK OPTION PLAN

In April 1992, the Board of Directors approved the 1992 Stock Option Plan (the
Plan), which, as amended, authorized up to 437,500 shares of common stock for granting both incentive and nonqualified stock options to employees, directors, consultants and members of the scientific advisory board of the Company. The Plan was amended in June 1999, to increase the number of shares issuable to 1,500,000. The Plan was further amended in June 2000, to increase the number of shares issuable to 2,500,000. The exercise price and vesting period of the options are determined by the Board of Directors at the date of grant. Options may be granted up to 10 years after the Plan's adoption date and generally expire 10 years from the date of grant.

The following summarizes activity in the Plan:
                                                  Number of
                                                   Options
                                              --------------
Balance at December 31, 1994                         276,375
    Canceled                                        (246,375)
                                              --------------
Balance at December 31, 1995, 1996 and 1997           30,000
    Granted                                          600,000
                                              --------------
Balance at December 31, 1998                         630,000
    Granted                                          955,397
    Expired                                         (240,000)
                                              --------------
Balance at December 31, 1999                       1,345,397
    Granted                                          430,000
    Expired                                          (13,430)
    Exercised                                         (7,955)
                                              --------------
Balance at December 31, 2000                       1,754,012
    Granted                                        1,039,696
    Expired                                         (386,684)
                                              --------------
Balance at December 31, 2001                       2,407,024
    Expired                                         (567,365)
                                              --------------
Balance at December 31, 2002                       1,839,659
    Expired                                       (1,058,755)
                                              --------------
Balance at December 31, 2003                         780,904
                                              ==============

STOCK OPTIONS - 2001 STOCK OPTION PLAN

In November 2001 the Board of Directors approved the 2001 Stock Option Plan (the 2001 Plan), subject to shareholder approval, authorizing up to 2,500,000 shares of common stock for granting both incentive and nonqualified stock options to employees, directors, consultants and members of the scientific advisory board of the Company. The exercise price and vesting period of the options are determined by the Board of Directors at the date of grant. Options may be granted up to 10 years after the 2001 Plan's adoption date and generally expire 10 years from the date of grant. During 2001, options to purchase 175,108 shares of common stock were granted under this plan and remained outstanding at December 31, 2001. During 2002, 59,435 options expired leaving 115,673 options outstanding at December 31, 2002. During 2003, 90,688 options expired without being exercised leaving 24,985 options outstanding at December 31, 2003.

DIRECTOR OPTION PLAN

In June 2000, the Company adopted the 2000 Director Stock Option plan and authorized the plan to issue up to 480,000 shares of common stock as compensation to the outside directors of the Company for services to be received from the Directors. During 2000, each of the Company's six outside director received options to purchase 40,000 shares of common stock, which vest quarterly at the rate 2,500 shares, with the first vesting period being January 1, 2000. Pursuant to the plan documents an additional 40,000 options are scheduled to be issued as of January 1, 2004, vesting over a four-year period.

In November 2001, two Directors received options to purchase 50,000 shares of common stock, which vest quarterly at the rate of 3,125 shares, with the first vesting period being January 1, 2002.

STOCK OPTIONS - OTHER

Certain officers and employees were also granted stock options in 1996, as authorized by the Board of Directors, apart from the Plan and the 2001 Plan. In May 1996, the Company's President and Chief Executive Officer (the President) received options to purchase 318,873 shares of common stock at $1.00 per share. Such options vest at a rate of 1/16 per quarter over four years and are exercisable for a period of seven years. Because the fair value of the Company's common stock at the date of grant was determined to be $2 per share, the Company recorded $318,873 as deferred compensation. Such deferred compensation has been amortized over four years. These options expired during 2003 and were unexercised.

In September 1996, certain officers and an employee also received options to purchase 252,500 shares of common stock at $1.00 per share. Such options vest at a rate of 1/16 per quarter over four years and are exercisable for a period of seven years. Because the fair value of the Company's common stock at the date of grant was determined to be $4 per share, the Company recorded $757,500 as deferred compensation. Such deferred compensation has been amortized over four years. During 2000, 9,688 of these options were exercised. During 2001, 125,000 of these options were forfeited. During 2003, the remaining options outstanding expired and were unexercised.

In March 1997, one other employee of the Company received options to purchase 52,500 shares of common stock at $6.00 per share, the closing market price on the date of grant. In July 1997, the Company withdrew such options and replaced them with options to purchase 90,000 shares of common stock at an exercise price of $4.50, the closing market price on the date of grant. The options vest as follows: 5,000 shares vest on September 1, 1997, 30,000 shares vest at a rate of 1/6 every six months over a three-year period, thereafter, and the remaining 55,000 shares will vest upon the occurrence of certain milestone events relating to the Company's manufacturing program. Such options are exercisable for a period of seven years. During 2001, these options were forfeited.

In July 1997, the President, certain officers and an employee also received options to purchase 280,000 shares of common stock at $4.50 per share. The President's options, which represent 150,000 of these options, vest at a rate of 1/12 per quarter over a three-year period. The remaining options vest at a rate of 1/16 per quarter over four years and all are exercisable for a period of seven years. During 2001, 65,000 of these options were forfeited. During 2003, an additional 65,000 of these options were forfeited.

In July 1997, options were issued to a scientific consultant to purchase 30,000 shares of common stock at $4.50 per share. Such options vest at a rate of 1/3 per year over three years and are exercisable for a period of seven years.

In September 1997, four directors of the Company each received a grant of 40,000 options to purchase common stock at $4.50 per share. Such options vest at a rate of 1/16 per quarter over four years, commencing on December 1, 1997, and are exercisable for a period of seven years.

In December 1997, four directors of the Company each received a grant of 5,161 options to purchase common stock at $3.88 per share. Such options vest at a rate of 1/4 per quarter over one year, commencing on March 1, 1999, and are exercisable for a period of seven years.

In March 1998, in consideration for consulting services, the Company issued options to purchase 50,000 shares of common stock to a consultant of the Company, exercisable for seven years at an exercise price of $4.00 per share. Such options vest at a rate of 1/12 per month.

In December 1998, four directors each received grants to purchase 8,101 shares of common stock each at $2.47 per share. In March 2000, one director received a grant to purchase 4,938 shares of common stock at $3.38 per share. In August 2000, two directors each received grants to purchase 2,222 shares of common stock each at $3.00 per share. All options vested as of December 31, 2000 based upon the issuance date, and are exercisable for a period of seven years.

In December 1998, the Company issued options to purchase 21,000 shares of common stock to a consultant of the Company, exercisable for seven years at an exercise price of $2.25 per share. Such options vest in equal increments annually over three years.

In November 1999, two directors each received grants to purchase 10,000 shares of common stock each at $2.94 per share. Such options vest in equal increments annually over one year, and are exercisable for a period of seven years.

In December 2000, options were issued to two employees of AVT, the Company's joint venture in Australia, to purchase 18,000 shares of common stock at $2.938 per share. Such options vest over a four-year period and expire in December 2007. These options expired during 2002 unexercised.

In May 2001, options were issued to the General Manager of AVT, the Company's joint venture in Australia, to purchase 35,000 shares of common stock at $.89 per share. Such options vest over a four-year period and expire in May 2008. These options expired during 2002 unexercised.

WARRANTS

In May 1993, the Company issued warrants to purchase 7,750 shares of the Company's common stock at a price of $11.00 per share. These warrants expired in May of 1999 unexercised.

In January and February of 1996, the Company issued warrants to purchase 97,500 shares of the Company's common stock at a price of $.04 per share, of which 66,250 warrants were exercised in 1996. The remaining warrants are exercisable at any time and expire in 2007.

In October 1996, the Company issued warrants to purchase 50,000 shares of common stock at $6 per share, 25,000 of which were subsequently canceled in April of 1997. These warrants expired in October 2001.

In December 1996, the Company committed to the future issuance of warrants to purchase 125,000 shares of the Company's common stock at a price of $8.24 per share (see NOTE 3).

In February 1997, the Company issued warrants to three outside consultants to purchase a total of 25,500 shares of common stock at $6.00 per share. These warrants vested immediately upon issuance and expire in 2004.

In April 1997, the Company issued warrants to purchase 50,000 shares of common stock at $8.00 per share. During 2002, these warrants expired.

In July 1997, warrants were issued to a consultant to purchase 45,000 shares of common stock at $4.50 per share. Such warrants were to vest upon the occurrence of certain milestones and were exercisable for a period of five years. In December 1997, these warrants were canceled and new warrants to purchase 115,000 shares of common stock at $3.50 per share were issued to the consultant. Such warrants vest upon the occurrence of certain milestones and are exercisable for a period of five years. During 2000, 64,346 of these warrants vested and the remaining 50,654 expired pursuant to the terms of the agreement.

In December 1997, warrants were issued to a consultant to purchase 200,000 shares of common stock at $3.75 per share. Such warrants vest upon the achievement of certain performance-based milestones and are exercisable for a period of five years. During 2000, these warrants expired.

In May 1998, warrants were issued to a financial consultant to purchase 80,000 shares of common stock at $4.03 per share. The agreement was terminated during 1998 resulting in only 40,000 shares vesting as of December 31, 1998. During 2000, 6,000 shares were exercised. These warrants expired in May 2003.

In October 1998, warrants were issued to a financial consultant to purchase 75,000 shares of common stock at $1.625 per share. These warrants became fully vested in 1999 and were exercised, utilizing the cashless exercise provisions of the warrant, resulting in the issuance of 37,500 shares of common stock.

In December 1999, warrants were issued to a financial consultant to purchase 150,000 shares of common stock at $5.09 per share. Such warrants vested over a three-month period and expire in December 2004.

Authorized but unissued shares of common stock were reserved for issuance at December 31, 2003 as follows:


Series C convertible preferred stock                                                1,130,775
1992 Stock option plan                                                              2,500,000
2001 Stock option plan                                                              2,500,000
2000 Directors option plan                                                            480,000
Non plan options                                                                      493,430
Warrants to purchase common stock                                                     471,096
Warrants to purchase Series B convertible preferred stock                             654,437
Warrants to purchase common stock issued in connection with
  Series C convertible preferred stock                                                845,339
Warrants to purchase Common Stock pursuant to 2000 fund raising                       444,710
Convertible shares to issue upon conversion of the 2003 Bridge Financing            7,308,000
Warrants to purchase common stock pursuant to the 2003 Bridge Financing             7,308,000
                                                                                 ------------
                                                                                   24,135,787
                                                                                 ============

SFAS NO. 123 DISCLOSURES

Pro forma information regarding net loss and net loss per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its applicable stock options and warrants under the fair value method of the statement.

There were no options granted during 2002 and 2003.

This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options and warrants have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options or warrants.

A summary of applicable stock option and warrant activity and related information for the years ended December 31, 2003 and 2002 is as follows:

                                                                    2003                               2002
                                                     -----------------------------------------------------------------------
                                                                       WEIGHTED-AVERAGE                   WEIGHTED-AVERAGE
                                                        OPTIONS AND        EXERCISE        OPTIONS AND        EXERCISE
                                                          WARRANTS           PRICE          WARRANTS            PRICE
                                                     -----------------------------------------------------------------------
       Outstanding at beginning of year                    5,777,217           $3.84          6,422,017           $3.84
       Granted                                             7,308,000            0.14                 --              --
       Exercised                                                  --              --                 --              --
       Forfeited                                          (1,772,315)           1.90           (644,800)           3.78
                                                        ------------                       ------------
       Outstanding at end of year                         11,312,902           $1.76          5,777,217           $3.84
                                                        ============                       ============
       Exercisable at end of year                         11,117,078           $1.75          4,734,809           $4.22
                                                        ============                       ============

Exercise prices for options and warrants outstanding range from $0.14 to $12.79. The option and warrant contracts expire at various times through October of 2011.

7. LOANS PAYABLE

CONVERTIBLE DEBT OFFERING

On December 4, 2003, the Company completed a bridge financing in the aggregate principal amount of $950,000 with eight institutional and individual investors, of which $50,000 and $25,000 were received from an officer and a director, respectively. The notes have a stated interest rate of 5% and mature on May 17, 2004 but carry a mandatory conversion option upon the completion of an equity fundraising of $1,000,000 dollars or greater. The notes plus interest are convertible into common stock upon the completion of an equity offering prior to maturity, at the lower of $0.13 per common share or the price at which the equity offering is completed. The notes were accompanied by warrants to purchase an aggregate of 7,308,000 shares of common stock at an exercise price of $0.143 per share. The notes, common stock the notes may convert into and the common stock underlying the warrants are not registered securities.

The estimated fair value of the warrants issued on December 4, 2003, amounting to $142,500, was recorded as a discount on the related notes payable. The discount is being amortized to interest expense over the six month term of the notes payable using the interest method. For the year ended December 31, 2003, the Company recorded amortization expense of $29,855, which is included in interest expense in the consolidated statement of operations and comprehensive loss.

ANVAR GRANT PAYABLE

The Company's French subsidiary receives financial support from a French governmental agency (ANVAR). The grants, which are subject to conditions specifying that non-compliance with such conditions could result in the forfeiture of all or a portion of the future amounts to be received, as well as the repayment of all or a portion of amounts received to date, are accounted for as long term debt. If certain products are commercialized, the December 31, 2003 balance of $247,752 (1,800,000 French Francs) is repayable based on an annual royalty equal to 47% of the revenue related to the project. As such, the total amount of grant proceeds received is recorded as a liability in the accompanying consolidated balance sheet. In case of failure or partial success, as defined in the agreement, $55,056 (400,000 French Francs) is payable. The due date for the obligation has past but the grantor agency has not demanded repayment of the obligation.

8. INCOME TAXES

At December 31, 2003, the Company has net operating loss carryforwards of approximately $63,728,000 for federal income tax purposes that expire in varying amounts between 2005 and 2023, if not utilized.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities for federal income tax purposes are as follows:

                                             DECEMBER 31,
                                                 2003
                                           ---------------
Deferred tax assets:
   Net operating losses                    $    24,483,000
   Deferred compensation                           413,000
   Depreciation                                    148,000
   Other                                             1,000
                                           ---------------
Total deferred tax assets                       25,045,000
Valuation allowance                            (25,045,000)
                                           ---------------
Net deferred tax assets                    $            --
                                           ===============

The valuation allowance at December 31, 2002 was $23,813,000.

Under Section 382 of the Tax Reform Act of 1986, the Company's net operating loss carryforward could be subject to an annual limitation if it should be determined that a change in ownership of more than 50% of the value of the Company's stock occurred over a three-year period.

The following summary reconciles the income tax benefit at the federal statutory rate with the actual income tax provision (benefit):

                                                   YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                                   2002              2003
                                             ---------------    ---------------

Income taxes (benefit) at statutory rate     $    (3,205,000)   $    (1,117,000)
State income taxes, net of federal benefit          (415,000)          (145,000)
Change in the valuation allowance                  3,643,000          1,232,000
Other                                                (23,000)            30,000
                                             ---------------    ---------------
Income tax provision (benefit)               $            --    $            --
                                             ===============    ===============

9. COMMITMENTS AND CONTINGENCIES

LEASES

In May of 1999, the Company entered into a five-year lease agreement for office space that amended the Company's previous lease agreement. The Company provided the landlord with an irrevocable letter of credit in the amount of $7,595 as security related to the lease. Monthly lease payments escalate each year of the lease beginning at approximately $13,170 per month and increasing to $14,450 per month throughout the lease. In November of 2001 the Company entered into a sub-lease agreement related to this office space. The sub-lease agreement calls for the lessee to pay the entire amount of the Company's obligation under the lease agreement for the remaining term of the lease. Pursuant to the sub-lease agreement, the rent is paid directly to the landlord.

In November of 2001, the Company entered into a three year lease agreement for new office space. The Company provided the landlord with an unconditional commercial letter of credit in the amount of $37,001 as security for the lease. Monthly lease payments are fixed at approximately $9,300 per month throughout the lease.

In December 1997, the Company entered into a 10-year lease agreement for manufacturing facility space that commenced in February 1998 and contains an option to terminate after five years. The termination option requires a lump sum payment at the termination of the lease of $236,057. During 2003 rental expense associated with this lease was approximately $144,500. The first month's rent was payable upon signing of the lease along with a security deposit equivalent to two months rental. This lease is secured by a one-year irrevocable standby letter of credit whereby the lessor is the named beneficiary. This $379,530 letter of credit automatically renews each December and will be reduced by the amortized reduction of the landlord investment each year.

In July 2000, the Company entered into a 9-year lease agreement for manufacturing and research space in Lyon, France. The lease may be cancelled by the Company after July 2006. The monthly rental was approximately $11,400 during 2003.

The marketable securities in the amount of $262,744 plus a certificate of deposit in the amount of $37,001 are held by the bank as collateral for the commercial letters of credit noted above and the use of these funds is restricted.

Rent expense under these agreements was approximately $392,000 and $363,000 for the years ended December 31, 2003 and 2002, respectively.

Future minimum lease payments under the non-cancellable operating leases consist of the following at December 31, 2003:

    YEAR ENDING           OPERATING LEASE               AMOUNTS RECEIVABLE
    DECEMBER 31,              PAYMENTS                 PURSUANT TO SUB-LEASE
   -------------          ---------------              ---------------------
        2004                  $487,618                        $57,795
        2005                   325,231                          --
        2006                   245,740                          --
        2007                   152,396                          --

CONSULTING AGREEMENTS

Effective in June 1996, the Company entered into consulting agreements with the Scientist that runs through May 2003. Annual consulting fees payable pursuant to the agreement with the Scientist are $48,000. The Company has continued this agreement through the end of 2003 and anticipates continuing the agreement through 2004.

In April, May and July 1997, the Company entered into agreements with four members of the Scientific Advisory Board. These agreements were for initial terms of two years and require compensation of $2,000 per person per meeting of the Scientific Advisory Board. In July 1997, the Company entered into a consulting agreement with a member of its Scientific Advisory Board. The agreement calls for annual compensation of $20,000 plus options to acquire 30,000 shares of common stock at $4.50 per share. In December 1998, the Company entered into a three year consulting agreement with a second member of its Scientific Advisory Board for additional consulting services. The agreement calls for annual compensation of $20,000 plus options to acquire 21,000 shares of common stock at $2.25 per share. The options vest annually in arrears.

In November 1999, the Company extended a Technical Testing Agreement with a Consultant. The agreement, which is for a period of two years, calls for annual payments of $110,000 annually in advance. This agreement was extended in November 2001 at an annual cost of $110,000 through October 2002.

In January 2000, the Company entered into an Agreement for Services with a contract research organization to assist the Company in the performance of its clinical trials. The agreement was to extend over the life of the clinical trials, which has an expected term of in excess of seven years with payments made upon the achievement of various milestones in the study. At signing, total expected payments under this agreement were approximately $11,138,000. This agreement was terminated in June of 2001. Expenses incurred related to this agreement were $597,346 and $1,500,950 for the years ended December 31, 2001 and 2000, respectively. Currently the Company is in dispute with the vendor as the amount and the method of calculation of the liability due upon the termination of this agreement. The Company accrued during 2001 and 2002 approximately $700,000 which represents what the Company has calculated as the balance due under the agreement plus additional costs estimated to settle the matter while the vendor has claimed the Company's liability is approximately $1,500,000. During 2003 the Company settled this matter for the amount of $250,000 and recorded a decrease in expenses in research and development expenses of $434,000.

10. PROPERTY, PLANT AND EQUIPMENT

The following shows the composition of the assets included in property, plant and equipment at December 31, 2003:

                                                           Accumulated
                                                  Cost     Depreciation      Net
                                               ----------  ------------  ----------
Office furniture and equipment                 $  288,802   $  265,201   $   23,601
Manufacturing facility and related equipment    3,084,901    1,782,706    1,302,195
                                               ----------   ----------   ----------
Total                                          $3,373,703   $2,047,907   $1,325,796
                                               ==========   ==========   ==========

Depreciation expense was $414,305 and $546,227 for the years ended December 31, 2003 and 2002, respectively.

11. EMPLOYEE BENEFIT PLAN

During 1996, the Company established a discretionary 401(k) plan for all employees over the age of 21. Employee contributions are subject to normal 401(k) plan limitations. The Company was not required to make a contribution in 2003 or 2002.

12. RELATED PARTY TRANSACTIONS

During 2002 and 2003 the Company paid additional compensation of $36,000 and $116,625, respectively, to one of its Board Members who took a more active role in assisting existing management of the Company. It is anticipated that this role will continue until such time as additional management personnel are hired. The compensation was voted upon and approved by the Board of Directors.

13. LEGAL PROCEEDINGS

In addition to litigation discussed in Note 9 above, the Company was also involved in the following other legal proceedings at December 31, 2003. A vendor has obtained arbitration which is to occur in May, 2004, with the Company related to an outstanding invoice for services. The Company has accrued the full amount of the obligation due to the vendor in its accompanying financial statements.

Additionally, the Company, as a result of extending the payment of certain obligations to vendors beyond agreed upon or reasonable terms has been notified in a number of instances of collection efforts related to certain balances due from the company to vendors. The Company has recorded as a liability balances claimed as due from vendors for products or services upon the invoices of the vendors.

14. SUBSEQUENT EVENT

On January 29, 2004, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 50 million shares to 150 million shares.

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                           Consolidated Balance Sheets

                                                                                         DECEMBER 31,      JUNE 30,
                                                                                             2003            2004
                                                                                         ------------    ------------
ASSETS                                                                                                    (UNAUDITED)
Current assets:
   Cash and cash equivalents                                                             $  1,125,960    $  2,903,545
   Marketable securities                                                                      262,744         210,000
   Accounts receivable                                                                         52,542         153,640
   Inventory                                                                                   48,777          47,320
   Prepaid expenses and other current assets                                                  270,565         270,248
                                                                                         ------------    ------------
Total current assets                                                                        1,760,588       3,584,753
Property and equipment, at cost                                                             3,373,703       3,449,630
   Less accumulated depreciation                                                            2,047,907       2,232,740
                                                                                         ------------    ------------
Net property and equipment                                                                  1,325,796       1,216,890
Research and development tax credit receivable                                                345,426         246,803
Goodwill                                                                                      188,387         188,387
                                                                                         ------------    ------------
Total assets                                                                             $  3,620,197    $  5,236,833
                                                                                         ============    ============


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

   Accounts payable and accrued liabilities                                              $  1,699,398    $  1,975,705
   Deferred revenue                                                                                --          90,506
   Loans payable - Convertible notes (Face amount $950,000)                                   837,355              --
   Loans payable - ANVAR grant payable                                                        345,672         334,256
                                                                                         ------------    ------------
Total current liabilities                                                                   2,882,425       2,400,467
Stockholders' equity:
   Preferred stock, $.01 par value:
     Authorized shares - 5,000,000, including Series B - 300,000 shares and
       Series C - 120,000 shares
     Series B convertible preferred stock:
       Issued and outstanding shares - 0                                                           --              --
     Series C convertible preferred stock:
       Issued and outstanding shares - 36,750 (liquidation preference - $3,675,000)               367             367
   Common stock, $.004 par value:
     Authorized shares - 50,000,000 at December 31, 2003 and 150,000,000 at
         June 30, 2004
     Issued and outstanding  shares - 18,080,071 at December 31, 2003 and 36,071,568 at        72,320         144,286
        June 30, 2004
   Additional paid-in capital                                                              65,583,434      69,426,457
   Subscription receivable                                                                       (422)           (422)
   Accumulated other comprehensive income                                                     406,079         414,173
   Deficit accumulated during the development stage                                       (65,324,006)    (67,148,495)
                                                                                         ------------    ------------
Total stockholders' equity                                                                    737,772       2,836,366
                                                                                         ------------    ------------
Total liabilities and stockholders' equity                                               $  3,620,197    $  5,236,833
                                                                                         ------------    ------------
                                                                                         ------------    ------------

SEE ACCOMPANYING NOTES.

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
      Consolidated Statements of Operations and Comprehensive Income (Loss)
                                   (UNAUDITED)

                                                                                                                      PERIOD FROM
                                                                                                                    JANUARY 12, 1990
                                                                                                                     (INCORPORATION)
                                                     THREE MONTHS ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,        TO JUNE 30,
                                                          2003            2004          2003            2004             2004
                                                     ------------    ------------    ------------    ------------    ------------
Revenue:
    Gain from sale of the Product                    $         --    $         --    $         --    $         --    $  1,951,000
    Product and contract service revenue                  383,000         507,557         611,615         855,260       3,210,544
                                                     ------------    ------------    ------------    ------------    ------------
Total revenue                                             383,000         507,557         611,615         855,260       5,161,544


Costs and expenses:
  Research and development                               (108,639)        775,502         677,916       1,624,801      41,944,315
  Acquired in process research and development                 --              --              --              --       4,420,824
  Write down of acquired intellectual property
     and other intangibles                                     --              --              --              --       3,416,091
  Amortization of acquired intangibles                         --              --              --              --         715,872
  Selling, general and administrative                     471,951         430,299       1,028,514         925,635      26,769,164
                                                     ------------    ------------    ------------    ------------    ------------
Total operating income (loss)                              19,688        (698,244)     (1,094,815)     (1,695,176)    (72,104,722)
Other income (expense):
   Interest income                                          7,781             357          12,194           1,681       5,628,946
   Interest expense                                            --         (45,002)             --        (130,994)       (812,067)
   Other, net                                                  --              --           5,600              --         143,193
                                                     ------------    ------------    ------------    ------------    ------------
Total other income (loss)                                   7,781         (44,645)         17,794        (129,313)      4,960,072
                                                     ------------    ------------    ------------    ------------    ------------
Income (loss) from continuing operations                   27,469        (742,889)     (1,077,021)     (1,824,489)    (67,144,650)
Loss from discontinued operations                              --              --              --              --          (3,845)
                                                     ------------    ------------    ------------    ------------    ------------
Net income (loss)                                          27,469        (742,889)     (1,077,021)     (1,824,489)    (67,148,495)
Amount payable for liquidation preference                      --              --              --              --      (1,870,033)
                                                     ------------    ------------    ------------    ------------    ------------
Net income (loss) attributable to common
   stockholders                                      $     27,469    $   (742,889)   $ (1,077,021)   $ (1,824,489)   $(69,018,528)
                                                     ============    ============    ============    ============    ============

Income (loss) per common share - basic and diluted   $        .00    $       (.03)   $       (.06)   $       (.08)
                                                     ============    ============    ============    ============
Weighted average number of common shares
  outstanding                                          17,310,846      27,245,020      16,926,234      22,747,145
                                                     ============    ============    ============    ============

Net income (loss)                                    $     27,469    $   (742,889)   $ (1,077,021)   $ (1,824,489)
Foreign currency translation gain (loss)                  (20,561)         15,108          11,681           8,094
                                                     ------------    ------------    ------------    ------------
Net comprehensive income (loss)                      $      6,908    $   (727,781)   $ (1,065,340)   $ (1,816,395)
                                                     ============    ============    ============    ============

SEE ACCOMPANYING NOTES.

                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                      Consolidated Statements of Cash Flows
                                   (UNAUDITED)

                                                                                                 PERIOD FROM
                                                                                              JANUARY 12, 1990
                                                                                               (INCORPORATION)
                                                                 SIX MONTHS ENDED JUNE 30,       TO JUNE 30,
                                                                   2003             2004            2004
                                                              -------------    -------------    -------------
OPERATING ACTIVITIES
Net loss                                                      $  (1,077,021)   $  (1,824,489)   $ (67,148,495)
Adjustments to reconcile net loss to net cash used in
   operating activities:
     Depreciation and amortization                                  259,759          205,191        3,988,322
     Amortization of discount on convertible notes payable               --          112,645          142,500
     Amortization of deferred gain on joint venture                      --               --       (1,805,800)
     Equity in net loss of joint venture                                 --               --        1,703,763
     Extraordinary gain related to negative goodwill on
       consolidated subsidiary                                           --               --         (186,295)
     Cumulative effect of change in accounting                           --               --         (902,900)
     Compensatory stock issue                                            --               --           25,000
     Minority interest in net loss of consolidated                       --               --          (80,427)
       subsidiary
     Acquired in-process research and development charge                 --               --        4,420,824
     Write down of acquired intellectual property and other
       intangibles                                                       --               --        3,416,091
     Gain from sale of the Product                                       --               --       (1,951,000)
     Gain on sale of intellectual property                               --               --             (787)
     Accretion of interest on common stock receivable                    --               --         (449,000)
     Accretion of interest on amount payable to
       preferred stockholders and former officer                         --               --          449,000
     Loss (Gain) on sale or abandonment of furniture and
       equipment                                                     (5,600)              --          246,254
     Issuance of common stock or warrants for services                   --               --          423,289
     Changes in operating assets and liabilities:
       Accounts receivable                                          (48,564)        (106,345)         (39,326)
       Inventory                                                        703             (159)          (7,945)
       Prepaid expenses and other current assets                    162,979           (5,108)         (57,033)
       Accounts payable and accrued liabilities                  (2,326,460)         312,896          907,773
       Deferred revenue                                             (63,966)          93,630           93,630
       Research and development tax credit receivable               183,116           90,194           59,185
       Amount payable to former officer                                  --               --           80,522
                                                              -------------    -------------    -------------
Net cash used in operating activities                            (2,915,054)      (1,121,545)     (56,672,855)

INVESTING ACTIVITIES
Purchase of marketable securities and
  short-term investments                                           (348,152)        (735,268)    (351,762,865)
Proceeds from sale of marketable securities                         347,452          788,012      344,436,393
Proceeds from sale of short-term investments                             --               --        7,116,472
Purchases of furniture and equipment                                (70,561)        (104,760)      (3,155,956)
Proceeds from sale of furniture and equipment                         5,600               --           51,119
Organization costs incurred                                              --               --         (622,755)
Cash acquired in acquisition of control of joint venture                 --               --          991,634
                                                              -------------    -------------    -------------
Net cash used in investing activities                               (65,661)         (52,016)      (2,945,958)


                    AVAX Technologies, Inc. and Subsidiaries
                          (A DEVELOPMENT STAGE COMPANY)
                Consolidated Statements of Cash Flows (continued)
                                   (UNAUDITED)

                                                                                        PERIOD FROM
                                                                                      JANUARY 12, 1990
                                                                                        (INCORPORATION)
                                                           SIX MONTHS ENDED JUNE 30,    THROUGH JUNE 30,
                                                               2003           2004           2004
                                                           ------------   ------------   ------------
FINANCING ACTIVITIES
Proceeds from issuance of notes payable to related party   $         --   $         --   $    957,557
Principal payments on notes payable to related party                 --             --       (802,000)
Proceeds from loans payable and the related issuance of
   warrants                                                          --             --      2,314,000
Principal payments on loans payable                                  --             --     (1,389,000)
Payments for fractional shares from reverse splits and
   preferred stock conversions                                       --             --            (76)
Financing costs incurred                                             --             --        (90,000)
Payments received on subscription receivable                         --             --          4,542
Shareholder capital contribution                                     --             --         93,637
Proceeds received from exercise of stock warrants                    --         48,391         76,892
Elimination of the consolidated accounting treatment
   for joint venture                                                 --             --     (2,511,701)
Capital contribution through sale of interest in
   consolidated subsidiaries                                         --             --      2,624,000
Net proceeds received from issuance of preferred and
   common stock                                                      --      2,893,323     60,865,964
                                                           ------------   ------------   ------------
Net cash provided by financing activities                            --      2,941,714     62,143,815
                                                           ------------   ------------   ------------

Effect of exchange rate changes on cash                          79,581          9,432        378,543
                                                           ------------   ------------   ------------

Net increase (decrease) in cash and cash equivalents         (2,901,134)     1,777,585      2,903,545

Cash and cash equivalents at beginning of period              3,840,406      1,125,960             --
                                                           ------------   ------------   ------------
Cash and cash equivalents at end of period                 $    939,272   $  2,903,545   $  2,903,545
                                                           ============   ============   ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid                                              $         --   $         --   $    197,072
                                                           ============   ============   ============
Non-cash activity:
Conversion of accounts payable into notes payable          $         --   $         --   $     25,000
                                                           ============   ============   ============
Common stock warrants issued in conjunction with
      convertible notes payable                            $         --   $         --   $    142,500
                                                           ============   ============   ============
Conversion of bridge loans into common stock               $         --   $    950,000   $    950,000
                                                           ============   ============   ============
Payment of interest on bridge loans with common stock      $         --   $     23,275   $     23,275
                                                           ============   ============   ============

SEE ACCOMPANYING NOTES.

                    AVAX TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
             Notes to Consolidated Financial Statements (UNAUDITED)
                 For the Six Months ended June 30, 2004 and 2003


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AVAX Technologies, Inc. (the Company) is a development stage biopharmaceutical company.

In November 1995, the Company sold its leading product under development, an over-the-counter nutritional food supplement and all of the related patents and other intellectual property (the Product).

Also in November 1995, the Company entered into a license agreement with Thomas Jefferson University (TJU) to develop, commercially manufacture and sell products embodying immunotherapeutic vaccines for the treatment of malignant melanoma and other cancers (the Invention).

In December 1996, the Company entered into a license agreement with Rutgers University (Rutgers) to develop, commercially manufacture and sell products embodying a series of compounds for the treatment of cancer and infectious diseases (the Compounds).

In February 1997, the Company entered into a license agreement with Texas A&M to develop, commercially manufacture and sell products embodying a series of compounds for the treatment of cancer (the Texas A&M Compounds).

In November 1999, the Company entered into a definitive joint venture agreement with Australia Vaccine Technologies ("AVT") (formerly Neptunus International Holdings Limited), a pharmaceutical group in Australia, under the subsidiary name, AVAX Holdings Australia Pty Limited ("AVAX Holdings"). Under the joint venture agreement, AVAX Holdings, through its affiliated entities AVAX Australia Pty Limited and AVAX Australia Manufacturing Pty Limited ("the Joint Venture Companies"), was organized for the purpose of manufacturing and marketing M-Vax, an immunotherapy for the post-surgical treatment of Stage 3 and 4 melanoma, in Australia and New Zealand. In January 2002, the Joint Venture Companies repurchased 90% of AVT's interest in the two joint venture companies resulting in AVAX owning a 95% interest in the net equity of both joint venture companies. The Company was seeking but was unable to obtain a timely governmental reimbursement for the costs of treatment with the AC Vaccine in Australia, and decided to discontinue operations in Australia in order to focus the cash resources of the Company on its U.S. and European operations. In September 2002, the Company announced that it would be discontinuing its operations in Australia and in December 2002 the Company completed the liquidation of its Australian subsidiary.

In August 2000, the Company completed its acquisition of GPH, S.A. ("Holdings") and Genopoietic S.A. ("Genopoietic") each a French societe anonyme based in Paris, France. Holdings and Genopoietic were organized in 1993 to develop gene therapy applications and market gene therapy treatments for cancer. The Company currently performs contract manufacturing and research activities at its facilities located in Lyon.

In February 2004, the Company, through its wholly owned subsidiary Genopoietic, entered into a joint manufacturing alliance agreement with OPISODIA SAS ("OPI") for the joint manufacture of each company's products and for the provision of contract manufacturing services to other companies. Pursuant to the contract Genopoietic manages the activities of the joint manufacturing alliance. See Note 3.

BASIS OF PRESENTATION

The financial information as of June 30, 2004 and for the three-month and six-month periods ended June 30, 2004 and 2003 contained herein is unaudited. The Company believes this information has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and Article 10 of Regulation S-X. The Company also believes this information includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods then ended. The results of operations for the three-month and six-month periods ended June 30, 2004 are not necessarily indicative of the results of operations that may be expected for the entire year.

The accompanying financial statements and the related notes should be read in conjunction with the Company's audited financial statements for the years ended December 31, 2003 and 2002 included in the Company's annual report on Form 10-KSB.

                    AVAX TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)


The Company expects that it will need to raise capital by the end of 2004 or within the first two months of 2005 to fund planned operations and product development. Although the Company raised additional capital from the sale of its common stock in May 2004 (see note 7), the Company's operations will continue to require additional funding to continue fully its development plans for its technologies. There can be no assurance that the Company will be able to raise sufficient capital to fund these activities. The inability to secure additional funding could have a material adverse effect on the Company, including the possibility that the Company could have to curtail its operations significantly or cease operations altogether.

The Company's business is subject to significant risks consistent with biotechnology companies that are developing novel products for human therapeutic use. These risks include, but are not limited to, uncertainties associated with research and development of novel drug and biotechnology products, ensuring access to capital, obtaining and enforcing patents, receiving regulatory approval from competent governmental authorities in the markets of interest, and competing with other biotechnology and pharmaceutical companies. However, there can be no assurance that it will successfully develop any product or, if it does, that the product will generate any or sufficient revenues.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of AVAX Technologies, Inc., and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

In 1999, the Joint Venture Companies were included in the consolidated financial statements of the Company. Due to additional investment by AVT in the Joint Venture Companies in 2000, whereby AVT acquired a 50% ownership interest, and AVT's substantial and active involvement in the operations of the Joint Venture Companies late in 2000, the Company no longer exercised control over the Joint Venture Companies. As such, the Joint Venture Companies accounts were not included in the consolidated financial statements of the Company for the years ended December 31, 2001 and 2000. During January 2002, the Joint Venture Companies repurchased 90% of AVT's interest in each company in exchange for cash consideration of approximately $1,860,000 AUD (approximately $970,000 US). This resulted in AVAX Holdings owning a 95% interest in the Joint Venture Companies as of the date of the transaction, giving AVAX Holdings control of the companies and requiring the results of AVAX Holdings and its majority owned subsidiaries be consolidated into the Company's consolidated results.

REVENUE

The Company's revenues are related to the provision of contract services and the sale of its product, the AC Vaccine Technology for the treatment of melanoma. Contract service revenue is recognized in installments based upon the contractual agreement entered into with clients. Product revenues represent fees received or payable to the Company related to the manufacture and sale of the vaccine.

CONVERSION OF WARRANTS

In the first quarter of 2004, holders of warrants to purchase 338,400 shares of common stock, which were issued in connection with the December 2003 bridge financing, elected to exercise these warrants. Upon exercise of the warrants, the Company issued 338,400 shares of its common stock in exchange for cash in the amount of $48,391.

2. JOINT VENTURE AGREEMENT

In November 1999, the Company's subsidiary AVAX Australia Holdings, Pty Limited entered into a joint venture agreement with AVT related to commercialization and sale of the AC Vaccine Technology in Australia and New Zealand. Pursuant to the joint venture agreement, the Company created two operating companies, AVAX Australia Pty Limited and AVAX Australia Manufacturing Pty Limited, and AVT contributed $4 million Australia Dollars giving them a 20% equity interest in the joint venture.

During 2000, AVT, through a subsidiary, contributed an additional $6 million Australian Dollars, raising AVT's total ownership percentage in the joint venture to 50%. Due to the ownership percentage maintained by AVT and their substantial and active involvement in the management and decision making processes of the joint venture, the Company determined that it no longer maintained a controlling interest in the operations of the joint venture. Accordingly, the Company began to account for its investment in the joint venture using the equity method of accounting in late 2000.

                    AVAX TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

At the time of the change from the consolidation method to the equity method, there existed a difference between the Company's cost of its 50% investment in the joint venture and the net book value of the underlying assets. This difference, which amounted to approximately $2.7 million, resulted from the Company's contribution of technology and related licensing rights, which had little recorded value, and AVT's cash investments of $10 million Australian Dollars. The resulting deferred gain was being amortized to income over three years.

During January 2002, Joint Venture Companies repurchased 90% of AVT's outstanding shares for cash consideration of approximately $1.8 million Australia Dollars. After closing the transaction AVAX Holdings owned a 95% equity interest in the Joint Venture Companies.

AVAX accounted for its investment in the Australian Joint Venture Companies using the equity method up through the date of the repurchase of AVT shares. At the date of that transaction, the Company had recorded on its books an investment in joint venture (net of unamortized deferred gain) of approximately $12,282. As a result of the transaction, AVAX's 95% equity in the Joint Venture Companies had a book value of approximately $1,101,400. Of this difference, $902,900, which represented the deferred gain as of December 31, 2001, was recognized as a cumulative effect of change in accounting in the three months ended June 30, 2002. The remaining difference of $186,295 was recognized as an extraordinary gain related to negative goodwill in the consolidated subsidiary. As discussed further below, these amounts are both included in the loss from discontinued operations in the 2002 consolidated statement of operations.

In September 2002 the Company made the decision to discontinue the operations of the Joint Venture Companies. With the adoption of Statement of Financial Accounting Standards (SFAS) No. 144, the Australian operations are required to be accounted for and presented in the accompanying financial statements as a discontinued operation.

The Company liquidated, through sale, all of the long-lived assets of the joint venture companies prior to December 31, 2002. Proceeds received on the sale of the assets of the Company at the time were $40,919 while the cost basis of the assets was $247,210, resulting in a net loss on the disposition of the assets of $206,291, which is included in the loss from discontinued operations.

On December 13, 2002 a liquidator was appointed to oversee the dissolution of the joint venture companies. The combined assets of the joint venture companies included in the June 30, 2004 consolidated balance sheet consists of cash of $53,649 and recorded liabilities of $88,341. Other long-term liabilities related to leasehold obligations were not recorded as obligations as they will not be required to be met pursuant to the liquidation proceedings.

3. CONTRACTUAL JOINT MANUFACTURING ALLIANCE

In February 2004 we entered into a manufacturing alliance with OPISODIA, SAS, a French pharmaceutical company (OPI) that will provide approximately $1,500,000
(US) funding per year from OPI for the combined French facilities of the Company and OPI for 2004 and 2005, which are under the management of Genopoietic, our French subsidiary. Proceeds received from OPI as a result of the alliance for the six months ended June 30, 2004 were $743,637 and were recorded as revenue to the extent the proceeds received were equal to the amount of expenses allocable to OPI, $744,576 pursuant to the contract. The remaining $939 net balance due was recorded in deferred revenue in the accompanying consolidated balance sheet. The allocation of the expenses is based upon the allocation of effort of the employees of the alliance in the manufacture of each company's products. The expenses allocated to the OPI contract do not represent additional costs incurred in performing work under the OPI contract but instead represent the expenses that are allocated to the contract pursuant to the negotiated contractual terms. This expense allocation does not represent costs incurred by us in performing the contract.

                    AVAX TECHNOLOGIES, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

4. STOCK BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) and related interpretations, with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option or warrant vesting period. The effects of applying SFAS No. 123 for pro forma disclosure are not likely to be representative of the effects on reported net income or losses for future years. The Company's pro forma information follows:

                                                            THREE MONTHS                  SIX MONTHS
                                                           ENDED JUNE 30,               ENDED JUNE 30,
                                                    --------------------------    --------------------------
                                                        2004           2003           2004           2003
                                                    -----------    -----------    -----------    -----------
Net income (loss) as reported                       $    27,469    $  (742,889)   $(1,081,600)   $(1,104,490)
Stock based compensation expense as reported                 --             --             --             --
Stock based compensation expense under fair value
     method                                            (212,073)       (66,530)      (424,146)      (133,060)
                                                    -----------    -----------    -----------    -----------
Pro forma net loss attributable to common
     stockholders                                   $  (184,604)   $  (809,419)   $(1,501,167)   $(1,957,549)
                                                    ===========    ===========    ===========    ===========

Pro forma net loss per share                        $     (0.01)   $     (0.03)   $     (0.06)   $     (0.08)
                                                    ===========    ===========    ===========    ===========

5. PRIVATE PLACEMENT OF EQUITY SECURITIES

On May 21, 2004, the Company closed the private placement of 10,166,667 shares of the Company's common stock plus warrants to purchase 1,525,000 shares of common stock at $0.35 per share (Series A warrants) and warrants to purchase 1,525,000 shares of common stock at $0.39 per share (Series B warrants). Gross proceeds from the offering were $3,050,000.

6. CONVERSION OF BRIDGE NOTES INTO COMMON STOCK

On May 21, 2004, in compliance with the Note Purchase Agreements entered into in December, 2003, the Company converted the principal ($950,000) and interest ($23,275) on the bridge notes into common stock at an exercise price of $0.13 per share resulting in the issuance of 7,486,430 shares of the Company's common stock with a par value of $0.004 per share.

7. LICENSE AND RESEARCH AGREEMENTS

The Company has received correspondence from Rutgers regarding their belief that the Company is not in compliance with the license agreement and of their position that the Company's rights pursuant to the license agreement have been canceled. The Company is in arrears on certain payments pursuant to the research agreement while awaiting certain correspondence and documentation that the Company is entitled to pursuant to the agreement. In addition, certain patents fees, which have been accrued in the consolidated balance sheet, have been disputed by the Company for which there has been no resolution. It is the Company's position that it has fully met its obligations under the license and research agreements and this has been communicated to Rutgers.

The Company has reached a preliminary agreement with Rutgers to terminate all agreements with Rutgers for a one-time payment by the Company to Rutgers of an immaterial amount.

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our company was organized under the laws of the State of Delaware, and therefore we are subject to Section 145 of the General Corporation Law of the State of Delaware. Section 145 authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms broad enough to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

         Article Seven of our Certificate of Incorporation provides that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by Section 145. Article Nine of our Certificate of Incorporation provides that the liability of our directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

         Article V, Section 1 of our By-Laws provides for mandatory indemnification of our directors to the fullest extent authorized by the Delaware General Corporation Law. Article V, Section 2 of our By-Laws provides for prepayment of expenses incurred by our directors to the fullest extent permitted by, and only in compliance with, the Delaware General Corporate Law.
Article V, Section 6 of our By-Laws provides for permissive indemnification of our officers, employees and agents if and to the extent authorized by our Board of Directors in compliance with the Delaware General Corporation Law.

         These provisions in the Certificate of Incorporation and the By-Laws do not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions also do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. In addition, we have obtained certain liability insurance coverage for our directors and officers.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the registration of the shares of common stock being offered for sale by the selling stockholders. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee         $533
Legal fees and expenses                                   27,500
Accounting fees and expenses                              27,500
Blue sky fees and expenses                                   -0-
Transfer agent fees and expenses                           3,500
                                                           -----
         Total                                           $59,033
                                                         =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         On May 21, 2004, the Company closed the private placement of 10,166,667 shares of the Company's common stock plus warrants to purchase 1,525,000 shares of common stock at $0.35 per share (Series A warrants) and warrants to purchase 1,525,000 shares of common stock at $0.39 per share (Series B warrants). Gross proceeds from the offering were $3,050,000. The common stock and warrants were issued to accredited investors only in reliance upon Regulation D under Section 4(2) of the Securities Act. On that same day, in accordance with the Note Purchase Agreements entered into in December 2003, the Company converted the principal ($950,000) and interest ($23,275) on the bridge notes into common stock at an exercise price of $0.13 per share resulting in the issuance of 7,486,430 shares of the Company's common stock.

ITEM 27.   EXHIBITS.

                                  EXHIBIT INDEX

    Exhibit No.                    Description
    -----------                    -----------
          3.1 Certificate of Incorporation, as amended (excluding the Certificates of Designations for the Series C Convertible Preferred Stock).(5)

          3.2     By-Laws.(1)

          4.1     Reference is made to Exhibits 3.1 and 3.2.

          4.2     Specimen of common stock certificate.(1)

          4.7 Investors' Rights Agreement Dated November 20, 1995, by and between the Company and certain investors.(1)

          4.8 Form of Placement Warrant Relating to Offering of Series B Placement Warrants.(2)

          4.9 Certificate of Designation of Series C Convertible Preferred Stock.(3)

          4.10    Series C Convertible Preferred Stock Warrant Purchase
                  Agreement.(3)

          4.11 Form of Class A and Class B common stock Purchase Warrant issued in connection with the Series C Convertible Preferred Stock.(3)

          5.1     Opinion of Gilmore & Bell, P.C.(11)

         10.1 Clinical Study and Research Agreement dated November 20, 1995, by and between the Company and Thomas Jefferson University.(4)

         10.2 License Agreement dated November 20, 1995, by and between the Company and Thomas Jefferson University.(4)

         10.3 Extension to the Clinical Study and Research Agreement dated November 20, 1995, by and between the Company and Thomas Jefferson University.(3)

         10.4 Consulting Agreement dated May 9, 1996, between the Company and Dr. David Berd.(1)

         10.5 Employment Agreement effective as of March 26, 2001, between the Company and Richard P. Rainey.(5)

         10.6 Amendment dated February 5, 2003, to Employment Agreement between AVAX Technologies, Inc. and Richard P. Rainey.(9)

         10.7 License Agreement dated December 10, 1996, by and between the Company and Rutgers, The State University of New Jersey and the University of Medicine and Dentistry.(4)

         10.8 License Agreement dated February 17, 1997, by and between the Company and The Texas A&M University System.(4)

         10.9 Sponsored Research Agreement dated May 2, 1997, by and between the Company and Rutgers, The State University of New Jersey and the University of Medicine and Dentistry.(6)

         10.10 Sponsored Research Agreement Dated May 12, 1997, by and between the Company and The Texas A&M University System.(6)

         10.11    2001 Stock Option Plan.(5)

         10.12 Stock Contribution Agreement dated as of July 17, 2000, among the Company, Professor David R. Klatzmann, Professor Jean-Loup Salzmann, GPH, S.A. and Genopoietic, S.A.(7)

         10.13 [Tax] Agreement dated as of August 24, 2000, among the Company, GPH, S.A., Genopoietic S.A., Professor David R. Klatzmann and Professor Jean-Loup Salzmann.(7)

    Exhibit No.                    Description
    -----------                    -----------

         10.14 Rights Agreement dated as of August 24, 2000, between the Company and Professor David R. Klatzmann (an identical agreement was entered into between the Company and Professor Jean-Loup Salzmann).(7)

         10.15    2000 Directors' Stock Option Plan.(8)

         10.16 Termination Deed - Shareholders Agreement for AVAX Australia and AVAX Manufacturing dated January 21, 2002.(8)

         10.17 Royalty Agreement between AVAX Australia Pty Limited and Eastpac, Inc. dated January 21, 2002.(8)

         10.18    Note Purchase Agreement dated as of November 17, 2003.(10)

         10.19 Form of Convertible Note in connection with the December 2003 bridge financing.(10)

         10.20 Form of Warrant in connection with the December 2003 bridge financing.(10)

         10.21 Society in Participation Agreement between Genopoetic and Opisodia dated January 29, 2004.(11)

         21.1     Subsidiaries of the Company.(11)

         23.1     Consent of Gilmore & Bell, P.C. included in Exhibit 5.1.

         23.2 Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

         24.1     Power of Attorney (included on the signature page hereof).

---------------

*        Filed herewith.
 1 Incorporated by reference and previously filed as an exhibit to the Registration Statement on Form S-3 (File No. 333-09349) filed on August 1, 1996.
 2 Incorporated by reference and previously filed as an exhibit to Post Effective Amendment No. 6 to the Registration Statement on Form S-3 filed on August 17, 1998.
 3 Incorporated by reference and previously filed as an exhibit to the Annual Report on Form 10-KSB for the year ended December 31, 1998.
 4 Incorporated by reference and previously filed as an exhibit to Amendment No. 9 to the Registration Statement on Form S-3 filed on July 3, 1997.
 5 Incorporated by reference and previously filed as an exhibit to Annual Report on Form 10-KSB for year ended December 31, 2001.
 6 Incorporated by reference and previously filed as an exhibit to Post Effective Amendment No. 1 to the Registration Statement on Form S-3 filed on August 14, 1997.
 7 Incorporated by reference and previously filed as an exhibit to the Current Report on Form 8-K, filed on September 8, 2000, as amended by the amendment on Form 8-K/A filed with the Securities and Exchange Commission on November 7, 2000.
 8 Incorporated by reference and previously filed as an exhibit to the Annual Report on Form 10-KSB for year ended December 31, 2000.
 9 Incorporated by reference and previously filed as an exhibit to the Annual Report on Form 10-KSB for year ended December 31, 2002.
10 Incorporated by reference and previously filed as an exhibit to the Current Report on Form 8-K filed on December 9, 2003.

11 Filed as an exhibit to the Registration Statement on Form SB-2 (File No. 333-118334) on August 18, 2004.

ITEM 28. UNDERTAKINGS.

We hereby undertake:

         (1) To file, during any period in which offers or sales of securities are made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) That for determining liability under the Securities Act of 1933, we will treat each post-effective amendment to this registration statement, as a new registration statement of the securities offered, and the offering of the securities at that time will be deemed to be the initial BONA FIDE offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the Delaware General Corporation Law, our Certificate of Incorporation and our By-Laws, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities that we are registering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of that issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Philadelphia, State of Pennsylvania, on this 13th day of October, 2004.

                                    AVAX TECHNOLOGIES, INC.

                                    By:     /s/   Richard P. Rainey
                                         --------------------------------------
                                            Richard P. Rainey
                                            President


                                POWER OF ATTORNEY


         In accordance with the requirements of the Securities Act of 1933, as amended, the registration statement has been signed by the following persons in the capacities and on the dates indicated:



                   SIGNATURE                                         NAME & TITLE                               DATE
                   ---------                                         ------------                               ----
             /s/ Richard P. Rainey              Richard P. Rainey                                         October 13, 2004
      ----------------------------------        President
                                                (Principal Executive, Financial and Accounting
                                                Officer)


                      *                         John K. A. Prendergast, Ph.D.                              October 13, 2004
      ----------------------------------        Chairman of the Board and Director


                      *                         Andrew Dahl                                                October 13, 2004
      ----------------------------------        Director

                      *                         Edson D. de Castro                                         October 13, 2004
      ----------------------------------        Director


                      *                         Carl Spana, Ph.D.                                          October 13, 2004
      ----------------------------------        Director


*By:  /s/ Richard P. Rainey
      ----------------------------------
      Richard P. Rainey
      Attorney-in-fact